As filed with the United States Securities and Exchange Commission on December 15, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ABITIBIBOWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	2621	98-0526415
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

111 Duke Street, Suite 5000

Montréal, Quebec

Canada H3C 2M1

(514) 875-2160

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

(866) 809-1134

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

111 Duke Street, Suite 5000

Montréal, Quebec

Canada H3C 2M1

Attention: Jacques P. Vachon

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Edwin S. Maynard

Toby S. Myerson

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the transactions described in the enclosed offer to purchase.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value US$0.001 per share	3,783,921	Not Applicable	US$59,255,666	US$6,790.70

(1)	Represents the maximum number of shares of the common stock, par value US$0.001 per share (“Resolute Common Stock”), of AbitibiBowater Inc., a Delaware corporation, doing business as Resolute Forest Products (“Resolute”), issuable in connection with (i) the offer to purchase and (ii) any second step transaction.
(2)	Pursuant to Rule 457(c) and Rule 457(f) under the Securities Act, and solely for the purpose of calculating the registration fee, the market value of the securities to be received was calculated as the product of (i) 133,236,648 common shares of Fibrek Inc., a corporation organized under the Canada Business Corporations Act (“Fibrek”) (the sum of (x) 130,075,556 common shares of Fibrek outstanding as of September 30, 2011 and (y) 3,161,092 options to purchase common shares of Fibrek outstanding as of September 30, 2011 (in each case, as reported in Fibrek’s Management’s Discussion and Analysis for the third quarter ended September 30, 2011)), and (ii) the average of the high and low sales prices of Fibrek Shares of Cdn$1.005 as reported on the Toronto Stock Exchange on December 12, 2011 (US$0.98 based on the December 12, 2011 Bank of Canada noon exchange rate), minus US$71,316,249 (equivalent to Cdn$73,280,157 based on the December 12, 2011 Bank of Canada noon exchange rate), the estimated maximum aggregate amount of cash to be paid by Resolute in the offer to purchase and any second step transaction for such securities.
(3)	Calculated by multiplying the proposed maximum aggregate offering price by .00011460.

If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 shall apply to this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Resolute Forest Products and RFP Acquisition Inc. may not complete the Offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and Resolute Forest Products and RFP Acquisition Inc. are not soliciting an offer to buy these securities in any state or jurisdiction in which such offer or sale is not permitted.

This document is important and requires your immediate attention. If you have any questions as to how to deal with the transactions described in this document, you are encouraged to consult your investment dealer, stockbroker, bank manager, accountant, lawyer or other professional advisor. The Offer has not been approved or disapproved by any securities regulatory authority in Canada or the United States and no securities regulatory authority has expressed an opinion about, or passed upon the fairness or merits of the Offer contained in this document, the securities offered pursuant to the Offer or the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

December 15, 2011

Offer to Purchase

all of the outstanding Common Shares

of

FIBREK INC.

for consideration per Common Share of Fibrek Inc. payable, at the election of each holder, in one of the following forms:

Cdn$0.55 per Share in Cash plus 0.0284 of a Share of Common Stock of ABITIBIBOWATER INC.

OR

Cdn$1.00 per Share in Cash (subject to proration as described below)

OR

0.0632 of a Share of Common Stock of ABITIBIBOWATER INC. (subject to proration as described below)

by

ABITIBIBOWATER INC. (doing business as RESOLUTE FOREST PRODUCTS)

and

RFP ACQUISITION INC.,

an indirect wholly-owned subsidiary of ABITIBIBOWATER INC.

The Offer (as defined below) will be open for acceptance until 5:00 p.m., Eastern Time, on January 20, 2012, unless extended or withdrawn by us (the “Expiry Time”). We will not amend the Offer in such a manner as would cause the Expiry Time of the Offer to occur earlier than such date and time or alter the withdrawal rights of Fibrek shareholders. Fibrek Shares (as defined below) deposited under the Offer may be withdrawn at any time prior to being taken up and paid for.

AbitibiBowater Inc., a Delaware corporation doing business as Resolute Forest Products (“Resolute”), and RFP Acquisition Inc., a Canadian corporation, and an indirect wholly-owned subsidiary of Resolute (“RFP Acquisition” and, together with Resolute, the “Offerors”), hereby offer to purchase (the “Offer”), upon the terms and subject to the conditions set forth in the Offer to Purchase and Circular and related letter of transmittal and election form (the “Letter of Transmittal”), all of the issued and outstanding common shares of Fibrek Inc., a Canadian corporation (“Fibrek”), including any Fibrek common shares that may become issued and outstanding after the date of the Offer but before the Expiry Time upon the exercise of options issued under Fibrek’s share option plan implemented on May 19, 2010 (the “Fibrek SOP”) or the exercise, conversion or exchange of other securities of Fibrek that are convertible into or exercisable or exchangeable for Fibrek Shares, together with any rights associated with Fibrek Shares that may be issued under any shareholder rights plan which may be adopted by Fibrek before the Expiry Time (collectively, the “Fibrek Shares”), for consideration per Fibrek Share payable, at the election of each holder, in one of the following forms:

•	Cdn$0.55 per share in cash plus 0.0284 of a share of common stock of Resolute (the “Resolute Common Stock”) (the “Cash and Share Option”); or

•	Cdn$1.00 per share in cash, subject to proration as described in Section 1 of the Offer to Purchase, “The Offer” (the “Cash Only Option”); or

•	0.0632 of a share of Resolute Common Stock, subject to proration as described in Section 1 of the Offer to Purchase, “The Offer” (the “Shares Only Option”).

Based on Fibrek’s most recent publicly disclosed number of 130,075,556 issued and outstanding Fibrek Shares, the maximum amount of cash consideration available under the Offer shall be Cdn$71,541,556 (the “Aggregate Cash Limit”) and the maximum number of shares of Resolute Common Stock available to be issued under the Offer shall be 3,694,146 (the “Aggregate Share Consideration Limit”). The consideration payable to Fibrek shareholders having elected the Cash Only Option or the Shares Only Option will be prorated on each date on which Fibrek Shares are taken up under the Offer as necessary to ensure that the aggregate consideration payable under the Offer does not exceed the Aggregate Cash Limit and the Aggregate Share Consideration Limit. Such proration will be based on the number of Fibrek Shares acquired on such date in proportion to the number of issued and outstanding Fibrek Shares as of such date. See Section 1 of the Offer to Purchase, “The Offer”.

Resolute Common Stock is traded on both the New York Stock Exchange (the “NYSE”) and the Toronto Stock Exchange (“TSX”) under the symbol “ABH”. Fibrek Shares are traded on TSX under the symbol “FBK”.

The securities offered in the Offer involve certain risks. For a discussion of risk factors you should consider in evaluating the Offer, see the Section entitled “Risk Factors” beginning on page 25.

NONE OF THE SEC, ANY STATE SECURITIES COMMISSION, ANY CANADIAN SECURITIES REGULATORY AUTHORITY OR ANY OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFER TO PURCHASE AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Manager for the Offer in Canada is:

THE OFFER TO PURCHASE AND CIRCULAR INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US FROM DOCUMENTS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) AND THE CANADIAN SECURITIES REGULATORY AUTHORITIES THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS OFFER TO PURCHASE AND CIRCULAR. SUCH INFORMATION IS AVAILABLE AT THE INTERNET WEBSITES MAINTAINED BY THE SEC AND CANADIAN SECURITIES REGULATORY AUTHORITIES AT WWW.SEC.GOV AND WWW.SEDAR.COM, RESPECTIVELY. PLEASE SEE THE SECTION ENTITLED “WHERE YOU CAN FIND ADDITIONAL INFORMATION”. YOU MAY ALSO REQUEST COPIES OF THESE DOCUMENTS FROM US, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO THE INFORMATION AGENT AT ITS ADDRESS OR TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE AND CIRCULAR. IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST MAKE YOUR REQUEST NO LATER THAN JANUARY 12, 2012 OR FIVE BUSINESS DAYS PRIOR TO THE EXPIRY TIME OF THE OFFER, WHICHEVER IS LATEST.

The consideration payable in the form of Resolute Common Stock under the Offer will be subject to adjustment for fractional shares. No fractional shares of Resolute Common Stock will be issued under the Offer.

Based on Fibrek’s most recent publicly disclosed number of 130,075,556 issued and outstanding Fibrek Shares, and assuming that all outstanding Fibrek Shares are deposited and taken up on the Offer, we estimate that the number of shares of Resolute Common Stock that Fibrek shareholders will receive in the Offer will represent approximately 3.7% of the shares of Resolute Common Stock outstanding immediately following the issuance of such shares of Resolute Common Stock.

We have entered into lock-up agreements with three significant shareholders of Fibrek holding, directly or indirectly, an aggregate of 59,502,822 Fibrek Shares, representing approximately 46% of the issued and outstanding Fibrek Shares. See Section 4 of the Circular, “Background to the Offer – Lock-up Agreements”, for additional details on such lock-up agreements.

The Offer is subject to certain conditions, which are described in Section 4 of the Offer to Purchase, “Conditions of the Offer” including, without limitation, there being validly deposited or tendered under the Offer and not withdrawn, at the Expiry Time, a number of Fibrek Shares which constitutes at least 66 2/3% of the aggregate number of Fibrek Shares outstanding on a fully-diluted basis. Subject to applicable law, we reserve the right to withdraw the Offer and to not take up and pay for any Fibrek Shares deposited pursuant to the Offer unless each of the conditions of the Offer is satisfied or waived by us at or immediately prior to the Expiry Time. The Offer is not subject to any financing condition.

Upon the purchase of Fibrek Shares pursuant to the Offer, additional shares of Resolute Common Stock will be listed under the same symbol for existing Resolute Common Stock on the NYSE and TSX. We will apply to the NYSE to list Resolute Common Stock to be issued to Fibrek shareholders in connection with the Offer. In addition, TSX has conditionally accepted the listing of Resolute Common Stock to be issued to Fibrek shareholders in connection with the Offer. It is a condition of the Offer that Resolute Common Stock to be issued in the Offer shall have been approved for listing on the NYSE and on TSX. Listing of Resolute Common Stock to be issued in the Offer will be subject to us fulfilling the listing requirements of the NYSE and TSX.

In the Offer to Purchase and Circular, “we”, “us” and “our” refer to the Offerors or to Resolute with its subsidiaries and controlled affiliates, either individually or collectively, as the case may require.

In the Offer to Purchase and Circular, “Cdn$” refers to Canadian dollars and “US$” refers to U.S. dollars.

Any Fibrek shareholder desiring to deposit all or any portion of such shareholder’s Fibrek Shares under the Offer should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile copy thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing deposited Fibrek Shares, and any other required documents, to the Depositary at its office specified in the Letter of Transmittal, (ii) deposit such Fibrek Shares pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, “Manner of Acceptance”, or (iii) request such Fibrek shareholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Fibrek shareholder. Any Fibrek shareholder whose Fibrek Shares are registered in the name of a broker, investment dealer, bank, trust company or other nominee must contact the Depositary or its broker, investment dealer, bank, trust company or other nominee if such Fibrek shareholder desires to deposit such Fibrek Shares in the Offer.

If a Fibrek shareholder desires to deposit Fibrek Shares pursuant to the Offer and (i) the certificates evidencing such Fibrek Shares are not immediately available, (ii) such shareholder cannot deliver the certificates and all other required documents to the Depositary before the Expiry Time, or (iii) such shareholder cannot comply with the procedures for book-entry transfer on a timely basis, such Fibrek Shares may nevertheless be validly deposited under the Offer in compliance with the procedures for guaranteed delivery using the accompanying Notice of Guaranteed Delivery. See Section 3 of the Offer to Purchase, “Manner of Acceptance”.

If Fibrek Shares validly deposited under the Offer are taken up and paid for, we will, to the extent within our control and subject to applicable laws, acquire, directly or indirectly, all of the issued and outstanding Fibrek Shares not deposited under the Offer by way of one or more second step transactions. The terms of any such second step transaction will provide that the consideration offered for Fibrek Shares under any second step transaction, including the consideration options, will be the same as that offered and paid to Fibrek shareholders under the Offer (subject to proration). See Section 15 of the Circular, “Acquisition of Fibrek Shares not Deposited”.

The cash portion of the Offer Consideration payable under the Offer will be denominated and paid in Canadian dollars.

We have retained BMO Capital Markets to act as the dealer manager for the Offer in Canada (the “Dealer Manager”). We have also engaged Georgeson Shareholder Communications Canada Inc. to act as information agent (the “Information Agent”) for the Offer and have engaged Canadian Stock Transfer Company Inc. (acting in its capacity as administrative agent for CIBC Mellon Trust Company) to act as depositary and exchange agent (the “Depositary”) for the Offer.

Questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase and Circular. Requests for additional copies of the Offer to Purchase and Circular, the accompanying Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at our expense. Fibrek shareholders may also contact their brokers, investment dealers, banks, trust companies or other nominees for assistance concerning the Offer.

We have not authorized anyone to provide any information or make any representation in connection with the Offer that is different from, or in addition to, the information and representations contained in the Offer or in any materials regarding the Offer accompanying this document or incorporated by reference herein or therein. Fibrek shareholders should not rely on any information or any representations regarding the Offer not contained in the Offer to Purchase and Circular or in the documents accompanying the Offer to Purchase and Circular.

While the Offer is being made to all holders of Fibrek Shares, this document does not constitute an offer or a solicitation in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made in, nor will deposits be accepted in, any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction.

Unless otherwise specified, the information contained in this document speaks only as of the date of this document. All websites referred to in the Offer to Purchase and Circular and Letter of Transmittal are inactive textual references only, meaning that the information contained on such websites is not incorporated by reference into the Offer to Purchase and Circular or the Letter of Transmittal, and you should not consider information contained on such websites as part of the Offer to Purchase and Circular or the Letter of Transmittal, unless specified in the Offer to Purchase and Circular or the Letter of Transmittal.

THIS OFFER TO PURCHASE AND CIRCULAR AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

NOTICE TO SHAREHOLDERS IN CANADA

We present our financial statements in U.S. dollars and prepare our financial statements in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). As financial information in the Offer to Purchase and the Circular has been prepared in accordance with U.S. GAAP, it may not be comparable to financial data prepared by many Canadian companies.

Fibrek shareholders in Canada should be aware that the disposition of Fibrek Shares and the acquisition of Resolute Common Stock by them as described herein may have tax consequences both in Canada and the U.S. Such consequences may not be fully described herein and such shareholders are encouraged to consult their tax advisors. See Section 17 of the Circular, “Material Canadian Federal Income Tax Considerations” and Section 18 of the Circular, “Material U.S. Federal Income Tax Considerations”.

v

NOTICE TO SHAREHOLDERS IN THE U.S.

Fibrek shareholders in the U.S. should be aware that the disposition of Fibrek Shares and the acquisition of Resolute Common Stock by them as described herein may have tax consequences both in the U.S. and in Canada. Such consequences may not be fully described herein and such shareholders are encouraged to consult their tax advisors. See Section 18 of the Circular, “Material U.S. Federal Income Tax Considerations” and Section 17 of the Circular, “Material Canadian Federal Income Tax Considerations”.

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that RFP Acquisition is organized under the laws of Canada, that some or all of our officers and directors may reside outside the U.S., that the Dealer Manager and some of the experts named herein may reside outside the U.S., and that all or a substantial portion of our assets and of the assets of such persons may be located outside the U.S.

NOTICE TO HOLDERS OF OPTIONS AND OTHER CONVERTIBLE SECURITIES

The Offer is made only for Fibrek Shares, including Fibrek Shares issued and outstanding before the Expiry Time upon the exercise of options issued under the Fibrek SOP or the exercise, conversion or exchange of other securities of Fibrek that are convertible into or exercisable or exchangeable for Fibrek Shares, together with any rights associated with Fibrek Shares that may be issued under any shareholder rights plan which may be adopted by Fibrek before the Expiry Time, and is not made for any stock options issued under the Fibrek SOP or other rights to acquire Fibrek Shares. Any holder of stock options issued under the Fibrek SOP or other securities of Fibrek that are convertible into or exercisable or exchangeable for Fibrek Shares who wishes to accept the Offer should, to the extent permitted by the terms of the security and applicable laws, exercise the options or otherwise convert, exercise or exchange such rights in order to obtain Fibrek Shares and deposit those Fibrek Shares pursuant to the Offer. Any such conversion, exercise or exchange must be completed sufficiently in advance of the Expiry Time to assure compliance with the procedures set forth in Section 3 of the Offer to Purchase, “Manner of Acceptance”. If a holder of stock options or other rights to acquire Fibrek Shares does not convert, exercise or exchange such options or rights before the Expiry Time, such options may remain outstanding in accordance with their terms and conditions, including with respect to term of expiration, vesting (including any terms relating to acceleration of vesting) and exercise prices, except that we intend, pursuant to one or more second step transactions, to take steps in accordance with applicable laws and subject to any requisite third-party or regulatory approvals, to extinguish, terminate or otherwise cancel such options. The income tax consequences to holders of stock options issued under the Fibrek SOP or any other securities that are convertible into or exercisable or exchangeable for Fibrek Shares are not described under Section 17 of the Circular, “Material Canadian Federal Income Tax Considerations” or under Section 18 of the Circular, “Material U.S. Federal Income Tax Considerations”. Any holders of options or any other rights to acquire Fibrek Shares should consult their own tax advisors for advice with respect to the actual or potential income tax consequences to them in connection with a decision they may make to convert, exchange or exercise or not to convert, exchange or exercise their options or any other securities to acquire Fibrek Shares prior to the Expiry Time or thereafter.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Statements in the Offer to Purchase, the Circular and the documents incorporated by reference in the Offer to Purchase and Circular that are not reported financial results or other historical information of Resolute or Fibrek, are “forward-looking” statements and involve risks and uncertainties relating to our efforts to continue to reduce costs and increase revenues and profitability, including our cost reduction initiatives regarding selling, general and administrative expenses; business outlook; assessment of market conditions; liquidity outlook, prospects, growth, strategies and the industry in which we operate; expected benefits resulting from this Offer and stated reasons to accept the Offer; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should”, “would”, “could”, “will”, “may”, “expect”, “believe”, “anticipate”, “attempt”, “project” and other terms with similar meaning indicating possible future events or potential impact on our business or Resolute stockholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations and performance to differ materially from those expressed or implied in this Offer to Purchase and Circular and the documents incorporated by reference in the Offer to Purchase and Circular include, but are not limited to: Resolute Common Stock issued in connection with the Offer may have a market value lower than expected; the businesses of Resolute and Fibrek may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; the expected benefits, synergies and cost savings from the Offer may not be fully realized or not realized within the expected time frame; the possible delay in the completion of the steps required to be taken for our eventual acquisition of Fibrek, including the possibility that approvals or clearances required to be obtained from regulatory and other agencies and bodies will not be obtained in a timely manner; disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees and suppliers; and all other potential risks and uncertainties set forth under the Section entitled “Risk Factors”.

All forward-looking statements in the Offer to Purchase, the Circular and the documents incorporated by reference herein are expressly qualified by the cautionary statements contained or referred to in this section and in our other filings with the SEC and the Canadian securities regulatory authorities. We disclaim any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable Laws.

Market and Industry Data

Information about industry or general economic conditions contained in the Offer to Purchase, the Circular and the documents incorporated by reference herein is derived from third-party sources and certain trade publications that we believe are widely accepted and accurate; however, we have not independently verified this information and cannot provide assurances of its accuracy.

REPORTING CURRENCIES AND FINANCIAL PRINCIPLES

In the Offer to Purchase and Circular, all references to “Cdn$” refer to Canadian dollars and all references to “US$” refer to U.S. dollars, unless otherwise indicated.

Our audited consolidated financial statements included in the 2010 Annual Report and the notes thereto are prepared in accordance with U.S. GAAP.

EXCHANGE RATES

The following table sets forth the average exchange rate for one U.S. dollar expressed in Canadian dollars for each period indicated and the exchange rate at the end of such period, based on the noon exchange rate published by the Bank of Canada (the “Bank of Canada Noon Rate”):

	Nine months ended September 30,		Year ended December 31,
	2011	2010	2010	2009	2008	2007	2006
High	1.0389	1.0778	1.0778	1.3000	1.2969	1.1853	1.1726
Low	0.9449	0.9961	0.9946	1.0292	0.9719	0.9170	1.0990
Rate at end of period	1.0389	1.0298	0.9946	1.0466	1.2246	0.9881	1.1653
Average rate per period	0.9781	1.0356	1.0299	1.1420	1.0660	1.0748	1.1341

	January 2011 to November 2011
	Jan. 2011	Feb. 2011	Mar. 2011	Apr. 2011	May 2011	Jun. 2011	Jul. 2011	Aug. 2011	Sep. 2011	Oct. 2011	Nov. 2011
High	1.0022	0.9955	0.9918	0.9691	0.9809	0.9861	0.9668	0.9910	1.0389	1.0604	1.0487
Low	0.9862	0.9739	0.9686	0.9486	0.9490	0.9643	0.9449	0.9580	0.9752	0.9935	1.0126
Rate at end of period	1.0022	0.9739	0.9718	0.9486	0.9688	0.9643	0.9538	0.9784	1.0389	0.9935	1.0197
Average rate per period	0.9938	0.9876	0.9766	0.9582	0.9680	0.9768	0.9553	0.9828	1.0026	1.0198	1.0258

On November 28, 2011, the date on which we announced our intention to make the Offer, the exchange rate for one U.S. dollar expressed in Canadian dollars based on the Bank of Canada Noon Rate was Cdn$1.0327. On December 14, 2011, the date immediately preceding the date of the Offer to Purchase and Circular, the exchange rate for one U.S. dollar expressed in Canadian dollars based on the Bank of Canada Noon Rate was Cdn$1.0406.

IMPORTANT INFORMATION REGARDING FIBREK

As of the date of the Offer to Purchase and Circular, we have not had any access to the non-public books and records of Fibrek and, although we have no reason to doubt the accuracy of Fibrek’s public filings, we are not in a position to independently assess or verify the information in Fibrek’s publicly filed documents, including its financial statements. As a result, all information regarding Fibrek included in the Offer to Purchase and Circular has been derived from Fibrek’s public reports and securities filings.

QUESTIONS AND ANSWERS

The following are some of the questions that you, as a Fibrek shareholder, may have regarding the Offer and answers to those questions. This section highlights selected information from the Offer to Purchase and Circular, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in the Offer to Purchase and Circular. Certain capitalized terms and expressions used in this section are defined and explained in the Section entitled “Glossary”. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read the Offer to Purchase, the Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other documents mailed to you carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase and Circular.

WHO IS OFFERING TO PURCHASE MY FIBREK SHARES?

The Offerors are AbitibiBowater Inc., a Delaware corporation doing business as Resolute Forest Products, and RFP Acquisition Inc., a Canadian corporation and an indirect wholly-owned subsidiary of Resolute. Resolute Common Stock is traded on both the NYSE and TSX under the symbol “ABH”. RFP Acquisition Inc. is a newly-formed, indirect wholly-owned subsidiary of Resolute organized solely for the purpose of making the Offer and has not otherwise conducted any business activities to date. See Sections 1 and 2 of the Circular, “About Resolute Forest Products” and “About RFP Acquisition Inc.”

WHAT IS THE OFFER?

Upon the terms and subject to the conditions described in this Offer to Purchase and Circular and the accompanying Letter of Transmittal (including, if the Offer is extended, varied or amended, the terms and conditions of such extension, variation or amendment), we are offering to purchase all of the issued and outstanding Fibrek Shares for Offer Consideration per Fibrek Share payable, at the election of each holder, in one of the following forms:

•	Cdn$0.55 per share in cash plus 0.0284 of a share of Resolute Common Stock; or

•	Cdn$1.00 per share in cash, subject to proration as described in Section 1 of the Offer to Purchase, “The Offer”; or

•	0.0632 of a share of Resolute Common Stock, subject to proration as described in Section 1 of the Offer to Purchase, “The Offer”.

Based on Fibrek’s most recent publicly disclosed number of 130,075,556 issued and outstanding Fibrek Shares, the maximum amount of cash consideration available under the Offer is Cdn$71,541,556 and the maximum number of shares of Resolute Common Stock available to be issued under the Offer is 3,694,146. The Offer Consideration payable to Fibrek shareholders having elected the Cash Only Option or the Shares Only Option will be prorated on each Take-Up Date as necessary to ensure that the aggregate Offer Consideration does not exceed the Aggregate Cash Limit and the Aggregate Share Consideration Limit. Such proration will be based on the number of Fibrek Shares acquired in proportion to the number of issued and outstanding Fibrek Shares as of the applicable Take-Up Date. See Section 1 of the Offer to Purchase, “The Offer”.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

We are seeking to purchase all of the issued and outstanding Fibrek Shares. This includes Fibrek Shares that may become issued and outstanding after the date of the Offer but before the Expiry Time upon the exercise of options issued under the Fibrek SOP or the exercise, conversion or exchange of other securities of Fibrek that are convertible into or exercisable or exchangeable for Fibrek Shares, together with any rights associated with Fibrek Shares that may be issued under a shareholder rights plan which may be adopted by Fibrek before the Expiry Time. See Section 1 of the Offer to Purchase, “The Offer”.

IN WHAT CURRENCY WILL THE CASH PORTION OF THE OFFER CONSIDERATION BE PAID?

The cash portion of the Offer Consideration will be denominated and paid in Canadian dollars.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

If you are the owner of record of your Fibrek Shares and you deposit your Fibrek Shares in the Offer directly with the Depositary or you use the services of a Soliciting Dealer (if we decide to form a Soliciting Dealer Group) in Canada or the Dealer Manager to accept the Offer, you will not have to pay any brokerage or similar fees or commissions. Fibrek shareholders should contact the Depositary or a broker or dealer for assistance in accepting the Offer and in depositing their Fibrek Shares with the Depositary. See Section 10 of the Circular, “Fees and Expenses”.

In addition, the consideration paid to Fibrek shareholders in lieu of fractional shares of Resolute Common Stock will be distributed by the Depositary to such Fibrek shareholders net of commissions, as described in Section 1 of the Offer to Purchase, “The Offer”.

WHY ARE YOU MAKING THE OFFER?

We are making the Offer in order to enable us to acquire Fibrek. If Fibrek Shares validly deposited under the Offer are taken up and paid for, we will, to the extent within our control and subject to applicable Laws, acquire, directly or indirectly, all of the issued and outstanding Fibrek Shares by way of a Second Step Transaction. In order to effect a Second Step Transaction, we may seek to cause a special meeting of the then Fibrek shareholders to be called to consider an amalgamation, plan of arrangement, capital reorganization, consolidation or other transaction as a result of which we or one of our affiliates would, directly or indirectly, acquire all of the remaining Fibrek Shares. See Sections 6 and 15 of the Circular, “Purpose of the Offer; Plans for Fibrek” and “Acquisition of Fibrek Shares not Deposited”.

WILL YOU HAVE THE FINANCIAL RESOURCES TO PAY FOR THE CASH PORTION OF THE OFFER CONSIDERATION FOR ALL OF THE FIBREK SHARES THAT YOU ARE OFFERING TO PURCHASE?

Yes. We intend to pay the cash portion of the Offer and any Second Step Transaction and any related fees and expenses using cash on hand. The Offer is not subject to any financing condition. See Section 9 of the Circular, “Source and Amount of Funds”.

IS THE FINANCIAL CONDITION OF RESOLUTE RELEVANT TO MY DECISION TO DEPOSIT MY FIBREK SHARES IN THE OFFER?

Yes. Our financial condition is relevant to your decision to deposit your Fibrek Shares because the Offer Consideration for the Fibrek Shares taken up in the Offer includes Resolute Common Stock. Note that the proration procedures described in this document may cause you to receive a portion of your Offer Consideration in the form of shares of Resolute Common Stock even if you select the Cash Only Option. You should therefore consider our financial condition before you decide to become one of our stockholders through the Offer.

ARE THERE CONDITIONS TO THE OFFER?

The Offer is subject to a number of conditions. The Offer is conditional upon, among other things:

•

there being validly tendered or deposited under the Offer and not withdrawn, at the Expiry Time, a number of Fibrek Shares which constitutes at least 66 2/3% of the aggregate number of outstanding Fibrek Shares on a fully-diluted basis;

•	our determination that there shall not exist and shall not have occurred, and that the Offer if completed, will not be reasonably likely to cause or result in, a Material Adverse Effect; and

•

obtaining all governmental and regulatory approvals, waivers, permits, consents, reviews, orders, rulings, decisions, exemptions and waiting periods which, in our sole judgment, are necessary or desirable to complete the Offer.

The Offer is not, however, subject to any financing condition.

See Section 4 of the Offer to Purchase, “Conditions of the Offer”, for a description of these and other conditions of the Offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO DEPOSIT MY FIBREK SHARES IN THE OFFER?

You will have until 5:00 p.m., Eastern Time, on January 20, 2012 to deposit your Fibrek Shares in the Offer, unless the Offer is extended. See Section 2 of the Offer to Purchase, “Time for Acceptance”. We will not amend the Offer in such a manner as would cause the Expiry Time to occur earlier than 5:00 p.m., Eastern Time, on January 20, 2012.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

The Expiry Time may be subject to extensions, depending on the timing of receipt of regulatory approvals and other factors. If the conditions have not been satisfied on or before the Expiry Time, we may, in our discretion, but subject to applicable Laws, extend the period of time during which the Offer remains open. In the event that we take up Fibrek Shares deposited under the Offer, we may also extend the Offer for a subsequent period after the Expiry Time during which Fibrek shareholders may deposit Fibrek Shares not deposited during the Offer. See Sections 5 and 7 of the Offer to Purchase, “Extension of the Expiry Time, Withdrawal, Variation or Change of the Offer” and “Right to Withdraw”, respectively.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If we extend the Offer, we will provide written notice to the Depositary and will cause the Depositary as soon as practicable thereafter to communicate such notice to all Fibrek shareholders. We will make a public announcement of the extension prior to 9:00 a.m., Eastern Time, on the next business day after the scheduled Expiry Time. In addition, in the event that we take up Fibrek Shares deposited under the Offer, we will make a public announcement of the results of the Offer and, if applicable, such public announcement will also contain details about any extension of the Offer that we may elect to provide. See Section 5 of the Offer to Purchase, “Extension of the Expiry Time, Withdrawal, Variation or Change of the Offer”.

HOW DO I DEPOSIT MY FIBREK SHARES IN THE OFFER?

The Offer may be accepted by delivering to the Depositary for the Offer at any of its office specified in the Letter of Transmittal, so as to arrive there not later than the Expiry Time:

•	the certificate or certificates representing Fibrek Shares in respect of which the Offer is being accepted, or, in the case of a book-entry transfer, a Book-Entry Confirmation;

•

a Letter of Transmittal in the form accompanying the Offer (or a manually signed facsimile copy thereof), properly completed and manually executed as required by the instructions and rules contained in the Letter of Transmittal, or, in the case of a book-entry transfer, a Book-Entry Confirmation through the CDSX system (in the case of Fibrek Shares held in CDS) or an “Agent’s Message” (in the case of Fibrek Shares held in DTC); and

•	any other relevant documents required by the instructions and rules contained in the Letter of Transmittal. See Section 3 of the Offer to Purchase, “Manner of Acceptance – Letter of Transmittal”.

Except as otherwise provided in the instructions and rules contained in the Letter of Transmittal, the signature on the Letter of Transmittal must be guaranteed by an “Eligible Institution”.

If a Fibrek shareholder desires to deposit Fibrek Shares pursuant to the Offer and:

•	the certificate(s) evidencing such Fibrek Shares are not immediately available;

•	such shareholder cannot deliver the certificates representing the Fibrek Shares and all other required documents to the Depositary before the Expiry Time; or

•

such shareholder cannot comply with the procedures for book-entry transfer on a timely basis, such Fibrek Shares may nevertheless be validly deposited under the Offer in compliance with the procedures for guaranteed delivery using the accompanying Notice of Guaranteed Delivery. See Section 3 of the Offer to Purchase, “Manner of Acceptance – Procedures for Guaranteed Delivery”.

Fibrek shareholders whose shares are not registered in their name should contact the Depositary (see the back cover of this Offer to Purchase and Circular for contact information) or their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Fibrek Shares.

WHEN WILL WE TAKE UP AND PAY FOR FIBREK SHARES DEPOSITED UNDER THE OFFER?

If all conditions of the Offer have been satisfied or waived by us at or immediately prior to the Expiry Time, we will promptly take up and pay for Fibrek Shares validly deposited under the Offer and not properly withdrawn. Under Canadian Law, take up and payment must occur no later than ten days after the Expiry Time. See Section 6 of the Offer to Purchase, “Take Up and Payment for Deposited Fibrek Shares”.

CAN I WITHDRAW PREVIOUSLY DEPOSITED FIBREK SHARES?

You may withdraw Fibrek Shares previously deposited by you at any time before Fibrek Shares deposited under the Offer are taken up and paid for by us under the Offer, or in certain other circumstances. We will not amend the Offer to alter the withdrawal rights of Fibrek shareholders. See Section 7 of the Offer to Purchase, “Right to Withdraw”.

HOW DO I WITHDRAW PREVIOUSLY DEPOSITED FIBREK SHARES?

To withdraw previously deposited Fibrek Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you deposited Fibrek Shares by giving instructions to a broker, investment dealer, bank, trust company or other nominee, you must instruct the broker, investment dealer, bank, trust company or other nominee to arrange for the withdrawal of your deposited Fibrek Shares. See Section 7 of the Offer to Purchase, “Right to Withdraw”.

HOW AND WHEN IS THE BOARD OF DIRECTORS OF FIBREK REQUIRED TO RESPOND TO THE OFFER?

Under Canadian securities Laws, a directors’ circular must be prepared and delivered to Fibrek shareholders no later than 15 days from the date of commencement of the Offer. The directors’ circular of Fibrek must include either a recommendation to accept or reject the Offer, and the reasons for the board of directors’ recommendation, or a statement that the board of directors is unable to make or is not making a recommendation, and if no recommendation is made, the reasons for not making a recommendation.

IF I DECIDE NOT TO DEPOSIT MY FIBREK SHARES BUT THE OFFER IS SUCCESSFUL, HOW WILL THE OFFER AFFECT MY FIBREK SHARES?

If the conditions of the Offer are satisfied or waived and we take up and pay for the Fibrek Shares validly deposited, we will, to the extent within our control and subject to applicable Laws, complete a Second Step Transaction to acquire any Fibrek Shares not deposited in the Offer. The consideration to be offered for Fibrek Shares under any such Second Step Transaction, including the Offer Consideration options, will be the same as that offered and paid under the Offer. In connection with such a transaction, you may have dissent rights. See Sections 6 and 15 of the Circular, “Purpose of the Offer; Plans for Fibrek” and “Acquisition of Fibrek Shares not Deposited”, respectively.

FOLLOWING THE OFFER, WILL FIBREK CONTINUE AS A PUBLIC COMPANY?

The purchase of any Fibrek Shares by us pursuant to the Offer will reduce the number of Fibrek Shares that might otherwise trade publicly, as well as the number of Fibrek shareholders. Depending on the number of Fibrek Shares purchased pursuant to the Offer, following the completion of the Offer and prior to any Second Step Transaction, it is possible that the Fibrek Shares would fail to meet the criteria for continued listing on TSX. If this was to happen, the Fibrek Shares could be delisted by TSX and this could, in turn, adversely affect the market or result in a lack of an established market for the Fibrek Shares.

To the extent that it is within our control and we are permitted by applicable Laws, we intend to cause Fibrek to apply to delist the Fibrek Shares from TSX as soon as practicable after the completion of the Offer or a Second Step Transaction and to cause Fibrek to cease to be a reporting issuer in each province and territory of Canada. See Sections 6 and 15 of the Circular, “Purpose of the Offer; Plans for Fibrek” and “Acquisition of Fibrek Shares not Deposited”, respectively.

DO I HAVE DISSENT RIGHTS UNDER THE OFFER?

No dissent rights are available in connection with the Offer. However, if a Second Step Transaction is completed, Fibrek shareholders whose Fibrek Shares have not been taken up in the Offer may have certain rights to dissent and to receive payment in cash of the fair value of their Fibrek Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such dissenting shareholders for their Fibrek Shares. See Section 15 of the Circular, “Acquisition of Fibrek Shares not Deposited”.

HOW WILL CANADIAN RESIDENTS AND NON-RESIDENTS OF CANADA BE TAXED FOR CANADIAN FEDERAL INCOME TAX PURPOSES?

In general, a Resident Shareholder who disposes of its Fibrek Shares under the Offer will realize a capital gain (or capital loss) equal to the amount by which the aggregate fair market value of any cash and Resolute Common Stock received by such Resident Shareholder, net of any reasonable costs of disposition, exceeds (or is less than) the aggregate adjusted cost base to the Resident Shareholder of those Fibrek Shares.

In general, a Non-Resident Shareholder will not be subject to Canadian income tax on any gain realized on a disposition of Fibrek Shares deposited under the Offer unless those Fibrek Shares constitute “taxable capital property” within the meaning of the Canadian Tax Act and the gain is not otherwise exempt from tax pursuant to the provisions of an applicable income tax convention between Canada and the country in which the Non-Resident Shareholder is resident. See Section 17 of the Circular, “Material Canadian Federal Income Tax Considerations”, for a further discussion of the material Canadian federal income tax consequences of the Offer.

The foregoing is a very brief summary of Canadian federal income tax consequences and is qualified in its entirety by Section 17 of the Circular, “Material Canadian Federal Income Tax Considerations”. Fibrek shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Fibrek Shares pursuant to the Offer or a Compulsory Acquisition or a disposition of Fibrek Shares pursuant to any Subsequent Acquisition Transaction. Holders of securities other than Fibrek Shares should consult their own tax advisors having regard to their own personal circumstances.

HOW WILL U.S. HOLDERS AND NON-U.S. HOLDERS BE TAXED FOR U.S. FEDERAL INCOME TAX PURPOSES?

A U.S. Holder that disposes of Fibrek Shares in the Offer generally will recognize a capital gain or loss equal to the difference between (i) the sum of the cash and the fair market value of Resolute Common Stock that the U.S. Holder is entitled to receive pursuant to the Offer, and (ii) the U.S. Holder’s adjusted tax basis in the Fibrek Shares disposed of in the Offer. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the disposition of Fibrek Shares in the Offer, provided that (i) the gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the U.S., and (ii) in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is not present in the U.S. for 183 days or more in the taxable year of the disposition.

Fibrek shareholders are urged to read carefully Section 18 of the Circular, “Material U.S. Federal Income Tax Considerations”, and to consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances.

THE COVER PAGE OF THE OFFER TO PURCHASE AND CIRCULAR STATES THAT THE OFFER IS SUBJECT TO CHANGE AND THAT THE REGISTRATION STATEMENT FILED WITH THE SEC IS NOT YET EFFECTIVE. DOES THIS MEAN THAT THE OFFER HAS NOT COMMENCED?

No. Completion of this Offer and effectiveness of the registration statement are not necessary for the Offer to commence. We cannot, however, take up and pay for any Fibrek Shares tendered in the Offer until the registration statement is declared effective by the SEC and the other conditions of the Offer have been satisfied or waived. The Offer has commenced as of the date of this Offer to Purchase and Circular. A copy of the Offer to Purchase and Circular can be obtained on SEDAR at www.sedar.com.

WITH WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT THE OFFER?

You can call Georgeson Shareholder Communications Canada Inc., the Information Agent, at 1-866-598-0048 (toll-free from the U.S. and Canada). See the back cover of the Offer to Purchase and Circular.

SUMMARY OF THE OFFER

This summary highlights information more fully described elsewhere in this document and may not contain all the information that is important to you. To fully understand the Offer, Fibrek shareholders should carefully read the entire Offer to Purchase and Circular and all other documents incorporated in the Offer to Purchase and Circular, or to which the Offer refers. See Section 21 of the Circular, “Incorporation of Certain Documents by Reference”. References to “we”, “us” and “our” mean the Offerors or Resolute with its subsidiaries and controlled affiliates, either individually or collectively, as the context requires. Certain capitalized terms and expressions used in this Summary are defined and explained in the Section entitled “Glossary”.

The Offer

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended, varied or amended, the terms and conditions of such extension, variation or amendment), we hereby offer to purchase all of the issued and outstanding Fibrek Shares for Offer Consideration per Fibrek Share payable, at the election of each holder, in one of the following forms:

•	Cdn$0.55 per share in cash plus 0.0284 of a share of Resolute Common Stock; or

•	Cdn$1.00 per share in cash, subject to proration as described in Section 1 of the Offer to Purchase, “The Offer”; or

•	0.0632 of a share of Resolute Common Stock, subject to proration as described in Section 1 of the Offer to Purchase, “The Offer”.

Based on Fibrek’s most recent publicly disclosed number of 130,075,556 issued and outstanding Fibrek Shares, the maximum amount of cash consideration available under the Offer shall be Cdn$71,541,556 and the maximum number of shares of Resolute Common Stock available to be issued under the Offer shall be 3,694,146. The Offer Consideration payable to Fibrek shareholders having elected the Cash Only Option or the Shares Only Option will be prorated on each Take-Up Date as necessary to ensure that the aggregate Offer Consideration does not exceed the Aggregate Cash Limit and the Aggregate Share Consideration Limit. Such proration will be based on the number of Fibrek Shares acquired in proportion to the number of issued and outstanding Fibrek Shares as of the applicable Take-Up Date. See Section 1 of the Offer to Purchase, “The Offer”.

Each Fibrek shareholder may elect any one of the Cash and Share Option, the Cash Only Option or the Shares Only Option in respect of Fibrek Shares held by such shareholder. Any Fibrek shareholder who does not properly elect any of the Cash and Share Option, the Cash Only Option or the Shares Only Option in the Letter of Transmittal and Notice of Guaranteed Delivery, if applicable, with respect to any Fibrek Shares deposited by such shareholder pursuant to the Offer will be deemed to have elected the Cash and Share Option.

The Offer Consideration payable in the form of Resolute Common Stock under the Offer will be subject to adjustment for fractional shares. No fractional shares of Resolute Common Stock will be issued under the Offer.

Lock-up Agreements

We have entered into Lock-up Agreements with three significant shareholders of Fibrek holding, directly or indirectly, an aggregate of 59,502,822 Fibrek Shares, representing approximately 46% of the issued and outstanding Fibrek Shares. See Section 4 of the Circular, “Background to the Offer – Lock-up Agreements”, for additional details on such Lock-up Agreements.

One of these significant Fibrek shareholders, Fairfax, as a substantial security holder of Resolute, has agreed in its Lock-up Agreement not to elect the Shares Only Option in respect of any of its Fibrek Shares. As a result, the number of shares of Resolute Common Stock issuable to Fairfax under the Offer will be less than 1% of the number of shares of Resolute Common Stock outstanding before the issuance for purposes of applicable rules of the NYSE.

Treatment of Other Fibrek Securities

The Offer is made only for Fibrek Shares, including Fibrek Shares issued and outstanding before the Expiry Time upon the exercise of options issued under the Fibrek SOP or the exercise, conversion or exchange of other securities of

Fibrek that are convertible into or exercisable or exchangeable for Fibrek Shares, together with any rights associated with Fibrek Shares that may be issued under any shareholder rights plan which may be adopted by Fibrek before the Expiry Time, and is not made for any stock options issued under the Fibrek SOP or other rights to acquire Fibrek Shares. Any holder of stock options issued under the Fibrek SOP or other securities of Fibrek that are convertible into or exercisable or exchangeable for Fibrek Shares who wishes to accept the Offer should, to the extent permitted by the terms of the security and applicable Laws, exercise the options or otherwise convert, exercise or exchange such rights in order to obtain Fibrek Shares and deposit those Fibrek Shares pursuant to the Offer. Any such conversion, exercise or exchange must be completed sufficiently in advance of the Expiry Time to assure compliance with the procedures set forth in Section 3 of the Offer to Purchase, “Manner of Acceptance”. If a holder of stock options or other rights to acquire Fibrek Shares does not convert, exercise or exchange such options or rights before the Expiry Time, such options may remain outstanding in accordance with their terms and conditions, including with respect to term of expiration, vesting (including any terms relating to acceleration of vesting) and exercise prices, except that we intend, pursuant to one or more Second Step Transactions, to take steps in accordance with applicable Laws and subject to any requisite third-party or regulatory approvals, to extinguish, terminate or otherwise cancel such options. The income tax consequences to holders of stock options issued under the Fibrek SOP or any other securities that are convertible into or exercisable or exchangeable for Fibrek Shares are not described under Section 17 of the Circular, “Material Canadian Federal Income Tax Considerations” or under Section 18 of the Circular, “Material U.S. Federal Income Tax Considerations”. Any holders of options or any other rights to acquire Fibrek Shares should consult their own tax advisors for advice with respect to the actual or potential income tax consequences to them in connection with a decision they may make to convert, exchange or exercise or not to convert, exchange or exercise their options or any other securities to acquire Fibrek Shares prior to the Expiry Time or thereafter.

About Resolute Forest Products

We are a global leader in the forest products industry with a diverse range of products, including newsprint, commercial printing papers, market pulp and wood products, which are marketed in close to 90 countries. We own or operate 18 pulp and paper mills and 23 wood products facilities in the United States, Canada and South Korea.

AbitibiBowater Inc. is a Delaware corporation incorporated on January 25, 2007. On October 29, 2007, Abitibi-Consolidated Inc. and Bowater Incorporated combined in a merger of equals with each becoming a subsidiary of AbitibiBowater Inc. On November 7, 2011, we began to do business under the name Resolute Forest Products and we intend to submit to our stockholders at our next annual general meeting a resolution approving the change of our legal name to Resolute Forest Products Inc.

Our principal executive offices are located at 111 Duke Street, Suite 5000, Montréal, Quebec, H3C 2M1 Canada, and our telephone number is (514) 875-2515. Our website is www.resolutefp.com.

AbitibiBowater Inc. is a reporting issuer in the U.S. and in all provinces and territories of Canada and files periodic and current disclosure reports with the SEC and continuous disclosure documents with the Canadian securities regulatory authorities. Such reports and documents are available without charge at www.sec.gov and www.sedar.com, respectively.

Resolute Common Stock is listed on both the NYSE and TSX under the symbol “ABH”.

About RFP Acquisition Inc.

RFP Acquisition Inc. is a corporation incorporated under the CBCA and is an indirect wholly-owned subsidiary of Resolute. RFP Acquisition was organized solely for the purpose of making the Offer and has not otherwise conducted any business activities to date. RFP Acquisition’s registered office is located at 111 Duke Street, Suite 5000, Montréal, Quebec, H3C 2M1, Canada.

About Fibrek Inc.

As of the date of the Offer to Purchase and Circular, we have not had any access to the non-public books and records of Fibrek and, although we have no reason to doubt the accuracy of Fibrek’s public filings, we are not in a position to independently assess or verify the information in Fibrek’s publicly filed documents, including its financial reports. As a result, all information regarding Fibrek included in the Offer to Purchase and Circular has been derived from Fibrek’s public reports and securities filings. See “Risk Factors – We have been unable to independently verify the accuracy and completeness of the Fibrek information in the Offer”.

Fibrek is a leading producer and marketer of virgin and recycled kraft pulp operating three mills: the Saint-Félicien Mill, the Fairmont Mill, and the Menominee Mill, with a combined annual production capacity of approximately 760,000 tonnes. The Saint-Félicien Mill provides northern bleached softwood kraft pulp (known as NBSK pulp) to various sectors of the paper industry in Canada, the U.S. and Europe, for use in the production of specialized products. The Fairmont Mill and the Menominee Mill manufacture air-dried recycled bleached kraft pulp (known as RBK pulp) and primarily supply manufacturers of fine uncoated paper, household paper for commercial and industrial uses, and coated paper in the U.S.

We previously owned and operated the Saint-Félicien Mill before it was spun off in an initial public offering in 2002 as an income fund trust named SFK Pulp Fund. Fibrek was incorporated on March 24, 2010 pursuant to the provisions of the CBCA for the purpose of participating in an arrangement under Section 192 of the CBCA pursuant to which SFK Pulp Fund completed its reorganization, on May 25, 2010, from an income trust structure to a corporation named “Fibrek Inc.”

Fibrek’s principal executive offices are located at 625 René-Lévesque Blvd. W., Suite 700, Montréal, Quebec, H3B 1R2, Canada, and Fibrek’s telephone number is (514) 871-0550. Fibrek’s website is www.fibrek.com.

Fibrek is a reporting issuer in all provinces and territories of Canada and files its continuous disclosure documents with the Canadian securities regulatory authorities. Such documents are available without charge at www.sedar.com.

Fibrek Shares are listed on TSX under the symbol “FBK”.

Purpose of the Offer; Plans for Fibrek

We are making the Offer in order to acquire, directly or indirectly, all of the issued and outstanding Fibrek Shares. If Fibrek Shares validly deposited under the Offer are taken up and paid for, we will, to the extent within our control and subject to applicable Laws, acquire, directly or indirectly, all remaining outstanding Fibrek Shares by way of a Second Step Transaction. In order to effect a Second Step Transaction, we may seek to cause a special meeting of the Fibrek shareholders to be called to consider an amalgamation, plan of arrangement, capital reorganization, consolidation or other transaction as a result of which we or one of our affiliates would, directly or indirectly, acquire all of the remaining Fibrek Shares.

If the conditions of the Offer are satisfied or waived prior to the Expiry Time and we take up and pay for the Fibrek Shares validly deposited, we will, to the extent within our control and subject to applicable Laws, complete a Second Step Transaction to acquire any Fibrek Shares not deposited in the Offer. The consideration to be offered for Fibrek Shares under any such Second Step Transaction, including the Offer Consideration options, will be the same as that offered and paid under the Offer. See Sections 6 and 15 of the Circular, “Purpose of the Offer; Plans for Fibrek” and “Acquisition of Fibrek Shares not Deposited”, respectively.

Reasons to Accept the Offer

The acquisition of Fibrek will allow us to expand our market pulp business and provide greater overall balance to our product offering. Fibrek shareholders should consider the following factors in making their decision to accept the Offer.

Premium to Market Price

We believe that the Offer is financially compelling. We are offering a premium of approximately 39% over the closing price of Fibrek Shares on November 28, 2011, the date on which we announced our intention to make the Offer, and a premium of approximately 31% over the volume weighted average trading price of Fibrek Shares on TSX for the 20 trading days ended November 28, 2011.

No Financing Condition

We intend to pay the cash portion of the Offer and any Second Step Transaction and any related fees and expenses using cash on hand. The Offer is not subject to any financing condition.

Opportunity for Immediate Liquidity

Fibrek shareholders have the opportunity to select the consideration that best suits their needs, subject to proration. They will have the opportunity to exchange their Fibrek Shares, which have been thinly traded since the beginning of the year, at a premium price for cash and/or Resolute Common Stock.

Participation in Resolute’s Future

Fibrek shareholders electing either the Cash and Share Option or the Shares Only Option (or who otherwise receive shares of Resolute Common Stock in partial payment of the Offer Consideration) will have the opportunity to participate in our future. The acquisition of Fibrek is expected to enhance our profile by providing us, and by extension Fibrek shareholders, with the following benefits:

Increasing our capacity in the growing global pulp market

The acquisition of Fibrek will allow us to grow our overall market pulp segment, and in particular our virgin kraft pulp capacity by approximately 35%. It would also provide a better overall balance to our product offering. We expect that global demand for pulp and, in particular, demand for the high-quality softwood kraft pulp produced at the Saint-Félicien Mill, will continue to grow.

Participation in a large, diversified company

Resolute is a global leader in the forest products industry with a diverse range of products, including newsprint, commercial printing papers, market pulp and wood products. The Offer provides an opportunity to Fibrek shareholders to participate in a financially strong company with a diversified asset and product base.

Operational efficiencies

We are familiar with the Saint-Félicien Mill based on our experience of having previously owned and operated it before it was spun off as an income trust fund in 2002. We also have an ongoing commercial relationship with it as, we believe, we are its largest supplier of wood chips. We expect the acquisition of this mill should allow us to capitalize on a number of opportunities for operational optimization. In particular, we expect to operate the Saint-Félicien Mill as an integrated facility, supplying it with chips from our regional sawmills.

See Section 5 of the Circular, “Reasons to Accept the Offer”.

Time for Acceptance

The Offer will be open for acceptance until 5:00 p.m., Eastern Time, on January 20, 2012, unless extended by us as described in Section 5 of the Offer to Purchase, “Extension of the Expiry Time, Withdrawal, Variation or Change of the Offer”. We will not amend the Offer in such a manner as would cause the Expiry Time of the Offer to occur earlier than such date and time. The Expiry Time may be subject to extensions, depending on the timing of receipt of regulatory approvals and other factors.

Manner of Acceptance

The Offer may be accepted by delivering to the Depositary at its office specified in the Letter of Transmittal, so as to arrive there not later than the Expiry Time:

•	the certificate or certificates representing Fibrek Shares in respect of which the Offer is being accepted, or, in the case of a book-entry transfer, a Book-Entry Confirmation;

•

a Letter of Transmittal in the form accompanying the Offer (or a manually signed facsimile copy thereof), properly completed and manually executed as required by the instructions and rules contained in the Letter of Transmittal, or, in the case of a book-entry transfer, a Book-Entry Confirmation through the CDSX system (in the case of Fibrek Shares held in CDS) or an Agent’s Message (in the case of Fibrek Shares held in DTC); and

•	any other relevant documents required by the instructions and rules contained in the Letter of Transmittal. See Section 3 of the Offer to Purchase, “Manner of Acceptance – Letter of Transmittal”.

Except as otherwise provided in the instructions and rules contained in the Letter of Transmittal, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

If a Fibrek shareholder desires to deposit Fibrek Shares pursuant to the Offer and (i) the certificate(s) representing those Fibrek Shares are not immediately available, (ii) such shareholder cannot deliver the certificates representing the Fibrek Shares and all other required documents to the Depositary before the Expiry Time, or (iii) such shareholder cannot comply with the procedures for book-entry transfer on a timely basis, such Fibrek Shares may nevertheless be validly deposited under the Offer in compliance with the procedures for guaranteed delivery using the accompanying Notice of Guaranteed Delivery. See Section 3 of the Offer to Purchase, “Manner of Acceptance – Procedures for Guaranteed Delivery”.

Fibrek shareholders whose shares are not registered in their name should contact the Depositary (see the back cover of this Offer to Purchase and Circular for contact information) or their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Fibrek Shares.

Conditions of the Offer

Subject to certain restrictions, we will have the right to withdraw the Offer, and will not be required to take up or pay for any Fibrek Shares deposited under the Offer, if any of the conditions described in Section 4 of the Offer to Purchase, “Conditions of the Offer”, have not been satisfied or waived at or immediately prior to the Expiry Time. The Offer is conditional upon, among other things:

•

there being validly tendered or deposited under the Offer and not withdrawn, at the Expiry Time, a number of Fibrek Shares which constitutes at least 66 2/3% of the aggregate number of outstanding Fibrek Shares on a fully-diluted basis;

•	our determination that there shall not exist and shall not have occurred, and that the Offer if completed, will not be reasonably likely to cause or result in, a Material Adverse Effect; and

•

obtaining all governmental and regulatory approvals, waivers, permits, consents, reviews, orders, rulings, decisions, exemptions and waiting periods which, in our sole judgment, are necessary or desirable to complete the Offer.

See Section 4 of the Offer to Purchase, “Conditions of the Offer”, for a description of these and other conditions of the Offer.

The Offer is not subject to any financing condition.

Source and Amount of Funds

We intend to pay the cash portion of the Offer and any Second Step Transaction and any related fees and expenses using cash on hand. See Section 9 of the Circular, “Source and Amount of Funds”.

Take Up of, and Payment for, Deposited Fibrek Shares

If all conditions described in the Offer to Purchase have been satisfied or waived by us at or immediately prior to the Expiry Time, we will take up and promptly pay for Fibrek Shares validly deposited under the Offer and not properly withdrawn. Under Canadian Law, take up and payment must occur no later than ten days after the Expiry Time. See Section 6 of the Offer to Purchase, “Take Up and Payment for Deposited Fibrek Shares”.

Right to Withdraw

Fibrek Shares deposited under the Offer may be withdrawn by or on behalf of the depositing shareholder at any time before the time Fibrek Shares are taken up and paid for under the Offer or in certain other circumstances. We will not amend the Offer to alter the withdrawal rights of Fibrek shareholders. See Section 7 of the Offer to Purchase, “Right to Withdraw”.

Dividends and Distributions

If Fibrek should declare or pay any cash or stock dividend or make any other distribution on, or issue any securities, rights, warrants or other interests or distributions in respect of, Fibrek Shares after the date of the Offer (and without prejudice to our rights described under Section 4 of the Offer to Purchase, “Conditions of the Offer”) which is payable or distributable to Fibrek shareholders on a record date prior to the date of transfer into the name of RFP Acquisition (or its nominee or transferee) of Fibrek Shares deposited pursuant to the Offer, such dividend, distribution or rights will be received and held by the depositing Fibrek shareholder for the account of Resolute or RFP Acquisition, as the case may be, and (i) to the extent that such cash dividends or cash distributions or payments do not exceed the cash distribution payable to the depositing Fibrek shareholder pursuant to the Offer, the amount payable to the depositing Fibrek shareholder will be reduced by the amount of any such dividend, distribution or payment; and (ii) the amount by which any such cash dividend or cash distribution or payment exceeds the amount payable in cash to the depositing Fibrek shareholder, or, in the case of any non-cash dividend, distribution, payment or rights, assets, property, securities or other interests, the whole of any such dividend, distribution, payment, assets, property, securities or other interests shall be remitted promptly by the depositing holder to the Depositary or another person designated by us for our account accompanied by appropriate documentation of transfer. Pending such remittance, Resolute or RFP Acquisition, as the case may be, shall be entitled to all rights and privileges as the owner of any such dividend, distribution or rights and may deduct the value thereof from the amount payable in cash by it pursuant to the Offer to the depositing Fibrek shareholder.

Our Capitalization after the Offer

Based on the most recent publicly available information regarding the number of issued and outstanding Fibrek Shares and the number of shares of Resolute Common Stock currently outstanding, and assuming that, as aggregate Offer Consideration, we pay an amount of Cdn$71,541,556 in cash, being the Aggregate Cash Limit, and we issue 3,694,146 shares of Resolute Common Stock, being the Aggregate Share Consideration Limit, former Fibrek shareholders would, under the Offer (including pursuant to any Second Step Transaction), receive in the aggregate approximately 3.7% of the number of shares of Resolute Common Stock outstanding immediately following the issuance of such shares of Resolute Common Stock. For a detailed discussion of the assumptions on which this estimate is based, please see Section 1 of the Circular, “About Resolute Forest Products – Our Capitalization – Our Capitalization after the Offer”.

Dealer Manager, Soliciting Dealer Group and Information Agent

We have engaged the services of BMO Capital Markets to act as the Dealer Manager in connection with the Offer in Canada. We may request the Dealer Manager to form and manage a Soliciting Dealer Group to solicit acceptances of the Offer from persons who are resident in Canada. As of the date of this Offer to Purchase and Circular, we have not determined whether we will ask the Dealer Manager to form a Soliciting Dealer Group.

We have engaged Georgeson Shareholder Communications Canada Inc. as Information Agent to provide a resource for information for Fibrek shareholders.

Fibrek shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Fibrek Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer (if we decide to form a Soliciting Dealer Group), or Dealer Manager to accept the Offer. Fibrek shareholders should also contact the Depositary or a broker or dealer for assistance in accepting the Offer and in depositing the Fibrek Shares with the Depositary.

Material Canadian Federal Income Tax Considerations

In general, a Resident Shareholder who disposes of its shares under the Offer will realize a capital gain (or capital loss) equal to the amount by which the aggregate fair market value of any cash and Resolute Common Stock received by such Resident Shareholder, net of any reasonable costs of disposition, exceeds (or is less than) the aggregate adjusted cost base to the Resident Shareholder of such Fibrek Shares.

In general, a Non-Resident Shareholder will not be subject to Canadian income tax on any gain realized on a disposition of Fibrek Shares under the Offer unless such Fibrek Shares constitute “taxable capital property” within the meaning of the Canadian Tax Act and the gain is not otherwise exempt from tax pursuant to the provisions of an applicable income tax convention between Canada and the country in which the Non-Resident Shareholder is resident.

The foregoing is a very brief summary of Canadian federal income tax consequences and is qualified in its entirety by Section 17 of the Circular, “Material Canadian Federal Income Tax Considerations”. Fibrek shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Fibrek Shares pursuant to the Offer or a Compulsory Acquisition or a disposition of Fibrek Shares pursuant to any Subsequent Acquisition Transaction. Holders of securities other than Fibrek Shares should consult their own tax advisors having regard to their own personal circumstances.

Material U.S. Federal Income Tax Considerations

A U.S. Holder that disposes of Fibrek Shares in the Offer generally will recognize capital gain or loss equal to the difference between (i) the sum of the cash and the fair market value of Resolute Common Stock that the U.S. Holder is entitled to receive pursuant to the Offer and (ii) the U.S. Holder’s adjusted tax basis in the Fibrek Shares disposed of in the Offer. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the disposition of Fibrek Shares in the Offer, provided that (i) the gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the U.S., and (ii) in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is not present in the U.S. for 183 days or more in the taxable year of the disposition.

Fibrek shareholders are urged to read carefully Section 18 of the Circular, “Material U.S. Federal Income Tax Considerations”, and to consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances.

Dissent Rights

No dissent rights are available in connection with the Offer. However, if a Second Step Transaction is completed, Fibrek shareholders whose Fibrek Shares have not been taken up in the Offer may have certain rights under Sections 190 and 192, as applicable, of the CBCA to dissent and demand dissent rights and to receive payment in cash of the fair value of their Fibrek Shares. See Section 15 of the Circular, “Acquisition of Fibrek Shares not Deposited”.

Material Differences in Rights of Shareholders

The governing documents and Laws of the respective jurisdictions of incorporation of Resolute and Fibrek vary, and, therefore, holders of Fibrek Shares who become Resolute stockholders following completion of the Offer will have different rights. See Section 19 of the Circular, “Comparison of Shareholder Rights” and Appendix A to this document.

Risk Factors

An investment in Resolute Common Stock and our proposed acquisition of Fibrek are subject to certain risks. See the Section of this document entitled “Risk Factors”.

Regulatory Matters

Our obligation to accept for purchase and pay for Fibrek Shares deposited in the Offer is conditional upon obtaining all governmental and regulatory approvals, waivers, permits, consents, reviews, orders, rulings, decisions, exemptions and waiting periods (including, without limitation, under the Competition Act, the ICA and the HSR Act) which, in our sole judgment, are necessary or desirable to complete the Offer. See Section 14 of the Circular, “Regulatory Matters”.

Terminology Used

Because the Offer is being made pursuant to applicable securities Laws in both Canada and U.S., certain terms used may be unfamiliar to U.S shareholders or to Canadian shareholders, as the case may be. In particular, the Canadian term “taken up” is equivalent to “accepted for purchase” in U.S. tender offer terminology, and shares “deposited under” the Offer is the Canadian equivalent to the U.S. concept of “tendered pursuant to” the Offer. In addition, this document refers in certain instances to a “Circular”, which is a Canadian term. Although described as a separate document to comply with Canadian practice, the disclosure in the Section entitled “Circular” forms an integral part of the Offer to Purchase and is not a separate document.

SELECTED SUMMARY HISTORICAL FINANCIAL DATA OF RESOLUTE

The following table presents selected summary historical consolidated financial information for each of Resolute’s last five years as well as for the nine months ended September 30, 2011 and 2010 and should be read in conjunction with our 2010 Annual Report and our Quarterly Report on Form 10-Q as of and for the three and nine months ended September 30, 2011, each of which is incorporated by reference into the Offer to Purchase and Circular and can be found in publicly available documents. See Section 21 of the Circular, “Incorporation of Certain Documents by Reference”.

The selected financial information for the years ended December 31, 2010, 2009 and 2008 and as of December 31, 2010 and 2009 under the captions “Statement of Operations Data”, “Segment Sales Information”, “Statement of Cash Flows Data” and “Financial Position” shown below has been derived from our audited consolidated financial statements included in the 2010 Annual Report, and the selected financial information for the nine months ended September 30, 2011 and 2010 and as of September 30, 2011 and 2010 under the captions “Statement of Operations Data”, “Segment Sales Information”, “Statement of Cash Flows Data” and “Financial Position” shown below has been derived from our unaudited interim consolidated financial statements included in our Quarterly Report on Form 10-Q as of and for the three and nine months ended September 30, 2011, which report is also incorporated by reference into the Offer to Purchase and Circular. All other data under the above-referenced sections have been derived from our or Bowater Incorporated’s audited consolidated financial statements, which are not included in the 2010 Annual Report or in our Quarterly Report on Form 10-Q as of and for the three and nine months ended September 30, 2011. As discussed in Section 1 of the Circular, “About Resolute Forest Products”, on October 29, 2007, Abitibi-Consolidated Inc. and Bowater Incorporated became subsidiaries of AbitibiBowater Inc. The data set forth below reflect the results of operations and financial position of Bowater Incorporated for the periods before October 29, 2007 and those of both Abitibi-Consolidated Inc. and Bowater Incorporated for periods beginning on or after October 29, 2007, and such historical financial data may not be indicative of our future financial condition or results of operations.

As a result of our emergence from the Creditor Protection Proceedings, we applied, effective December 31, 2010, fresh start accounting in accordance with the guidance in Financial Accounting Standards Board Accounting Standards Codification 852, “Reorganizations”. As such, the application of fresh start accounting was reflected in our consolidated balance sheet as of December 31, 2010 and fresh start accounting adjustments related thereto were included in our audited consolidated financial statements included in our 2010 Annual Report. The implementation of the Plans of Reorganization and the application of fresh start accounting materially changed the carrying amounts and classifications reported in our consolidated financial statements and resulted in Resolute becoming a new entity for financial reporting purposes. Accordingly, our consolidated financial statements for periods prior to December 31, 2010 are not comparable to our consolidated financial statements as of December 31, 2010 or for periods subsequent to December 31, 2010. For additional information on the impact of the implementation of the Plans of Reorganization and the application of fresh start accounting on our consolidated balance sheet as of December 31, 2010, see Note 4, “Creditor Protection Proceedings Related Disclosures – Fresh start accounting”, to our audited consolidated financial statements included in the 2010 Annual Report.

For the purposes of the following table, “Predecessor Company” means Resolute prior to December 31, 2010 and “Successor Company” means Resolute on or after December 31, 2010, after giving effect to the implementation of the Plans of Reorganization and the application of fresh start accounting.

	Successor Company	Predecessor Company
	Nine months ended September 30, 2011	Nine months ended September 30, 2010	Year ended December 31
			2010	2009	2008	2007	2006
	(In millions of US$, except per share amounts or otherwise indicated)
Statement of Operations Data
Sales	US$3,609	US$3,474	US$4,746	US$4,366	US$6,771	US$3,876	US$3,530
Operating income (loss)(1)	151	(171)	(160)	(375)	(1,430)	(400)	41
Reorganization items, net(2)	—	(1,084)	1,901	(639)	—	—	—
Income (loss) before extraordinary item and cumulative effect of accounting change	49	(1,635)	2,775	(1,560)	(1,951)	(491)	(130)
Net income (loss) attributable to AbitibiBowater Inc.(3)	47	(1,626)	2,614	(1,553)	(2,234)	(490)	(138)
Basic net income (loss) per share attributable to AbitibiBowater Inc. common shareholders	0.48	(28.18)	45.30	(26.91)	(38.79)	(14.11)	(4.64)
Diluted net income (loss) per share attributable to AbitibiBowater Inc. common shareholders	0.48	28.18	27.63	(26.91)	(38.79)	(14.11)	(4.64)
Dividends declared per common share(4)	—	—	—	—	—	1.15	1.54
Segment Sales Information
Newsprint	US$1,359	US$1,318	US$1,804	US$1,802	US$3,238	US$1,574	US$1,438
Coated papers	406	348	482	416	659	570	612
Specialty papers	966	975	1,321	1,331	1,829	800	570
Market pulp	522	519	715	518	626	600	559
Wood products	356	314	424	290	418	318	332
Other	—	—	—	9	1	14	19

	US$3,609	US$3,474	US$4,746	US$4,366	US$6,771	US$3,876	US$3,530
Statement of Cash Flows Data
Net cash provided by (used in) operating activities	US$15	US$15	US$39	US$46	US$(420)	US$(247)	US$182
Cash invested in fixed assets	55	42	81	101	186	128	199

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	As of September 30, 2011	As of September 30, 2010	As of December 31, 2010	As of December 31,
				2009	2008	2007	2006
			(In millions of US$)
Financial Position
Fixed assets(5)	US$2,485	US$3,279	US$2,641	US$3,897	US$4,507	US$5,733	US$2,939
Total assets	6,309	6,447	7,156	7,112	8,072	10,287	4,646
Long-term debt, including current portion(6)(7)	712	581	905	613	5,293	5,059	2,267
Total debt(6)(7)	712	1,423	905	1,499	5,970	5,648	2,267

(1)	Operating income (loss) for the nine months ended September 30, 2011 and September 30, 2010 included a net gain on disposition of assets of $3 million and $14 million, respectively, and included closure costs, impairement and other related charges of $34 million and $5 million, respectively. Operating (loss) income for 2010, 2009, 2008, 2007 and 2006 included a net gain on disposition of assets and other of US$30 million, US$91 million, US$49 million, US$145 million and US$186 million, respectively, and included closure costs, impairment of assets other than goodwill and other related charges of US$11 million, US$202 million, US$481 million, US$123 million and US$53 million, respectively. Operating loss for 2009 included US$276 million of alternative fuel mixture tax credits (see Note 25, “Alternative Fuel Mixture Tax Credits”, to our audited consolidated financial statements included in the 2010 Annual Report). Operating (loss) income for 2008 and 2006 included impairment of goodwill charges of US$810 million and US$200 million, respectively. Operating loss for 2007 included a charge for an arbitration award of US$28 million. Operating income for 2006 included a lumber duties refund of US$92 million.

(2)

Certain expenses, provisions for losses and other charges and credits directly associated with or resulting from the reorganization and restructuring of the business that were realized or incurred in the Creditor Protection Proceedings, including the impact of the implementation of the Plans of Reorganization and the application of fresh start accounting, were recorded in “Reorganization items, net” in our consolidated statements of operations for the year ended December 31, 2010 included in our 2010 Annual Report. For additional information, see Note 4, “Creditor Protection Proceedings Related Disclosures – Reorganization items, net”, to our audited consolidated financial statements included in the 2010 Annual Report.

(3)	Net loss attributable to AbitibiBowater Inc. in 2008 included a US$256 million extraordinary loss for the non-cash write-off of the carrying value of our timber rights, water rights, leases and hydroelectric assets in the Province of Newfoundland and Labrador, which were expropriated by the Government of Newfoundland and Labrador in the fourth quarter of 2008. For additional information, see Item 1, “Business – Newfoundland and Labrador Expropriation”, of the 2010 Annual Report.

(4)	Dividends were declared quarterly. During the fourth quarter of 2007, the payment of a quarterly dividend to shareholders was suspended indefinitely. Additionally, during the Creditor Protection Proceedings, we could not pay dividends on the Predecessor Company’s common stock under the terms of our debtor-in-possession financing arrangements.

(5)	As part of the application of fresh start accounting, fixed assets were adjusted to their fair values as of December 31, 2010. For additional information, see Note 4, “Creditor Protection Proceedings Related Disclosures – Fresh start accounting”, to our audited consolidated financial statements included in the 2010 Annual Report.

(6)	As previously discussed, as of the Emergence Date and pursuant to the Plans of Reorganization, all amounts outstanding under our debtor-in-possession financing arrangements and the Debtors’ pre-petition secured debt obligations were paid in full in cash and certain holders of allowed claims arising from the Debtors’ pre-petition unsecured debt obligations received their pro rata share of the Successor Company’s common stock. Additionally, upon the consummation of the Plans of Reorganization, we assumed the obligations in respect of the US$850 million principal amount of 2018 Notes issued by our escrow subsidiary. For additional information, see Note 17, “Liquidity and Debt”, to our audited consolidated financial statements included in the 2010 Annual Report.

(7)	Due to the commencement of the Creditor Protection Proceedings, our consolidated balance sheet as of September 30, 2010 included unsecured pre-petition debt obligations of US$5,948 million (included in “Liabilities subject to compromise”), secured pre-petition debt obligations of US$982 million (included in current liabilities) and pre-petition secured debt obligations of US$34 million (included in “Long-term debt, net of current portion”). Due to the commencement of the Creditor Protection Proceedings, our consolidated balance sheet as of December 31, 2009 included unsecured pre-petition debt obligations of US$4,852 million (included in “Liabilities subject to compromise”), secured pre-petition debt obligations of US$980 million (included in current liabilities) and pre-petition secured debt obligations of US$34 million (included in “Long-term debt, net of current portion”).

PER SHARE INFORMATION OF RESOLUTE

The following table summarizes our unaudited per share information on a historical basis. This information should be read in conjunction with our audited consolidated financial statements included in our 2010 Annual Report, and our unaudited interim consolidated financial statements included in our Quarterly Report on Form 10-Q as of and for the three and nine months ended September 30, 2011, each of which is incorporated by reference into the Offer to Purchase and Circular.

	Nine months ended Sept. 30, 2011		Year Ended December 31, 2010
Basic net income per share of Resolute Common Stock attributable to Resolute stockholders	US$0.48	(1)	US$45.30	(2)
Diluted net income per share of Resolute Common Stock attributable to Resolute stockholders	US$0.48	(1)	US$27.63	(2)
Dividends declared per share of Resolute Common Stock	—	(1)	—	(2)
Book value per share of Resolute Common Stock	US$39.03	(1)	US$41.05	(1)

(1)	Relates to Successor Company.
(2)	Relates to Predecessor Company.

COMPARATIVE MARKET DATA

The NYSE and TSX are the principal trading markets for Resolute Common Stock, which trade under the symbol “ABH”. TSX is the principal trading market for the Fibrek Shares, which trade under the symbol “FBK”. The following table sets forth the closing prices per share of Resolute Common Stock and of Fibrek Shares, in each case, on November 28, 2011, the date on which our intention to make the Offer was announced:

Issuer	US$(1)	Cdn$(2)
Resolute	US$15.29	Cdn$15.82

Issuer
Fibrek	N/A	Cdn$0.72

(1)	Last reported sale in US$ as reported in Bloomberg.

(2)	Last reported sale in Cdn$ as reported in Bloomberg.

Based on the closing price of Resolute Common Stock set forth in the table above, the value of the Offer Consideration that a Fibrek shareholder having elected any of the Cash and Share Option, the Shares Only Option or the Cash Only Option would have received under the Offer, assuming that Fibrek Shares deposited under the Offer had been taken up on November 28, 2011, is Cdn$1.00.

Shareholders should read the information above in conjunction with the Section entitled “Comparative Market Prices” below.

The value of the Offer Consideration will fluctuate as the market price of Resolute Common Stock fluctuates during the Offer period and thereafter, and it may therefore be different from the prices set forth above at the expiration of the Offer period and at the time you receive your shares of Resolute Common Stock. Please see the Section entitled “Risk Factors” for, among other things, the effect of fluctuations in the market price of Resolute Common Stock. You are encouraged to obtain current market quotations for Resolute Common Stock and Fibrek Shares prior to making any decision with respect to the Offer.

COMPARATIVE MARKET PRICES

The Predecessor Company’s common stock began trading under the symbol “ABH” on both the NYSE and TSX on October 29, 2007, following the consummation of the combination of Abitibi-Consolidated Inc. and Bowater Incorporated as subsidiaries of AbitibiBowater Inc. As a result of the Creditor Protection Proceedings, each of the NYSE and TSX delisted this common stock at the opening of business on May 21, 2009 and the close of markets on May 15, 2009, respectively. During the Creditor Protection Proceedings, this common stock traded in the over-the-counter market and was quoted on the Pink Sheets and on the OTC Bulletin Board under the symbol “ABWTQ”.

As of the Emergence Date and pursuant to the Plans of Reorganization, each share of the Predecessor Company’s common stock and each option, warrant, conversion privilege or other legal or contractual right to purchase shares of the Predecessor Company’s common stock, in each case to the extent outstanding immediately before the Emergence Date, was canceled and the holders thereof were not entitled to receive or retain any property on account thereof. On the Emergence Date, the Successor Company issued 97,134,954 shares of new common stock. The Successor Company’s common stock (i.e., Resolute Common Stock) began trading under the symbol “ABH” on both the NYSE and TSX on December 10, 2010.

The following table sets forth, for each of the periods indicated, the high and low closing sales prices per share, and the aggregate average daily trading volumes, of (i) Resolute Common Stock as reported by the NYSE and TSX, and (ii) the Fibrek Shares as reported by TSX.

	Resolute/NYSE						Resolute/TSX						Fibrek/TSX
	High		Low		Aggregate Avg. Daily Volume		High		Low		Aggregate Avg. Daily Volume		High	Low	Aggregate Avg. Daily Volume
	(US$)		(US$)				(Cdn$)		(Cdn$)				(Cdn$)	(Cdn$)
Annual Information for the past 5 years

2011(1)	30.00		14.06		593,301		29.64		14.80		17,773		1.65	0.69	150,010
2010	23.85	(2)	0.00	(2)	2,248,799	(2)	24.29	(2)	21.95	(2)	9,522	(2)	1.88	0.77	178,584
2009	1.07	(2)	0.10	(2)	790,843	(2)	1.35	(2)	0.45	(2)	197,142	(2)	1.00	0.20	164,965
2008	25.06		0.24		1,182,806		24.93		0.40		128,811		2.31	0.41	136,235
2007	36.77	(3)	14.99	(3)	1,682,182	(3)	35.00	(3)	14.37	(3)	139,263	(3)	5.56	1.89	293,873
2006	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	5.20	3.60	127,982

Quarterly Information for the past 3 years

2011

First Quarter	30.00		23.29		774,444		29.64		22.91		37,190		1.65	1.15	208,755
Second Quarter	27.59		20.04		754,720		26.49		19.48		16,510		1.64	1.27	104,117
Third Quarter	21.02		15.00		468,155		20.18		15.18		10,143		1.37	0.75	57,481
Fourth Quarter(1)	17.01		14.06		335,783		17.03		14.80		5,398		1.02	0.69	247,673

2010

First Quarter	0.23		0.09		473,524		—(5)		—(5)		—(5)		1.45	0.77	154,753
Second Quarter	0.57		0.10		1,015,339		—(5)		—(5)		—(5)		1.88	1.04	228,003
Third Quarter	0.12		0.02		884,951		—(5)		—(5)		—(5)		1.07	0.90	157,274
Fourth Quarter	23.85		0.00		6,586,672		24.29		21.95		9,522		1.25	0.98	173,928

2009

First Quarter	1.07		0.35		662,431		1.35		0.45		190,492		0.84	0.35	72,599
Second Quarter	0.54		0.11		1,258,534		0.66		0.55		238,369		0.40	0.20	196,770
Third Quarter	0.17		0.12		396,395		—(5)		—(5)		—(5)		0.75	0.20	233,324
Fourth Quarter	0.29		0.10		847,302		—(5)		—(5)		—(5)		1.00	0.59	155,699

Monthly Information for the Past 12 Months

December 2011(1)	15.28		14.68		289,502		15.46		15.05		4,384		1.02	0.97	476,046
November 2011	16.51		14.70		326,079		16.70		15.15		6,586		0.97	0.69	326,232
October 2011	17.01		14.06		367,525		17.03		14.80		4,598		1.00	0.70	47,072
September 2011	16.38		15.00		267,422		16.38		15.18		7,607		0.99	0.75	55,458
August 2011	17.86		15.60		687,051		17.04		15.41		13,452		1.13	0.94	50,187
July 2011	21.02		18.28		427,194		20.18		17.50		9,167		1.37	1.10	67,629
June 2011	23.99		20.04		760,035		23.44		19.48		14,471		1.46	1.27	36,638
May 2011	26.90		23.25		942,249		25.80		23.00		17,004		1.64	1.45	105,056
April 2011	27.59		25.58		551,970		26.49		24.40		18,234		1.64	1.54	177,356
March 2011	28.64		25.89		487,478		27.92		25.30		13,549		1.65	1.36	202,775
February 2011	30.00		26.55		886,932		29.64		26.37		83,033		1.59	1.34	252,428
January 2011	29.27		23.29		997,590		29.19		22.91		20,828		1.36	1.15	174,142

(1)	Up to and including December 14, 2011.

(2)	The prices of Resolute Common Stock after May 21, 2009 through December 9, 2010 reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

(3)	From October 29, 2007 to December 31, 2007. Data are not available for prior periods as Resolute Common Stock commenced trading on the NYSE and TSX on October 29, 2007.

(4)	Data are not available as Resolute Common Stock commenced trading on the NYSE and TSX on October 29, 2007.

(5)	Data are not available as Resolute Common Stock was delisted by TSX between May 21, 2009 and the Emergence Date.

GLOSSARY

“2010 Annual Report” means Resolute’s 2010 Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC and the Canadian securities regulatory authorities and incorporated by reference into this document.

“2018 Notes” means the US$850 million in aggregate principal amount of 10.25% senior secured notes due 2018 issued by ABI Escrow Corporation on October 4, 2010, assumed by the Successor Company on the Emergence Date as part of the implementation of the Plans of Reorganization.

“Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the participant in DTC depositing the Fibrek Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal as if executed by such participant and that such agreement may be enforced against such participant.

“Aggregate Cash Limit” means the maximum amount of cash consideration available under the Offer, being Cdn$71,541,556 based on Fibrek’s most recent publicly disclosed number of 130,075,556 issued and outstanding Fibrek Shares.

“Aggregate Share Consideration Limit” means a maximum number of shares of Resolute Common Stock available to be issued under the Offer, being 3,694,146 shares of Resolute Common Stock based on Fibrek’s most recent publicly disclosed number of 130,075,556 issued and outstanding Fibrek Shares.

“Antitrust Division” means the Antitrust Division of the U.S. Department of Justice.

“ARC” means an advance ruling certificate granted by the Commissioner.

“Bank of Canada Noon Rate” means the noon exchange rate published by the Bank of Canada.

“BMO Capital Markets” means BMO Nesbitt Burns Inc. doing business as BMO Capital Markets.

“Book-Entry Confirmation” means a confirmation of a book-entry transfer of a Fibrek shareholder’s Fibrek Shares into the Depositary’s account at CDS through CDSX.

“Bureau” means the Competition Bureau.

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in the Province of Quebec, or any day on which banks in Montréal, Quebec or in New York City are required or permitted to be closed or a day that is not a TSX or a NYSE trading day, and, in each case, consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern Time.

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended from time to time.

“Cash and Share Option” has the meaning ascribed thereto in Section 1 of the Offer to Purchase, “The Offer”.

“Cash Only Option” has the meaning ascribed thereto in Section 1 of the Offer to Purchase, “The Offer”.

“CBCA” means the Canada Business Corporations Act, as amended from time to time.

“CDS” means CDS Clearing and Depository Services Inc. or its nominee, which at the date hereof is CDS & Co.

“CDSX” means the CDS on-line tendering system pursuant to which book-entry transfers through CDS may be effected.

“Code” has the meaning ascribed thereto in Section 18 of the Circular, “Material U.S. Federal Income Tax Considerations”.

“Commissioner” means the Commissioner of Competition appointed under the Competition Act.

“Compelled Acquisition” has the meaning ascribed thereto in Section 15 of the Circular, “Acquisition of Fibrek Shares not Deposited – Compulsory Acquisition”.

“Competition Act” means the Competition Act (Canada), as amended from time to time.

“Compulsory Acquisition” has the meaning ascribed thereto in Section 15 of the Circular, “Acquisition of Fibrek Shares not Deposited – Compulsory Acquisition”.

“CRA” means the Canada Revenue Agency.

“Credit Agreement” means the ABL credit agreement entered into among Resolute and certain of its U.S. and Canadian subsidiaries and certain lenders with Citibank, N.A., as administrative agent, on the Emergence Date, as amended.

“Creditor Protection Proceedings” has the meaning ascribed thereto in Section 1 of the Circular, “About Resolute Forest Products – Creditor Protection Proceedings”.

“Dealer Manager” means BMO Capital Markets, acting as dealer manager for the Offer in Canada.

“Debentures” means the 7% convertible unsecured subordinated debentures of Fibrek which were scheduled to mature on December 31, 2011 and which were, according to Fibrek’s public disclosure, redeemed on February 28, 2011 and June 28, 2011.

“Debtors” means the entities that were subject to the Creditor Protection Proceedings.

“Depositary” means the depository and exchange agent appointed for the Offer, being Canadian Stock Transfer Company Inc., acting in its capacity as administrative agent of CIBC Mellon Trust Company.

“DGCL” means the Delaware General Corporation Law.

“Direct Registration System Statement” means a statement evidencing that shares of Resolute Common Stock have been issued under the name of the applicable Resolute stockholder and registered electronically in Resolute’s records.

“Dissenting Offeree” means each holder of Fibrek Shares who did not accept the Offer and each person who subsequently acquires the Fibrek Shares of such holder.

“DTC” means The Depository Trust Company or its nominee, which at the date hereof is Cede & Co.

“Eligible Institution” means a Canadian Schedule I chartered bank, a broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Agent Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP), or any other “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act), including, without limitation, members of a recognized stock exchange in Canada or the U.S., members of the Investment Industry Regulatory Organization of Canada, members of the National Association of Securities Dealers or banks and trust companies in the U.S.

“Emergence Date” means December 9, 2010.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expiry Time” means 5:00 p.m., Eastern Time, on January 20, 2012, or as may be extended.

“Fairfax” means Fairfax Financial Holdings Limited.

“Fairmont Mill” means Fibrek’s recycled bleached kraft pulp mill located in Fairmont, West Virginia.

“Fibrek” means Fibrek Inc. and, as the context requires, any one of Fibrek Inc., SFK Pulp Fund, SFK Pulp Trust, Fibrek General Partnership (formerly known as SFK Pulp General Partnership), Fibrek Holding Inc. (formerly known as SFK Holding Inc.), SFK Pulp Finco Inc., Fibrek Recycling U.S. Inc. (formerly known as SFK Pulp Recycling U.S. Inc.) or its subsidiaries or any two of them or more collectively.

“Fibrek Shares” means all of the issued and outstanding common shares of Fibrek, including any Fibrek common shares that may become issued and outstanding after the date of the Offer but before the Expiry Time upon the exercise of options issued under the Fibrek SOP or the exercise, conversion or exchange of other securities of Fibrek that are convertible into or exercisable or exchangeable for Fibrek Shares, together with any rights associated with Fibrek Shares that may be issued under any shareholder rights plan which may be adopted by Fibrek before the Expiry Time.

“Fibrek SOP” means the share option plan of Fibrek implemented on May 19, 2010.

“Finance Committee” has the meaning ascribed thereto in Section 4 of the Circular, “Background to the Offer”.

“FTC” means the U.S. Federal Trade Commission.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Information Agent” means Georgeson Shareholder Communications Canada Inc.

“ICA” means the Investment Canada Act, as amended from time to time.

“IRS” means the U.S. Internal Revenue Service.

“Law” or “Laws” means any applicable laws, including international, national, provincial, state, municipal and local laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, by-laws, rules, regulations, instruments, policies, directives or other requirements of any regulatory or governmental authority having the force of law and the term “applicable” with respect to such Laws and in a context that refers to one or more persons, means such Laws as are applicable to such person or its business, undertaking, property or securities and emanate from a person having jurisdiction over said person or persons or its or their business, undertaking, property or securities.

“Letter of Transmittal” means the letter of transmittal and election form accompanying this document.

“Locked-up Shareholders” means, collectively, Fairfax, Pabrai and Oakmont.

“Lock-up Agreement” means each lock-up agreement entered into between Resolute, on the one hand, and each of the Locked-up Shareholders, on the other hand, and “Lock-up Agreements” means all of such agreements.

“Material Adverse Effect” has the meaning ascribed thereto in Section 4 of the Offer to Purchase, “Conditions of the Offer”.

“Maximum Take-Up Date Cash Consideration” means, in respect of any Take-Up Date, a number equal to the Aggregate Cash Limit multiplied by a fraction, the numerator of which is the number of Fibrek Shares to be taken up on such Take-Up Date and the denominator of which is the number of currently issued and outstanding Fibrek Shares, being 130,075,556.

“Maximum Take-Up Date Share Consideration” means, in respect of any Take-Up Date, a number equal to the Aggregate Share Consideration Limit multiplied by a fraction, the numerator of which is the number of Fibrek Shares to be taken up on such Take-Up Date and the denominator of which is the number of currently issued and outstanding Fibrek Shares, being 130,075,556.

“Menominee Mill” means Fibrek’s recycled bleached kraft pulp mill located in Menominee, Michigan.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“MI 62-104” means Multilateral Instrument 62-104 – Respecting Take-Over Bids and Issuer Bids.

“Minimum Tender Condition” has the meaning ascribed thereto in Section 4 of the Offer to Purchase, “Conditions of the Offer”.

“Minister” refers to the Minister of Industry Canada or the Minister of Canadian Heritage of the Government of Canada, as the case may be.

“Non-Resident Shareholder” has the meaning ascribed thereto in Section 17 of the Circular, “Material Canadian Federal Income Tax Considerations.

“Norton Rose” means Norton Rose OR LLP, Canadian counsel to Resolute.

“Notice of Guaranteed Delivery” means the notice of guaranteed delivery in the form accompanying this document.

“NYSE” means the New York Stock Exchange.

“Non-U.S. Holder” has the meaning ascribed thereto in Section 18 of the Circular, “Material U.S. Federal Income Tax Considerations”.

“Oakmont” means Oakmont Capital Inc. (and certain associated individuals), one of the three Locked-up Shareholders.

“Offer” means the offer to purchase Fibrek Shares made hereby to the holders of Fibrek Shares pursuant to the terms and subject to the conditions set out herein.

“Offer Consideration” means the consideration per Fibrek Share payable to each holder of Fibrek Shares in respect of such holder’s Fibrek Shares deposited under the Offer.

“Offeror’s Notice” means a notice given by the Offerors for the purposes of exercising their statutory right of Compulsory Acquisition.

“Offerors” means, collectively, Resolute and RFP Acquisition.

“Other Securities” means, collectively, any and all stock dividends, securities, rights, warrants or other interests or distributions accrued, declared, paid, issued, transferred, made or distributed on or in respect of the Purchased Fibrek Shares on or after the date of the announcement of the Offer.

“Pabrai” means Pabrai Investment Funds, one of the three Locked-up Shareholders.

“Paul, Weiss” means Paul, Weiss, Rifkind, Wharton & Garrison LLP, U.S. counsel to Resolute.

“Plans of Reorganization” has the meaning ascribed thereto in Section 1 of the Circular, “About Resolute Forest Products – Creditor Protection Proceedings”.

“Predecessor Company” means Resolute prior to December 31, 2010.

“Proposed Amendments” has the meaning ascribed thereto in Section 17 of the Circular, “Material Canadian Federal Income Tax Considerations”.

“Purchased Fibrek Shares” means the Fibrek Shares registered in the name of the holder as shown on the register of Fibrek shareholders maintained by or on behalf of Fibrek and deposited pursuant to the Offer and purchased by us under the Offer.

“Redeemable Fibrek Shares” has the meaning ascribed thereto in Section 17 of the Circular, “Material Canadian Federal Income Tax Considerations”.

“Resident Shareholder” has the meaning ascribed thereto in Section 17 of the Circular, “Material Canadian Federal Income Tax Considerations”.

“Resolute” means AbitibiBowater Inc. (doing business as Resolute Forest Products), with its subsidiaries and controlled affiliates, either individually or collectively, or any one or more of them, as the context requires.

“Resolute Common Stock” means the common stock of Resolute having a par value of US$0.001.

“Restricted Event” has the meaning ascribed thereto in Section 4 of the Offer to Purchase, “Conditions of the Offer”.

“RFP Acquisition” means RFP Acquisition Inc., a corporation incorporated under the CBCA and an indirect wholly-owned subsidiary of Resolute.

“SEC” means the U.S. Securities and Exchange Commission.

“SEDAR” means the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval website at www.sedar.com.

“Saint-Félicien Mill” means Fibrek’s northern bleached softwood kraft pulp mill located in Saint-Félicien, Quebec.

“Second Request” has the meaning ascribed thereto in Section 14 of the Circular, “Regulatory Matters – HSR Act”.

“Second Step Transaction” means either a Compulsory Acquisition or a Subsequent Acquisition Transaction, or both.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shares Only Option” has the meaning ascribed thereto in Section 1 of the Offer to Purchase, “The Offer”.

“Soliciting Dealer” means each member of a Soliciting Dealer Group.

“Soliciting Dealer Group” means a group of dealers formed by the Dealer Manager comprised of members of the Investment Industry Regulatory Organization of Canada for the purpose of soliciting tenders to the Offer.

“Special Committee” has the meaning ascribed thereto in Section 4 of the Circular, “Background to the Offer”.

“Subsequent Acquisition Transaction” has the meaning ascribed thereto in Section 15 of the Circular, “Acquisition of Fibrek Shares not Deposited – Subsequent Acquisition Transaction”.

“Successor Company” refers to Resolute on or after December 31, 2010, after giving effect to the implementation of the Plans of Reorganization and the application of fresh-start accounting.

“Take-Up Date” means a date on which we take up or acquire Fibrek Shares pursuant to the Offer or a Second Step Transaction.

“Tax Court” means the Tax Court of Canada.

“Treasury Regulations” has the meaning ascribed thereto in Section 18 of the Circular, “Material U.S. Federal Income Tax Considerations”.

“Troutman Sanders” means Troutman Sanders LLP, U.S. counsel to Resolute with respect to financing matters.

“TSX” means the Toronto Stock Exchange.

“UBS” means UBS Securities Canada Inc., the financial advisor to the Special Committee.

“U.S. GAAP” means U.S. generally accepted accounting principles in effect from time to time.

“U.S. Holder” has the meaning ascribed thereto in Section 18 of the Circular, “Material U.S. Federal Income Tax Considerations”.

“Waiver” has the meaning ascribed thereto in Section 4 of the Circular, “Background to the Offer”.

RISK FACTORS

In addition to other information included in or incorporated by reference into this document, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Information”, Fibrek shareholders should carefully consider the matters described below in deciding whether to deposit their Fibrek Shares in the Offer, which we believe are all significant risks related to the transaction, our business before and after giving effect to our acquisition of Fibrek, and the receipt and ownership of Resolute Common Stock as a result of the consummation of the Offer and any Second Step Transaction.

Risk Factors relating to the Acquisition of Fibrek

You may receive securities with a market value lower than you expected.

As part of the Offer Consideration, you may, depending on which consideration option you select when depositing your Fibrek Shares in the Offer, receive up to 0.0632 of a share of Resolute Common Stock in exchange for each Fibrek Share deposited and not withdrawn by you. This is a fixed exchange ratio. Our Offer does not provide for an adjustment to the exchange ratio as a result of any change in the market price of Resolute Common Stock between the date of the commencement of the Offer and the date you receive Resolute Common Stock in exchange or partial exchange for your Fibrek Shares. If the market price of Resolute Common Stock declines, the value of the Offer Consideration received by Fibrek shareholders will decline as well. Variations may occur as a result of changes in, or market perceptions of changes in, our business, operations or prospects, market assessments of the likelihood that the Offer will be consummated, regulatory considerations, general market and economic conditions and other factors over which we have little or no control. In addition, although holders of Fibrek Shares will receive the same consideration choices in any Second Step Transaction as are being provided in the Offer (i.e., the same fixed per share amount of cash and number of shares of Resolute Common Stock as well as an all-stock and all-cash choice, subject to proration), since the trading price of Resolute Common Stock may be different at the time of completion of a Second Step Transaction from what it was at the time of completion of the Offer, the value of the per share consideration in the form of Resolute Common Stock received in any such Second Step Transaction may be higher or lower than the value received in the Offer. You are urged to obtain current market quotations for Resolute Common Stock and Fibrek Shares.

The value, liquidity and listing of Fibrek Shares may be affected.

The purchase of any Fibrek Shares by us pursuant to the Offer will reduce the number of Fibrek Shares that might otherwise trade publicly, as well as reduce the number of Fibrek shareholders. Depending on the number of Fibrek Shares purchased pursuant to the Offer, following the completion of the Offer and prior to any Second Step Transaction, it is possible that the Fibrek Shares would fail to meet the criteria for continued listing on TSX. If this were to happen, the Fibrek Shares could be delisted from TSX and this could, in turn, adversely affect the liquidity and market or result in a lack of an established market for the Fibrek Shares. The extent of the public market for the Fibrek Shares and the availability of price or other quotations would depend upon the number of Fibrek shareholders, the number of Fibrek Shares publicly held and the aggregate market value of the Fibrek Shares remaining at such time, the interest in maintaining a market in Fibrek Shares on the part of securities firms, whether Fibrek remains subject to public reporting requirements in Canada and other factors.

In addition, if permitted by applicable Laws and TSX rules, we intend to cause Fibrek to apply to delist the Fibrek Shares from TSX as soon as practicable after the completion of the Offer. As a result of such delisting, Fibrek Shares not tendered pursuant to the Offer may become illiquid and may be of reduced value, and the availability of price or other quotations and an established market for the Fibrek Shares may be compromised. See Section 6 of the Circular, “Purpose of the Offer; Plans for Fibrek”.

The Offer is conditional upon, among other things, the receipt of consents and approvals from governmental authorities that could delay completion of the Offer or impose conditions on us and Fibrek that could in turn result in an adverse effect on the business or financial condition of Resolute following our acquisition of Fibrek.

The Offer is conditional upon, among other things, our having obtained all approvals, consents and clearances from every governmental authority that we reasonably determine are necessary or advisable in connection with the Offer and any Second Step Transaction, including the expiration or earlier termination of the waiting periods under the

HSR Act and the receipt of approvals under the Competition Act and the ICA, all as further described under Section 4 of the Offer to Purchase, “Conditions of the Offer”. While we expect to obtain the required regulatory approvals, we cannot be certain that all the required approvals will be obtained or, if obtained, on what terms such approvals will be obtained. A substantial delay in obtaining satisfactory approvals or the imposition of unfavorable terms or conditions in connection with obtaining the approvals could delay completion of the Offer or have an adverse effect on the business, financial condition or results of operations of Resolute following the acquisition of Fibrek.

We have been unable to independently verify the accuracy and completeness of the Fibrek information in the Offer.

We have not had any access to Fibrek’s detailed accounting records or other non-public books and records. We have not been able to independently verify the information in Fibrek’s publicly filed documents, including its financial statements. As a result, all historical information regarding Fibrek contained herein as well as the number of issued and outstanding Fibrek Shares has been derived from Fibrek’s public reports and securities filings. Although we have no reason to doubt the accuracy of Fibrek’s publicly disclosed information, any inaccuracy or material omission in Fibrek’s publicly available information, including the information about or relating to Fibrek contained in the Offer, could result in unanticipated liabilities or expenses, increase the cost of integrating Fibrek into Resolute, or adversely affect the operational plans of Resolute following our acquisition of Fibrek and our results of operations and financial condition.

Change-of-control provisions in Fibrek’s agreements triggered in connection with the acquisition of Fibrek may lead to adverse consequences.

Fibrek may be a party to agreements that contain change-of-control or similar provisions that may be triggered in connection with the Offer, as a result of our acquisition of at least a majority of Fibrek Shares or as a result of a Second Step Transaction. The operation of these change-of-control or similar provisions, if triggered, could result in unanticipated expenses following the consummation of the Offer or adversely affect Fibrek’s and/or our results of operations and financial condition. As mentioned above, we have not had any access to non-public information regarding Fibrek, and there can be no assurance as to the existence or absence of such agreements or provisions, or the magnitude of payments or expenses or other adverse consequences, if any, which could result.

Certain Fibrek employee benefit plans or agreements contain change-of-control clauses providing for compensation to be granted to certain senior officers of Fibrek if, following a change of control, Fibrek terminated the employment relationship between Fibrek and these employees, or if these employees suffer a substantial change in their working conditions within specified periods following a change of control. If successful, we expect that the Offer would constitute a change of control of Fibrek, thereby giving rise to potential change-of-control payments.

Our acquisition of Fibrek might not be successfully completed without the possibility of Fibrek shareholders exercising dissent rights in connection with a Second Step Transaction.

In order for us to acquire all of the issued and outstanding Fibrek Shares, it might be necessary, following the completion of the Offer, to effect a Second Step Transaction. A Second Step Transaction might result in Fibrek shareholders having the right to dissent and demand payment of the fair value of their Fibrek Shares. If the statutory procedures governing dissent rights are available, this right could lead to judicial determination of the fair value required to be paid to dissenting Fibrek shareholders.

There might be difficulties in integrating Fibrek’s business and operations into our business and operations.

The Offer is being made with the expectation that its successful completion will result in increased earnings and cost savings for us following the integration of Fibrek. This expectation is based on presumed synergies from consolidation and enhanced growth opportunities. These anticipated benefits will depend in part on whether Fibrek’s operations can be integrated in an efficient and effective manner into our operations, and whether the expected bases or sources of synergies in fact do produce the benefits anticipated. Most operational and strategic decisions, and certain staffing decisions, with respect to Fibrek following its acquisition by us have not yet been made and may not have been fully identified. These decisions and such integration may present significant challenges to management, including the integration of systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, significant one-time write-offs or restructuring charges, unanticipated costs, and the loss of key employees.

While we believe that our expectations regarding the achievement of synergies and other benefits of the Offer are reasonable, there can be no assurance that the integration of Fibrek’s operations, management and culture into ours will be timely or effectively accomplished, or ultimately will be successful in increasing earnings and reducing costs.

The trading price of Resolute Common Stock is affected by factors different from those affecting the trading price of Fibrek Shares.

Upon completion of the Offer and any Second Step Transaction, holders of Fibrek Shares will become holders of Resolute Common Stock to the extent they do not only receive cash consideration for their Fibrek Shares. Our business differs from that of Fibrek, and our results of operations, as well as the trading price of Resolute Common Stock, is affected by factors different from those affecting Fibrek’s results of operations and the trading price of Fibrek Shares.

Resolute Common Stock to be received by Fibrek shareholders as a result of the acquisition will carry different rights than the Fibrek Shares.

Following completion of the Offer and any Second Step Transaction, Fibrek shareholders will no longer be shareholders of Fibrek, a corporation governed by the CBCA, but will instead be stockholders of Resolute, a Delaware corporation. There are important differences between the current rights of Fibrek shareholders and the rights to which such shareholders will be entitled as stockholders of Resolute. For example, the CBCA provides an oppression remedy that enables a court to make any order, whether interim or final, to rectify matters that are oppressive or unfairly prejudicial to or that unfairly disregard the interests of any security holder, director or officer of a corporation governed by the CBCA whereas there is no oppression remedy available to stockholders of corporations incorporated under the DGCL, such as Resolute. Also, dissent rights are available to stockholders of corporations incorporated under the DGCL in more limited circumstances than under the CBCA. See Section 19 of the Circular, “Comparison of Shareholder Rights” and Appendix A to this document.

Fibrek shareholders will have a reduced relative ownership and voting interest in Resolute as compared to their current ownership and voting interest in Fibrek.

Fibrek shareholders who receive Resolute Common Stock as consideration under the Offer will own a significantly smaller percentage of Resolute and its voting stock than they currently own of Fibrek as a stand-alone company. Consequently, Fibrek shareholders will not be able to exercise as much influence over the management and policies of Resolute as they currently exercise over Fibrek.

We have not negotiated the price or terms of the Offer with Fibrek’s board of directors.

In evaluating this Offer, you should be aware that we have not negotiated the price or terms of the Offer with Fibrek or its board of directors. Neither Fibrek nor its board of directors has approved the Offer. Fibrek, however, is required under the applicable rules of the Canadian take-over bid (tender offer) regime to publish, send or give to security holders, no later than 15 days from the date of the formal commencement of the Offer, a director’s circular containing the information required by the applicable rules of the Canadian take-over bid regime as to whether it recommends acceptance or rejection of the Offer, that it expresses no opinion and remains neutral toward the Offer or that it is unable to take a position with respect to the Offer, which statement shall describe Fibrek’s position, if any, and certain related information. We recommend that you carefully review Fibrek’s directors’ circular when it becomes available.

Whether or not the Offer is consummated, the announcement and pendency of the Offer could impact or cause disruptions in Fibrek’s business, which could have an adverse effect on Fibrek’s business and results of operations.

Whether or not the Offer is consummated, the announcement and pendency of the Offer could cause disruptions in or otherwise negatively impact Fibrek’s business and results of operations. Possible impacts include, without limitation:

•

Fibrek’s employees may experience uncertainty about their future roles with Fibrek following its acquisition by us, which might adversely affect Fibrek’s ability to retain and hire key personnel and other employees;

•

the attention of Fibrek’s management may be directed toward the Offer and transaction-related considerations and may be diverted from the day-to-day operations and pursuit of other opportunities that could be beneficial to Fibrek’s business; and

•	business partners may seek to modify or terminate their business relationships with Fibrek.

These disruptions could be exacerbated by a delay in the consummation of the Offer and could have an adverse effect on Fibrek’s business, results of operations or prospects whether or not the Offer is consummated.

We have the right to waive the Minimum Tender Condition and, if we were to do so, there can be no assurance that we would be able to successfully consummate a Second Step Transaction.

Under the terms of the Offer, and subject to the terms and conditions of the Lock-up Agreements, we have the right to waive one or more of the conditions of the Offer, including the Minimum Tender Condition. In the event we were to decide to waive the Minimum Tender Condition and were to take up and pay for more than 50% of the Fibrek Shares, we may not be able to successfully consummate a Second Step Transaction or our ability to do so may be delayed. In addition, the market for Fibrek Shares not tendered in the Offer may be less liquid than the current market for Fibrek Shares and the Fibrek Shares may be potentially delisted from TSX. In such event, it is possible that Fibrek would become a controlled but not wholly-owned subsidiary of Resolute.

Risk Factors relating to Resolute’s Business

Developments in alternative media could continue to adversely affect the demand for our products, especially in North America, and our responses to these developments may not be successful.

Trends in advertising, electronic data transmission and storage and the Internet could have further adverse effects on the demand for traditional print media, including our products and those of our customers. Neither the timing nor the extent of those trends can be predicted with certainty. Our newspaper, magazine, book and catalog publishing customers may increasingly use, and compete with businesses that use, other forms of media and advertising and electronic data transmission and storage, including television, electronic readers and the Internet, instead of newsprint, coated papers, uncoated specialty papers or other products made by us. The demand for certain of our products weakened significantly over the last several years. For example, industry statistics indicate that North American newsprint demand has been in decline for several years and has experienced annual declines of 10.3% in 2007, 11.2% in 2008, 25.3% in 2009, 6.0% in 2010 and 7.2% through October of 2011. Third-party forecasters indicate that these declines may continue in the future due to reduced North American newspaper circulation, less advertising, substitution to other uncoated mechanical grades and conservation measures taken by publishers.

One of our responses to the declining demand for our products has been to curtail our production capacity. If demand continues to decline for our products, it may become necessary to curtail production even further or permanently shut down even more machines or facilities. Curtailments or shutdowns could result in asset impairments and additional cash costs at the affected facilities, including restructuring charges and exit or disposal costs, and could negatively impact our cash flows and materially affect our results of operations or financial condition.

Currency fluctuations may adversely affect our results of operations or financial condition, and changes in foreign currency exchange rates can affect our competitive position, selling prices and manufacturing costs.

We compete with North American, European and Asian producers in most of our product lines. Our products are sold and denominated in U.S. dollars, Canadian dollars and selected foreign currencies. A substantial portion of our manufacturing costs are denominated in Canadian dollars. In addition to the impact of product supply and demand, changes in the relative strength or weakness of such currencies, particularly the U.S. dollar, may also affect international trade flows of these products. A stronger U.S. dollar may attract imports into North America from foreign producers, increase supply and have a downward effect on prices, while a weaker U.S. dollar may encourage U.S. exports and increase manufacturing costs that are in Canadian dollars or other foreign currencies. Variations in the exchange rates between the U.S. dollar and other currencies, particularly the Euro and the currencies of Canada, Sweden and certain Asian countries, will significantly affect our competitive position compared to many of our competitors.

We are sensitive to changes in the value of the Canadian dollar versus the U.S. dollar. The impact of these changes depends primarily on our production and sales volume, the proportion of our production and sales that occur in Canada, the proportion of our financial assets and liabilities denominated in Canadian dollars, our hedging levels and the magnitude, direction and duration of changes in the exchange rate. We expect exchange rate fluctuations to continue to impact costs and revenues; however, we cannot predict the magnitude or direction of this effect for any quarter, and there can be no assurance of any future effects. During the last three years, the relative value of the Canadian dollar ranged from US$0.78 in March 2009 to US$1.06 in July 2011 and to US$0.98 as of December 6, 2011. Based on operating projections for 2011, a one-cent increase in the Canadian-U.S. dollar exchange rate is expected to decrease our annual operating income by approximately US$22 million.

If the Canadian dollar continues to remain strong or appreciates as against the U.S. dollar, it could influence the foreign exchange rate assumptions that are used in our evaluation of long-lived assets for impairment and consequently, result in asset impairment charges.

We face intense competition in the forest products industry and the failure to compete effectively would have a material adverse effect on our business, financial condition or results of operations.

We compete with numerous forest products companies, many of which have greater financial resources than we do. There has been a continued trend toward consolidation in the forest products industry, leading to new global producers. These global producers are typically large, well-capitalized companies that may have greater flexibility in pricing and financial resources for marketing, investment and expansion than we do. The markets for our products are all highly competitive. Actions by competitors can affect our ability to sell our products and can affect the volatility of the prices at which our products are sold. While the principal basis for competition is price, we also compete on the basis of customer service, quality and product type. There has also been an increasing trend toward consolidation among our customers. With fewer customers in the market for our products, our negotiating position with these customers could be weakened.

In addition, our industry is capital intensive, which leads to high fixed costs. Some of our competitors may be lower-cost producers in some of the businesses in which we operate. Global newsprint capacity, particularly Chinese and European newsprint capacity, has been increasing, which may result in lower prices, volumes or both for our exported products. We believe that hardwood pulp capacity at South American pulp mills has unit costs that are significantly below those of our hardwood kraft pulp mills. Other actions by competitors, such as reducing costs or adding low-cost capacity, may adversely affect our competitive position in the products we manufacture and consequently, our sales, operating income and cash flows. We may not be able to compete effectively and achieve adequate levels of sales and product margins. Failure to compete effectively would have a material adverse effect on our business, financial condition or results of operations.

The forest products industry is highly cyclical. Fluctuations in the prices of, and the demand for, our products could result in small or negative profit margins, lower sales volumes and curtailment or closure of operations.

The forest products industry is highly cyclical. Historically, economic and market shifts, fluctuations in capacity and changes in foreign currency exchange rates have created cyclical changes in prices, sales volume and margins for our products. Most of our paper and wood products are commodities that are widely available from other producers and even our coated and specialty papers are susceptible to these fluctuations. Because our commodity products have few distinguishing qualities from producer to producer, competition for these products is based primarily on price, which is determined by supply relative to demand. The overall levels of demand for the products we manufacture and distribute and consequently, our sales and profitability, reflect fluctuations in levels of end-user demand, which depend in part on general economic conditions in North America and worldwide.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to service our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to fund our day-to-day operations or to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay capital expenditures or to sell assets or operations, seek additional capital or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, such alternative actions may not allow us to meet our scheduled debt service obligations. The Credit Agreement restricts our ability to dispose of assets and use the proceeds from any such dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or obtain proceeds in an amount sufficient to meet any debt service obligations when due.

If we are unable to generate sufficient cash flows to service our obligations under the 2018 Notes and the Credit Agreement, we would be in default. If the default is not cured, holders of the 2018 Notes could declare all outstanding principal and interest to be due and payable, the lenders under the Credit Agreement could terminate their commitments to loan money, our secured lenders could foreclose against the assets securing such borrowings and we could be forced into bankruptcy or liquidation.

Our Credit Agreement and the 2018 Notes indenture may restrict our ability to respond to changes or to take certain actions.

The 2018 Notes indenture and the Credit Agreement contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests, including, among other things, restrictions on our ability to: incur, assume or guarantee additional indebtedness; issue redeemable stock and preferred stock; pay dividends or make distributions or redeem or repurchase capital stock; prepay, redeem or repurchase certain debt; make loans and investments; incur liens; restrict dividends, loans or asset transfers from our subsidiaries; sell or otherwise dispose of assets, including capital stock of subsidiaries; consolidate or merge with or into, or sell substantially all of our assets to another person; enter into transactions with affiliates; and enter into new lines of business.

In addition, the restrictive covenants in the Credit Agreement could require us to maintain a specified financial ratio if the availability falls below a certain threshold, as well as satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and there can be no assurance that we will meet them.

A breach of the covenants under the 2018 Notes indenture or under the Credit Agreement could result in an event of default under the applicable indebtedness. Such default may allow the holders to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the Credit Agreement would permit the lenders thereunder to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under our Credit Agreement, those lenders could proceed against the collateral over which they have priority granted to them to secure that indebtedness. In the event our lenders under the Credit Agreement or holders of the 2018 Notes accelerate the repayment of our borrowings, there can be no assurance that we and our subsidiaries would have sufficient assets to repay such indebtedness. As a result of these restrictions, we may be limited in how we conduct our business, unable to raise additional debt or equity financing to operate during general economic or business downturns or unable to compete effectively or to take advantage of new business opportunities. These restrictions may affect our ability to respond to changes or to pursue other business opportunities.

Our operations require substantial capital and we may be unable to maintain adequate capital resources to provide for all of our capital requirements.

Our businesses are capital intensive and require regular capital expenditures in order to maintain our equipment, increase our operating efficiency and comply with environmental Laws. In addition, significant amounts of capital may be required to modify our equipment to produce alternative grades with better demand characteristics or to make significant improvements in the characteristics of our current products. If our available cash resources and cash generated from operations are not sufficient to fund our operating needs and capital expenditures, we would have to obtain additional funds from borrowings or other available sources or reduce or delay our capital expenditures. Recent global credit conditions and the downturn in the global economy have resulted in a significant decline in the credit markets and the overall availability of credit. Our indebtedness could adversely affect our financial health, limit our operations and impair our ability to raise additional capital. If this occurs, we may not be able to obtain additional funds on favorable terms or at all. If we cannot maintain or upgrade our equipment as we require, we may become unable to manufacture products that compete effectively. An inability to make required capital expenditures in a timely fashion could have a material adverse effect on our growth, business, financial condition or results of operations.

We may not be successful in implementing our strategies to increase our return on capital.

We are targeting a higher return on capital, which may require significant capital investments with uncertain return outcomes. Our strategies include improving our business mix, reducing our costs and increasing operational flexibility, targeting export markets with better newsprint demand and exploring strategic alternatives. There are risks associated with the implementation of these strategies, which are complicated and involve a substantial number of mills, machines, capital and personnel. To the extent we are unsuccessful in achieving these strategies, our results of operations may be adversely affected.

Our manufacturing businesses may have difficulty obtaining wood fiber at favorable prices, or at all.

Wood fiber is the principal raw material we use in our business. We use both virgin fiber (wood chips and logs) and recycled fiber (old newspapers and magazines) as fiber sources for our paper mills. The primary source for wood fiber is timber. Environmental litigation and regulatory developments have caused, and may cause in the future, significant reductions in the amount of timber available for commercial harvest in Canada and the United States. In addition, future domestic or foreign legislation or regulation, litigation advanced by Aboriginal groups and litigation concerning the use of timberlands, forest management practices, the protection of endangered species, the promotion of forest biodiversity and the response to and prevention of catastrophic wildfires could also affect timber supplies. Availability of harvested timber may further be limited by factors such as fire and fire prevention, insect infestation, disease, ice storms, wind storms, drought, flooding and other natural and man-made causes, thereby reducing supply and increasing prices. As is typical in the industry, we do not maintain insurance for any loss to our standing timber from natural disasters or other causes.

Wood fiber is a commodity and prices historically have been cyclical, are subject to market influences and may increase in particular regions due to market shifts. Pricing of recycled fiber is also subject to market influences and has experienced significant fluctuations. During the last two years, the market prices of old newspapers have ranged from a low of US$91 average per ton during the first quarter of 2009 to a high of US$209 average per ton during the third quarter of 2011. There can be no assurance that prices of recycled fiber will remain at levels that are economical for us to use. Any sustained increase in fiber prices would increase our operating costs and we may be unable to increase prices for our products in response, which could have a material adverse effect on our results of operations or financial condition.

There can be no assurance that access to fiber will continue at the same levels as in the past. The cost of softwood fiber and the availability of wood chips may be affected. If our harvesting rights pursuant to applicable Laws, forest licenses or forest management agreements are reduced or if any third-party supplier of wood fiber stops selling or is unable to sell wood fiber to us, our financial condition or operating results could suffer.

A sustained increase in the cost of purchased energy and other raw materials would lead to higher manufacturing costs, thereby reducing our margins.

Our operations consume substantial amounts of energy, such as electricity, natural gas, fuel oil, coal and wood waste. We buy energy and raw materials, including chemicals, wood, recovered paper and other raw materials, primarily on the open market.

The prices for raw materials and energy are volatile and may change rapidly, directly affecting our results of operations. The availability of raw materials and energy may also be disrupted by many factors outside our control, adversely affecting our operations. Energy prices, particularly for electricity, natural gas and fuel oil, have been volatile in recent years and prices every year since 2005 have exceeded long-term historical averages. As a result, fluctuations in energy prices will impact our manufacturing costs and contribute to earnings volatility.

We are a major user of renewable natural resources such as water and wood. Accordingly, significant changes in climate and forest diseases or infestation could affect our financial condition or results of operations. The volume and value of timber that we can harvest or purchase may be limited by factors such as fire and fire prevention, insect infestation, disease, ice storms, wind storms, drought, flooding and other natural and man-made causes, thereby reducing supply and increasing prices. As is typical in the industry, we do not maintain insurance for any loss to our standing timber from natural disasters or other causes. Also, there can be no assurance that we will be able to maintain our water rights or to renew them at conditions comparable to those currently in effect.

For our commodity products, the relationship between industry supply and demand for these products, rather than changes in the cost of raw materials, will determine our ability to increase prices. Consequently, we may be unable to pass along increases in our operating costs to our customers. Any sustained increase in energy, chemical or raw material prices without any corresponding increase in product pricing would reduce our operating margins and potentially require us to limit or cease operations of one or more of our machines.

The global financial crisis and economic downturn could continue to negatively impact our results of operations or financial condition and it may cause a number of the risks that we currently face to increase in likelihood, magnitude and duration.

The global financial crisis and economic downturn has adversely affected economic activity globally. Our operations and performance depend significantly on worldwide economic conditions. Customers across all of our businesses have been delaying and reducing their expenditures in response to deteriorating macroeconomic and industry conditions and uncertainty, which has had a significant negative impact on the demand for our products and therefore, the cash flows of our businesses, and could continue to have a negative impact on our capital resources.

Our newsprint, coated papers and specialty papers demand has been and is expected to be negatively impacted by higher unemployment and lower gross domestic product growth rates. We believe that some consumers have reduced newspaper and magazine subscriptions as a direct result of their financial circumstances in the current economic downturn, contributing to lower demand for our products by our customers. Additionally, advertising demand in magazines and newspapers, including classified advertisements, and demand from automotive dealerships and real estate agencies have been impacted by higher unemployment, lower automobile sales and the distressed real estate environment. Lower demand for print advertisements leads to fewer pages in newspapers, magazines and other advertisement circulars and periodicals, decreasing the demand for our products. Furthermore, consumer and advertising-driven demand for our paper products may not recover, even with an economic recovery, as purchasing habits may be permanently changed with a prolonged economic downturn.

The economic downturn has had a profoundly negative impact on the U.S. housing industry, which sets the prices for many of our lumber and other wood-based products. According to the U.S. Census Bureau, U.S. housing starts declined from approximately 1.4 million in 2007 to approximately 0.5 million in 2010, reflecting a 61% decline, improving slightly to a seasonally adjusted 658,000 through October 2011. With this low level of primary demand for our lumber and other wood-based products, our wood products business may continue to operate at a low level until there is a meaningful recovery in new residential construction demand. With less demand for saw logs at sawmills throughout North America and lower saw log prices, our timberland values may decline, impacting some of our financial options. Additionally, with less lumber demand, sawmills have generated less sawdust and wood chips and shavings that we use for fiber for our mills. The price of sawdust and wood chips for our mills that need to purchase their furnish on the open market may also continue to be at elevated levels, until there is a meaningful recovery in new residential demand in the U.S.

Changes in Laws and regulations could adversely affect our results of operations.

We are subject to a variety of foreign, federal, state, provincial and local Laws and regulations dealing with trade, employees, transportation, taxes, timber and water rights, pension funding and the environment. Changes in these Laws or regulations or their interpretations or enforcement have required in the past, and could require in the future, substantial expenditures by us and adversely affect our results of operations. For example, changes in environmental Laws and regulations have in the past, and could in the future, require us to spend substantial amounts to comply with restrictions on air emissions, wastewater discharge, waste management, landfill sites, including remediation costs, the Environmental Protection Agency’s new greenhouse gas regulations and Boiler MACT. Environmental Laws are becoming increasingly stringent. Consequently, our compliance and remediation costs could increase materially.

Changes in the political or economic conditions in Canada, the United States or other countries in which our products are manufactured or sold could adversely affect our results of operations.

We manufacture products in Canada, the United States and South Korea and sell products throughout the world. Paper prices are tied to the health of the economies of North and South America, Asia and Europe, as well as to paper inventory levels in these regions. The economic and political climate of each region has a significant impact on our costs and the prices of, and demand for, our products. Changes in regional economies or political instability, including acts of war or terrorist activities, can affect the cost of manufacturing and distributing our products, pricing and sales volume, directly affecting our results of operations. Such changes could also affect the availability or cost of insurance.

We may be required to record additional environmental liabilities.

We are subject to a wide range of general and industry-specific Laws and regulations relating to the protection of the environment, including those governing air emissions, wastewater discharges, timber harvesting, the storage, management and disposal of hazardous substances and waste, the clean-up of contaminated sites, landfill and lagoon operation and closure, forestry operations, endangered species habitat and health and safety. As an owner and operator of real estate and manufacturing and processing facilities, we may be liable under environmental Laws for cleanup and other costs and damages, including tort liability and damages to natural resources, resulting from past or present spills or releases of hazardous or toxic substances on or from our current or former properties. We may incur liability under these Laws without regard to whether we knew of, were responsible for, or owned the property at the time of, any spill or release of hazardous or toxic substances on or from our property, or at properties where we arranged for the disposal of regulated materials. Claims may also arise out of currently unknown environmental conditions or aggressive enforcement efforts by governmental or private parties. As a result of the above, we may be required to record additional environmental liabilities. For information regarding environmental matters to which we are subject, see Note 22, “Commitments and Contingencies – Environmental matters”, to our consolidated financial statements found in our 2010 Annual Report incorporated by reference into this document.

We are subject to physical and financial risks associated with climate change.

Our operations are subject to climate variations, which impact the productivity of forests, the distribution and abundance of species and the spread of disease or insect epidemics, which may adversely or positively affect timber production. Over the past several years, changing weather patterns and climatic conditions have added to the unpredictability and frequency of natural disasters such as hurricanes, earthquakes, hailstorms, wildfires, snow and ice storms, which could also affect our woodlands or cause variations in the cost for raw materials, such as fiber. Changes in precipitation resulting in droughts could adversely affect our hydroelectric facilities’ production, increasing our energy costs, while increased precipitation may generally have positive effects.

To the extent climate change impacts raw material availability or our electricity production, it may also impact our costs and revenues. Furthermore, should financial markets view climate change as a financial risk, our ability to access capital markets or to receive acceptable terms and conditions could be affected.

We may be required to record long-lived asset impairment charges.

Losses related to impairment of long-lived assets are recognized when circumstances indicate the carrying values of the assets may not be recoverable, such as continuing losses in certain locations. When certain indicators that the carrying value of a long-lived asset may not be recoverable are triggered, we evaluate the carrying value of the asset group in relation to our expected undiscounted future cash flows. If the carrying value of the asset group is greater than the expected undiscounted future cash flows, an impairment charge is recorded based on the excess of the long-lived asset group’s carrying value over its fair value.

If there were to be a triggering event, it is possible that we could record non-cash long-lived asset impairment charges in future periods, which would be recorded as operating expenses and would directly and negatively impact our reported operating income (loss) and net income (loss).

We may be required to record additional valuation allowances against our recorded deferred income tax assets.

We recorded significant tax attributes (deferred income tax assets) in our consolidated balance sheet as of December 31, 2010, which attributes would be available to offset any future taxable income. If we later determine that we are unable to use the full extent of these tax attributes as a result of sustained cumulative future taxable losses, we could be required to record additional valuation allowances for the unusable portion of the tax attributes. Such valuation allowances, if taken, would be recorded as a charge to income tax expense and would negatively impact our reported net income (loss).

The effect of not meeting certain conditions under the Canadian pension funding relief regulations could have a material impact on our financial condition.

As of the third quarter of 2011, both the provinces of Quebec and Ontario had adopted specific regulations to implement funding relief measures with respect to aggregate solvency deficits in our material Canadian registered pension plans, as contemplated by an agreement between each province and our principal Canadian operating subsidiary, effective as of our emergence from the Creditor Protection Proceedings for a period of 10 years. Those agreements include a number of undertakings by our principal Canadian operating subsidiary, which will apply for a minimum period of five years following the Emergence Date. Those undertakings and the basic funding parameters are described in our 2010 Annual Report under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Employee Benefit Plans – Resolution of Canadian pension situation” incorporated by reference into this document. We could lose the benefit of the funding relief regulations if we fail to comply with them or fail to meet our undertakings in the related agreements, which, in either case, could have a material impact on our financial condition.

The regulations also provide that corrective measures would be required if the aggregate solvency ratio in the registered pension plans falls below a prescribed level under the target provided by the regulations as of December 31 in any year through 2014. Such measures may include additional funding over five years to attain the target solvency ratio prescribed in the regulations. Thereafter, additional funding would be required if the aggregate solvency ratio in the registered pension plans falls below a prescribed level under the target provided by the regulations as of December 31 in any year on or after 2015 for the remainder of the period covered by the regulations. The aggregate solvency ratio in the Canadian registered pension plans covered by the Quebec and Ontario funding relief is determined annually as of December 31. The calculation is based on a number of factors and assumptions, including the accrued benefits to be provided by the plans, interest rate levels, membership data and demographic experience. In light of current low yields on government securities in Canada and the continued volatility in those yields as well as in the equity markets generally, absent any supplemental funding before the end of the year, it is possible that the aggregate solvency ratio in these Canadian registered plans could fall below the minimum level prescribed by the regulations and we would therefore be required to adopt corrective measures. At this time, we cannot estimate the additional contributions, if any, that may be required based on determinations to be made as of December 31, 2011, or any subsequent year, but they could be material.

It is also possible that provinces other than Quebec and Ontario could attempt to assert jurisdiction and to compel additional funding of certain of our Canadian registered pension plans in respect of plan members associated with sites we formerly operated in their respective provinces.

We could be compelled to make additional environmental remediation payments in respect of certain sites we formerly owned and/or operated in the Province of Newfoundland and Labrador.

On March 31, 2010, the Superior Court of Quebec dismissed a motion for declaratory judgment brought by the Province of Newfoundland and Labrador, awarding costs in our favor, and thus confirmed our position that the five orders the province issued under Section 99 of its Environmental Protection Act on November 12, 2009 were subject to the stay of proceedings pursuant to the Creditor Protection Proceedings. The Province of Newfoundland and Labrador’s orders could have required us to proceed immediately with the environmental remediation of various sites we formerly owned or operated, some of which the Province expropriated in December 2008. The Quebec Court of Appeal denied the Province’s request for leave to appeal on May 18, 2010. An appeal of that decision is now pending before the Supreme Court of Canada, which heard the matter on November 16, 2011. If leave to appeal is ultimately granted and the appeal is allowed, we could be required to make additional environmental remediation payments without regard to the Creditor Protection Proceedings. Any additional environmental remediation payments required to be made by us could have a material adverse effect on our results of operations or financial condition. For information regarding our environmental matters, see Note 22, “Commitments and Contingencies – Environmental matters”, to our consolidated financial statements found in our 2010 Annual Report incorporated by reference into this document.

We could experience disruptions in operations or increased labor costs due to labor disputes.

As of October 31, 2011, we employed approximately 9,500 people, of whom approximately 7,500 were represented by bargaining units. Our unionized employees are represented predominantly by the CEP in Canada and predominantly by the United Steelworkers International in the U.S.

The employees at the Mokpo, South Korea facility have complied with all conditions necessary to strike, but the possibility of a strike or lockout of those employees is not clear; we served the six-month notice necessary to terminate the collective bargaining agreement related to the Mokpo facility in June 2009.

We have collective bargaining agreements in place covering the majority of our unionized employees, many of which have been recently renewed and revised. However, there can be no assurance that we will maintain continuously satisfactory agreements with all of our unionized employees or that we will finalize satisfactory agreements with the remaining unionized employees (which include approximately 300 wood workers in Quebec). Should we be unable to do so, it could result in strikes or other work stoppages by affected employees, which could cause us to experience a disruption of operations and affect our business, financial condition or results of operations.

The occurrence of natural or man-made disasters could disrupt our supply chain and the delivery of our products and adversely affect our financial condition or results of operations.

The success of our businesses is largely contingent on the availability of direct access to raw materials and our ability to ship products on a timely basis. As a result, any event that disrupts or limits transportation or delivery services would materially and adversely affect our business. In addition, our operating results are dependent on the continued operation of our various production facilities and the ability to complete construction and maintenance projects on schedule. Material operating interruptions at our facilities, including interruptions caused by the events described below, may materially reduce the productivity and profitability of a particular manufacturing facility, or our business as a whole, during and after the period of such operational difficulties.

Although we take precautions to enhance the safety of our operations and minimize the risk of disruptions, our operations are subject to hazards inherent in our business and the transportation of raw materials, products and wastes. These potential hazards include: explosions; fires; severe weather and natural disasters; mechanical failures; unscheduled downtimes; supplier disruptions; labor shortages or other labor difficulties; transportation interruptions; remediation complications; discharges or releases of toxic or hazardous substances or gases; other environmental risks; and terrorist acts.

Some of these hazards may cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage and may result in suspension of operations, the shutdown of affected facilities and the imposition of civil or criminal penalties. Furthermore, except for claims that were addressed by the Plans of Reorganization, we will also continue to be subject to present and future claims with respect to workplace exposure, exposure of contractors on our premises, as well as other persons located nearby, workers’ compensation and other matters.

We maintain property, business interruption, product, general liability, casualty and other types of insurance, including pollution and legal liability, that we believe are in accordance with customary industry practices, but we are not fully insured against all potential hazards incident to our business, including losses resulting from natural disasters, war risks or terrorist acts. Changes in insurance market conditions have caused, and may in the future cause, premiums and deductibles for certain insurance policies to increase substantially and in some instances, for certain insurance to become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, we might not be able to finance the amount of the uninsured liability on terms acceptable to us or at all, and might be obligated to divert a significant portion of our cash flow from normal business operations.

Shared control or lack of control of joint ventures may delay decisions or actions regarding the joint ventures.

A portion of our operations currently are, and may in the future be, conducted through joint ventures, where control may be exercised by or shared with unaffiliated third parties. We cannot control the actions of our joint venture partners, including any nonperformance, default or bankruptcy of joint venture partners. The joint ventures that we do not control may also lack adequate internal controls systems.

In the event that any of our joint venture partners do not observe their joint venture obligations, it is possible that the affected joint venture would not be able to operate in accordance with our business plans or that we would be required to increase our level of commitment in order to give effect to such plans. As with any such joint venture arrangements, differences in views among the joint venture participants may result in delayed decisions or in failures to agree on major matters, potentially adversely affecting the business and operations of the joint ventures and in turn our business and operations.

Bankruptcy of a significant customer could have a material adverse effect on our liquidity, financial condition or results of operations.

Trends in alternative media continue to impact the operations of our newsprint customers. See “– Developments in alternative media could continue to adversely affect the demand for our products, especially in North America, and our responses to these developments may not be successful” above. If a customer is forced into bankruptcy as a result of these trends, any receivables related to that customer prior to the date of the bankruptcy filing of such customer may not be realized. In addition, such a customer may choose to reject its contracts with us, which could result in a larger claim arising prior to the date of the bankruptcy filing of such customer that also may not be realized.

Because our consolidated financial statements for the year ended December 31, 2010 reflect adjustments related to the implementation of the Plans of Reorganization and the application of fresh start accounting as a result of our emergence from the Creditor Protection Proceedings, our consolidated financial statements on or after December 31, 2010 will not be comparable to our consolidated financial statements prior to December 31, 2010.

As of December 31, 2010, we applied fresh start accounting, pursuant to which the reorganization value, as derived from the enterprise value established in the Plans of Reorganization, was allocated to our assets and liabilities based on their fair values (except for deferred income taxes and pension and other postretirement projected benefit obligations) in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 805, “Business Combinations”, with the excess of net asset values over the reorganization value recorded as an adjustment to equity. The amount of deferred income taxes recorded was determined in accordance with FASB ASC 740, “Income Taxes”. The amount of pension and OPEB projected benefit obligations recorded was determined in accordance with FASB ASC 715, “Compensation – Retirement Benefits”. Additionally, the implementation of the Plans of Reorganization, among other things, resulted in a new capital structure that replaced our historical pre-petition capital structure. The implementation of the Plans of Reorganization and the application of fresh start accounting materially changed the carrying amounts and classifications reported in our consolidated financial statements and resulted in AbitibiBowater Inc. becoming a new entity for financial reporting purposes. Accordingly, our consolidated financial statements for periods prior to December 31, 2010 will not be comparable to our consolidated financial statements as of December 31, 2010 or for periods subsequent to December 31, 2010. For additional information regarding the impact of the implementation of the Plans of Reorganization and the application of fresh start accounting on our consolidated balance sheet as of December 31, 2010, see Note 4, “Creditor Protection Proceedings Related Disclosures – Fresh start accounting”, to our consolidated financial statements found in our 2010 Annual Report incorporated by reference into this document.

Certain liabilities were not fully extinguished as a result of our emergence from the Creditor Protection Proceedings.

While a significant amount of our existing liabilities were discharged upon emergence from the Creditor Protection Proceedings, a number of obligations remain in effect following the effective date of the Plans of Reorganization. Various agreements and liabilities remain in place, such as certain employee benefit and pension obligations, potential environmental liabilities related to sites in operation or formerly owned or operated by us and other contracts that, even if they were modified during the Creditor Protection Proceedings, may still subject us to substantial obligations and liabilities. Other claims, such as those alleging toxic tort or product liability, or environmental liability related to formerly owned or operated sites, were not extinguished.

Other circumstances in which claims and other obligations that arose prior to Creditor Protection Proceedings were not discharged include instances where a claimant had inadequate notice of the Creditor Protection Proceedings or a valid argument as to when its claim arose or as a matter of law or otherwise.

There are significant holders of Resolute Common Stock.

As publicly reported on SEDAR and with the SEC, there are several significant holders of Resolute Common Stock who own a substantial percentage of the outstanding shares of Resolute Common Stock. These holders may increase their percentage ownership of Resolute following the consummation of the Offer or any Second Step Transaction or independently of the issuance of additional Resolute Common Stock pursuant to the Offer, including as a result of additional distributions pursuant to the Creditor Protection Proceedings. These holders may be in a position to influence the outcome of actions requiring shareholder approval, including, among other things, the election of board members. This concentration of ownership could also facilitate or hinder a negotiated change of control and consequently, impact the value of our common stock. Furthermore, the possibility that one or more of these holders may sell all or a large portion of Resolute Common Stock in a short period of time may adversely affect the trading price of Resolute Common Stock.

OFFER TO PURCHASE

TO:    THE HOLDERS OF COMMON SHARES OF FIBREK INC.

The accompanying materials contain important information and should be read carefully before making a decision in respect of the Offer. The Circular, Letter of Transmittal and Notice of Guaranteed Delivery, which are incorporated into and form part of the Offer to Purchase, constitute the take-over bid circular required under applicable Canadian securities Laws. Certain capitalized terms and expressions used in this Offer to Purchase are defined and explained in the Section entitled “Glossary”.

1.	THE OFFER

Upon the terms and subject to the conditions of this Offer to Purchase (including, if the Offer is extended, varied or amended, the terms and conditions of such extension, variation or amendment), we are offering to purchase all of the issued and outstanding Fibrek Shares for Offer Consideration per Fibrek Share payable, at the election of each holder, in one of the following forms:

•	Cdn$0.55 per share in cash plus 0.0284 of a share of Resolute Common Stock (the “Cash and Share Option”); or

•	Cdn$1.00 per share in cash, subject to proration (the “Cash Only Option”); or

•	0.0632 of a share of Resolute Common Stock, subject to proration (the “Shares Only Option”).

Based on Fibrek’s most recent publicly disclosed number of 130,075,556 issued and outstanding Fibrek Shares, the maximum amount of cash consideration available under the Offer shall be Cdn$71,541,556 (the “Aggregate Cash Limit”) and the maximum number of shares of Resolute Common Stock available to be issued under the Offer shall be 3,694,146 (the “Aggregate Share Consideration Limit”). The Offer Consideration will be prorated on each Take-Up Date as necessary to ensure that the aggregate Offer Consideration does not exceed the Aggregate Cash Limit and the Aggregate Share Consideration Limit. Such proration will be based on the number of Fibrek Shares acquired in proportion to the number of issued and outstanding Fibrek Shares as of the applicable Take-Up Date. The actual Offer Consideration to be received by a holder of Fibrek Shares electing (or deemed to be electing for the purposes of proration as set out below) the Cash Only Option or the Shares Only Option on each Take-Up Date will be determined in accordance with the following principles:

•

the aggregate amount of cash that we will pay as Offer Consideration pursuant to the Offer and any Second Step Transaction on any Take-Up Date shall not exceed the Maximum Take-Up Date Cash Consideration available as of that date;

•

the aggregate number of shares of Resolute Common Stock that we will issue as Offer Consideration pursuant to the Offer and any Second Step Transaction on any Take-Up Date shall not exceed the Maximum Take-Up Date Share Consideration available as of that date;

•

the Maximum Take-Up Date Cash Consideration and Maximum Take-Up Date Share Consideration will be first used to satisfy the Offer Consideration payable to holders of Fibrek Shares having elected the Cash and Share Option, and the remaining amount of the Maximum Take-Up Date Cash Consideration and Maximum Take-Up Date Share Consideration will then be available to satisfy the Offer Consideration payable to holders of Fibrek Shares having elected the Cash Only Option and/or Shares Only Option, respectively;

•

if, on any Take-Up Date, the remaining Maximum Take-Up Date Cash Consideration would be exceeded to satisfy the Offer Consideration that would otherwise be payable to holders of Fibrek Shares who elect the Cash Only Option in respect of their Fibrek Shares to be taken up on such Take-Up Date, then holders of Fibrek Shares who elected the Cash Only Option will receive their pro rata share of the remaining Maximum Take-Up Date Cash Consideration in an amount equal to the aggregate amount of the cash sought by a particular holder of Fibrek Shares multiplied by a fraction, the numerator of which is the Maximum Take-Up Date Cash Consideration and the denominator of which is the aggregate amount of the cash consideration sought by all holders of Fibrek Shares having elected the Cash Only Option, and such holders of Fibrek Shares will receive the balance of their Offer Consideration in the form of Resolute Common Stock, with each such holder being deemed, for all purposes, to have elected the Shares Only Option in respect of any Fibrek Shares to which the Cash Only Option is deemed not to apply; and

•

if on any Take-Up Date, the remaining Maximum Take-Up Date Share Consideration would be exceeded to satisfy the Offer Consideration that would otherwise be payable to holders of Fibrek Shares who elect the Shares Only Option in respect of their Fibrek Shares to be taken up on such Take-Up Date, then holders of Fibrek Shares who elected the Shares Only Option will receive their pro rata share of the remaining Maximum Take-Up Date Share Consideration in an amount equal to the aggregate number of shares of Resolute Common Stock sought by a particular holder of Fibrek Shares multiplied by a fraction, the numerator of which is the Maximum Take-Up Date Share Consideration and the denominator of which is the aggregate number of shares of Resolute Common Stock sought by all holders of Fibrek Shares having elected the Shares Only Option, and such holders of Fibrek Shares will receive the rest of their Offer Consideration in cash, with each such holder being deemed, for all purposes, to have elected the Cash Only Option in respect of any Fibrek Shares to which the Shares Only Option is deemed not to apply.

Each holder of Fibrek Shares may elect to receive any one of the Cash and Share Option, the Cash Only Option or the Shares Only Option in respect of the Fibrek Shares held by such shareholder. The Letter of Transmittal and Notice of Guaranteed Delivery set out the manner in which such election may be made. Any holder of Fibrek Shares who does not properly elect any of the Cash and Share Option, the Cash Only Option or the Shares Only Option in the Letter of Transmittal and Notice of Guaranteed Delivery, if applicable, with respect to any Fibrek Shares deposited by such holder pursuant to the Offer will be deemed to have elected the Cash and Share Option.

The Offer Consideration payable in the form of Resolute Common Stock under the Offer will be subject to adjustment for fractional shares. No fractional shares of Resolute Common Stock will be issued under the Offer. See Section 3 of the Offer to Purchase, “Manner of Acceptance – Fractional Shares”.

Based on publicly available information, we believe that as of September 30, 2011, there were approximately 130,075,556 issued and outstanding Fibrek Shares and 3,161,092 outstanding options to purchase Fibrek Shares issued under the Fibrek SOP (none of which had vested). The closing price of the Fibrek Shares on TSX on November 28, 2011, the date on which we announced our intention to make the Offer, was Cdn$0.72.

Pursuant to the Lock-up Agreements, the Locked-up Shareholders have agreed to deposit under the Offer and not withdraw, subject to certain exceptions, an aggregate of 59,502,822 Fibrek Shares representing approximately 46% of the issued and outstanding Fibrek Shares, as described in Section 4 of the Circular, “Background to the Offer – Lock-up Agreements”. One of these significant Fibrek shareholders, Fairfax, as a substantial security holder of Resolute, has agreed in its Lock-up Agreement not to elect the Shares Only Option in respect of any of its Fibrek Shares. As a result, the number of shares of Resolute Common Stock issued to Fairfax will be less than 1% of the number of shares of Resolute Common Stock outstanding before the issuance for purposes of applicable rules of the NYSE.

The Offer is made only for Fibrek Shares, including Fibrek Shares issued and outstanding before the Expiry Time upon the exercise of options issued under the Fibrek SOP or the exercise, conversion or exchange of other securities of Fibrek that are convertible into or exercisable or exchangeable for Fibrek Shares, together with any rights associated with Fibrek Shares that may be issued under any shareholder rights plan which may be adopted by Fibrek before the Expiry Time, and is not made for any stock options issued under the Fibrek SOP or other rights to acquire Fibrek Shares. Any holder of stock options issued under the Fibrek SOP or other securities of Fibrek that are convertible into or exercisable or exchangeable for Fibrek Shares who wishes to accept the Offer should, to the extent permitted by the terms of the security and applicable Laws, exercise the options or otherwise convert, exercise or exchange such rights in order to obtain Fibrek Shares and deposit those Fibrek Shares pursuant to the Offer. Any such conversion, exercise or exchange must be completed sufficiently in advance of the Expiry Time to assure compliance with the procedures set forth in Section 3 of the Offer to Purchase, “Manner of Acceptance”. If a holder of stock options or other rights to acquire Fibrek Shares does not convert, exercise or exchange such options or rights before the Expiry Time, such options may remain outstanding in accordance with their terms and conditions, including with respect to term of expiration, vesting (including any terms relating to acceleration of vesting) and exercise prices, except that we intend, pursuant to one or more Second Step Transactions, to take steps in accordance with applicable Laws and subject to any requisite third-party or regulatory approvals, to extinguish, terminate or otherwise cancel such options. The income tax consequences to holders of stock options issued under the Fibrek SOP or any other securities that are convertible into or exercisable or exchangeable for Fibrek Shares are not described under Section 17 of the Circular, “Material

Canadian Federal Income Tax Considerations” or under Section 18 of the Circular, “Material U.S. Federal Income Tax Considerations”. Any holders of options or any other rights to acquire Fibrek Shares should consult their own tax advisors for advice with respect to the actual or potential income tax consequences to them in connection with a decision they may make to convert, exchange or exercise or not to convert, exchange or exercise their options or any other securities to acquire Fibrek Shares prior to the Expiry Time or thereafter.

2.	TIME FOR ACCEPTANCE

The Expiry Time is at 5:00 p.m., Eastern Time, on January 20, 2012 or, if later, the latest date and time to which the time of expiration of the Offer has been extended, as described in Section 5 of the Offer to Purchase, “Extension of the Expiry Time, Withdrawal, Variation or Change of the Offer”. We will not amend the Offer in such a manner as would cause the Expiry Time to occur earlier than 5:00 p.m., Eastern Time, on January 20, 2012.

The Expiry Time may be subject to extensions, depending on the timing of receipt of regulatory approvals and other factors.

3.	MANNER OF ACCEPTANCE

Letter of Transmittal

The Offer may be accepted by delivering to the Depositary at its office specified in the Letter of Transmittal, so as to arrive there not later than the Expiry Time:

•	the certificate or certificates representing Fibrek Shares in respect of which the Offer is being accepted, or, in the case of a book-entry transfer, a Book-Entry Confirmation;

•

a Letter of Transmittal in the form accompanying the Offer (or a manually signed facsimile copy thereof), properly completed and manually executed as required by the instructions and rules contained in the Letter of Transmittal, or, in the case of a book-entry transfer, a Book-Entry Confirmation through the CDSX system (in the case of Fibrek Shares held in CDS) or an Agent’s Message (in the case of Fibrek Shares held in DTC); and

•	any other relevant documents required by the instructions and rules contained in the Letter of Transmittal.

Except as otherwise provided in the instructions and rules contained in the Letter of Transmittal, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

Participants in CDS or DTC should contact the Depositary with respect to the deposit of their Fibrek Shares under the Offer. CDS and DTC will be issuing instructions to their participants as to the method of depositing such shares under the terms of the Offer.

If a Letter of Transmittal is executed by any person other than the registered holder of the certificate(s) deposited therewith, or if any Offer Consideration payable in cash is to be delivered to a person other than the registered owner, the certificate(s) must be endorsed, or be accompanied by an appropriate share transfer power of attorney, in either case, duly and properly completed by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.

The Offer will be deemed to be accepted only if the Depositary has actually received the documents referenced above on or before the Expiry Time or the procedures for guaranteed delivery. See Section 3 of the Offer to Purchase, “Manner of Acceptance – Procedures for Guaranteed Delivery”.

A request has been made to Fibrek for the use of Fibrek’s shareholder lists and security position listings for the purpose of disseminating the Offer to shareholders. Upon compliance by Fibrek with this request, this document, the Letter of Transmittal and all other relevant materials will be mailed to all registered holders of Fibrek Shares and will be furnished to brokers, investment dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Fibrek’s shareholders lists or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Fibrek Shares by us.

Currency of Payment

The cash portion of the Offer Consideration payable under this Offer will be denominated and paid in Canadian dollars.

Fractional Shares

Fractional shares of Resolute Common Stock will not be issued pursuant to the Offer. Instead, the Depositary, acting as agent for Fibrek shareholders otherwise entitled to receive fractional shares of Resolute Common Stock, will aggregate all fractional shares and sell them for the accounts of such shareholders. The proceeds realized by the Depositary upon the sale of such fractional shares will be distributed, net of commissions, to such shareholders on a pro rata basis. None of the Depositary, us or the Information Agent will guarantee any minimum proceeds from the sale of Resolute Common Stock, and no interest will be paid on any such proceeds.

Book-Entry Transfer

Fibrek shareholders who have an account maintained by CDS may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation of Fibrek Shares is received by the Depositary at its office specified in the Letter of Transmittal prior to the Expiry Time of the Offer. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Fibrek shareholder’s Fibrek Shares into the Depositary’s account in accordance with CDS procedures for such transfer. Delivery of Fibrek Shares to the Depositary by means of a book-entry transfer will constitute a valid tender under the Offer.

Fibrek shareholders, through their respective CDS participants, who utilize CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered a valid tender in accordance with the terms of the Offer.

Fibrek shareholders who have an account maintained by DTC may accept the Offer by following the procedures for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent’s Message in respect thereof, or a properly completed and duly executed Letter of Transmittal and any other required documents, are received by the Depositary at its office specified in the Letter of Transmittal prior to the Expiry Time of the Offer. If necessary, the Depositary will establish an account at DTC for the purpose of the Offer. Any financial institution that is a participant in DTC’s systems may cause DTC to make a book-entry transfer of a Fibrek shareholder’s Fibrek Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, as noted above, although delivery of Fibrek Shares may be effected through book-entry transfer at DTC, either a Letter of Transmittal (or a manually signed facsimile copy thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of a Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary, at its office specified in the Letter of Transmittal prior to the Expiry Time of the Offer. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Depositary.

Procedures for Guaranteed Delivery

If a Fibrek shareholder desires to deposit Fibrek Shares pursuant to the Offer and (i) the certificate(s) representing those Fibrek Shares are not immediately available, (ii) such shareholder cannot deliver the certificates and all other required documents to the Depositary before the Expiry Time, or (iii) such shareholder cannot comply with the procedures for book-entry transfer on a timely basis, such Fibrek Shares may nevertheless be deposited if all of the following conditions are met:

•	the deposit is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery (or a manually signed facsimile thereof) with any required signature guarantees, is received by the Depositary at its office specified in the Notice of Guaranteed Delivery at or before the Expiry Time; and

•

the certificate(s) representing the deposited Fibrek Shares in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof)

with any required signature guarantees or, in the case of a book-entry transfer, a Book-Entry Confirmation through the CDSX system (in the case of Fibrek Shares held in CDS) or an Agent’s Message (in the case of Fibrek Shares held in DTC) and any other documents required by the Letter of Transmittal, are received at the office of the Depositary provided in the Letter of Transmittal on or before 5:00 p.m. (local time at the place of deposit) on the third trading day on TSX after the date on which the Expiry Time occurred.

To be effective, the Notice of Guaranteed Delivery must be delivered by hand or courier, transmitted by facsimile or mailed to the Depositary at its office specified in the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form provided in that Notice of Guaranteed Delivery.

General

We reserve the right, in accordance with applicable Laws, on our behalf, to permit a Fibrek shareholder to accept the Offer in a manner other than as set out above.

Fibrek shareholders are advised that use of the postal system to transmit share certificates, Letters of Transmittal, Notices of Guaranteed Delivery and all other required documents is at the shareholder’s risk. We recommend that all such documents be delivered by hand to the Depositary and that a receipt be obtained for their deposit. If documents are mailed, we recommend that insured mail with return receipt or acknowledgement of receipt be used and that proper insurance be obtained.

Fibrek shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Fibrek Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer (if we decide to form a Soliciting Dealer Group) in Canada, or the Dealer Manager to accept the Offer.

Fibrek shareholders whose Fibrek Shares are not registered in their name should contact the Depositary (see the back cover of this document for contact information) or their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Fibrek Shares.

Power of Attorney

The execution of a Letter of Transmittal (or, in the case of Fibrek Shares deposited by book-entry transfer, the making of a book-entry transfer) irrevocably constitutes and appoints, effective on and after the date that we take up and pay for the deposited Fibrek Shares, each director and officer of each Offeror and any other person designated by us in writing, as the true and lawful agent, attorney, attorney-in-fact, and proxy of the Fibrek shareholder delivering the Letter of Transmittal with respect to: (a) the Purchased Fibrek Shares, and (b) Other Securities, which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Purchased Fibrek Shares on or after the date of the Offer with full power of substitution (such powers of attorney, being coupled with an interest, being irrevocable), in the name of and on behalf of such Fibrek shareholder, (i) to register or record the transfer and/or cancellation of such Purchased Fibrek Shares and Other Securities consisting of securities on the appropriate register of Fibrek shareholders maintained by or on behalf of Fibrek, (ii) for so long as any Purchased Fibrek Shares are registered or recorded in the name of such Fibrek shareholder, to exercise any and all rights of such Fibrek shareholder including, without limitation, the right to vote, to execute and deliver (provided the same is not contrary to applicable Laws), as and when requested by us (by whom such Fibrek Shares are purchased), any instruments of proxy, authorizations or consents in form and on terms satisfactory to us in respect of any Purchased Fibrek Shares and Other Securities, to revoke any such instrument, authorization or consent given prior to or after we take up and pay for the deposited Fibrek Shares, and to designate in such instruments, authorizations or consents any person or persons as the proxyholder of such Fibrek shareholder in respect of the Purchased Fibrek Shares and Other Securities for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise, or any adjournment thereof, including, without limitation, any meeting to consider a Second Step Transaction), or solicitation of any consents, of holders of relevant securities of Fibrek, (iii) to execute, endorse and negotiate for and in the name of and on behalf of such Fibrek shareholder, any and all cheques or other instruments representing dividend, distribution or other payment payable in respect of Purchased Fibrek Shares or any Other Securities payable to or to the order of, or endorsed in favor of, such Fibrek shareholder, and (iv) to exercise any rights of a Fibrek shareholder with respect to such Purchased Fibrek Shares and such Other Securities, all as set forth in the Letter of Transmittal.

A Fibrek shareholder accepting the Offer under the terms of the Letter of Transmittal revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Fibrek shareholder at any time with respect to the deposited Fibrek Shares or any Other Securities. The Fibrek shareholder accepting the Offer agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the deposited Fibrek Shares or any Other Securities by or on behalf of the depositing Fibrek shareholder unless the deposited Fibrek Shares are not taken up and paid for under the Offer or are withdrawn in accordance with Section 7 of this Offer to Purchase, “Right to Withdraw”. A Fibrek shareholder accepting the Offer also agrees not to vote any of the Purchased Fibrek Shares at any meeting (whether annual, special or otherwise or any adjournment thereof, including, without limitation, any meeting to consider a Second Step Transaction) of holders of relevant securities of Fibrek and not to exercise any of the other rights or privileges attached to the Purchased Fibrek Shares, and agrees to execute and deliver to us any and all instruments of proxy, authorizations or consents in respect of all or any of the Purchased Fibrek Shares, and agrees to appoint in any such instruments of proxy, authorizations or consents, the person or persons specified by us as the proxy of the holder of the Purchased Fibrek Shares. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney-in-fact) or consents given by the holder of such Purchased Fibrek Shares with respect thereto will be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto. The foregoing proxies are effective only upon take up of and payment for Fibrek Shares deposited pursuant to the Offer. The Offer does not constitute a solicitation of proxies (absent an exchange of Fibrek Shares) for any meeting of Fibrek shareholders, which will be made only pursuant to separate proxy materials complying with the requirements of applicable Laws.

Further Assurances

A holder of Fibrek Shares accepting the Offer covenants under the terms of the Letter of Transmittal to execute, upon our request, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Fibrek Shares or Other Securities to us and acknowledges that all authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by applicable Laws, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, personal representatives, successors and assigns of such holder.

Depositing Fibrek Shareholders’ Representations and Warranties

The deposit of Fibrek Shares pursuant to the Offer will create and constitute a binding agreement between the applicable Fibrek shareholder and us upon the terms and subject to the conditions of the Offer, including such Fibrek shareholder’s representations and warranties that:

•

such shareholder has full power and authority to deposit, sell, assign and transfer the Fibrek Shares (and any Other Securities) being deposited and has not sold, assigned or transferred or agreed to sell, assign or transfer any of such Fibrek Shares (and Other Securities) to any other person;

•	such shareholder owns the Fibrek Shares (and any Other Securities) being deposited within the meaning of all applicable securities Laws;

•	the deposit of those Fibrek Shares (and any Other Securities) complies with all applicable securities Laws; and

•

when those Fibrek Shares (and any Other Securities) are taken up and paid for under the Offer, we will acquire good title thereto free and clear of all liens, restrictions, charges, encumbrances and claims.

4.	CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) our right to extend, vary or change the Offer at any time prior to the Expiry Time, we may, in our sole discretion, withdraw the Offer on our behalf (in which event no Offeror shall be required to take up and/or pay for any Fibrek Shares deposited under the Offer), extend the period of time during which the Offer is open (in which event we may postpone taking up and paying for any Fibrek Shares deposited under the Offer) or vary or change the terms or conditions of the Offer unless each of the following conditions has been, in our reasonable judgment, satisfied or has been waived by us at or immediately prior to the Expiry Time:

•

there being validly deposited or tendered under the Offer and not withdrawn, at the Expiry Time, a number of Fibrek Shares which represents, in each case, on a fully-diluted basis (i) at least 66 2/3% of the aggregate number of outstanding Fibrek Shares (including, for this purpose, any Fibrek Shares underlying any options issued under the Fibrek SOP or other rights to acquire Fibrek Shares, other than rights issued pursuant to any shareholder rights plan adopted by Fibrek), and (ii) at least a majority of the outstanding Fibrek Shares the votes of which would be included in any minority approval of a Subsequent Acquisition Transaction pursuant to MI 61-101 (the “Minimum Tender Condition”);

•

we shall have determined that there does not exist and there shall not have occurred since the date of the Offer (or, if there does exist or shall have occurred prior to such date, there shall not have been disclosed generally) any change or effect which, when considered either individually or in the aggregate, would have a Material Adverse Effect;

•

we shall have determined that (i) no act, action, suit or proceeding shall have been threatened, commenced or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission or by any elected or appointed public official or by any other person in Canada, the U.S. or elsewhere, whether or not having the force of law, (ii) there shall be no judgment, order, injunction, decree or stay proposed, sought, enacted, enforced, issued, amended or deemed applicable to the Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction, and (iii) no Law, regulation, policy or other legal restraint shall have been proposed, enacted, promulgated, amended or applied, in either case:

–

to cease trade, make illegal, enjoin, suspend, restrain, prohibit or impose material interlocutory or permanent limitations or conditions on, or make materially more costly, the purchase by or the sale to us of the Fibrek Shares, our right to own or exercise full rights of ownership of the Fibrek Shares (including the right to vote any Fibrek Shares acquired by us pursuant to the Offer), the issue of shares of Resolute Common Stock pursuant to the Offer, or the consummation of the Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction;

–	which, if the Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction were consummated, would have or result in a Material Adverse Effect; or

–

which would prevent or materially and adversely affect our ability to effect the Offer, the purchase of Fibrek Shares pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction;

•

we shall have determined that there shall not have occurred, developed or come into effect or existence any event, action, state, condition or financial occurrence of national or international consequence or any Law, regulation, action, government regulation, inquiry or other occurrence of any nature whatsoever that materially adversely affects or would reasonably be expected to materially adversely affect the financial, banking or capital markets generally and without limiting the generality of the foregoing, there shall not have occurred: (i) any general suspension of trading in, or limitation on prices for, securities in the U.S. or Canada, (ii) any declaration of a general banking moratorium or any suspension of payments in respect of banks in Canada or the U.S., (iii) a suspension of, or limitation (whether or not mandatory) on, the currency exchange markets or the imposition of, or material adverse changes in, any currency or exchange control Laws in Canada or the U.S., (iv) a commencement of a war, armed hostilities, or other national or international calamity affecting Canada or the U.S., or (v) in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material worsening thereof;

•	we shall have determined that there shall not have occurred a Restricted Event;

•

all government or regulatory approvals, waivers, permits, consents, reviews, orders, rulings, decisions, exemptions and waiting periods (including, without limitation, the Competition Act, the ICA and the HSR Act) which, in our sole judgment, are necessary or desirable to complete the Offer, and any acquisition of the Fibrek Shares not deposited under the Offer on the same terms as the Fibrek Shares acquired under the Offer pursuant to a Compulsory Acquisition or any Subsequent Acquisition Transaction, shall have been obtained or concluded on terms and conditions satisfactory to us in our sole judgment;

•	Resolute Common Stock to be issued pursuant to the Offer shall have been approved for listing on the NYSE and on TSX;

•

the registration statement for Resolute Common Stock to be issued pursuant to the Offer shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the registration statement shall have been issued nor shall there have been any proceeding for that purpose initiated or threatened by the SEC and we shall have received all necessary state securities Laws or blue sky authorizations;

•

no shareholder rights plan shall have been adopted by Fibrek or, if such plan is adopted: (i) the board of directors of Fibrek shall have redeemed all outstanding rights or waived the application of the shareholder rights plan to the purchase of Fibrek Shares by us under the Offer, a Compulsory Acquisition and/or any Subsequent Acquisition Transaction; or (ii) we shall have determined that the shareholder rights plan does not and will not materially adversely affect the Offer or have a Material Adverse Effect either before, or upon consummation of, the Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction; or (iii) a cease trading order or an injunction shall have been issued by the applicable regulatory authorities that has the effect of prohibiting or preventing the exercise of the rights or the issue of Fibrek Shares upon the exercise of the rights in relation to the Offer, a Compulsory Acquisition and/or any Subsequent Acquisition Transaction, which cease trading order or injunction shall be in full force and effect; or (iv) a court of competent jurisdiction shall have made a final and non-appealable order that the rights are illegal, invalid, of no force or effect or may not be exercised in relation to the Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction; or (v) the shareholder rights plan and the rights shall otherwise have been held unexercisable or unenforceable in relation to the purchase by us of the Fibrek Shares;

•

none of the Lock-up Agreements between us and the Locked-up Shareholders shall have been terminated or breached by any Locked-up Shareholder and the enforceability or performance of the Lock-up Agreements (or any one of them) shall not have been enjoined or otherwise prevented or prohibited by any Laws, regulator or court; and

•

we will not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any document filed by or on behalf of Fibrek with any securities regulatory authority in Canada, the U.S. or elsewhere which has or may have a Material Adverse Effect or which, if the Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction were consummated, would have a Material Adverse Effect.

The Offer is not subject to any financing condition.

“Restricted Event” means, with respect to Fibrek and its subsidiaries, any of the following:

•

the issuance, sale or authorization of any additional Fibrek Shares, shares of any other class or series of capital of Fibrek, other voting securities or any securities convertible into, or options, rights (other than rights issued pursuant to any shareholder rights plan adopted by Fibrek) or warrants, conditional or otherwise, to acquire, any of the foregoing (except upon the exercise of options in accordance with their terms and except for the grant of additional options under the Fibrek SOP consistent with past practice, including with respect to the timing and magnitude of previous grants), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares in Fibrek’s capital;

•

declaring, paying, authorizing or making any distribution, payment or dividend on any of Fibrek’s securities, except for the required payment of principal or interest on Fibrek’s debt securities outstanding on the date hereof in accordance with their terms reflected in Fibrek’s consolidated interim financial report as of and for the three and nine months ended September 30, 2011;

•	any amendment to the articles or the adoption of any new by-laws of or by Fibrek;

•	acquiring, disposing of, pledging or transferring any material assets or securities (except in the ordinary course of business consistent with past practice);

•	making any material capital expenditures (except in the ordinary course of business consistent with past practice);

•

adopting, amending, varying, modifying or taking any other action with respect to any bonus, profit sharing, incentive, salary or other compensation, equity based award, pension, retirement, deferred compensation, severance, change in control, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any officer, director or employee, or similar rights or other benefits except for (A) awards under such plans for officers, directors and employees currently in existence and publicly disclosed, which are made in the ordinary course of business consistent with past practice or (B) actions with respect to bonuses, salary or other compensation in the ordinary course of business consistent with past practice;

•

(A) incurring or committing to incur any material indebtedness for borrowed money or issuing any debt securities, except for borrowings in the ordinary course of business consistent with past practice under existing credit facilities, (B) incurring or committing to incur, or guaranteeing, endorsing or otherwise becoming responsible for, any other material liability, obligation or indemnity or the obligation of any other person, or (C) making any loans or advances to persons other than wholly-owned subsidiaries, except in the ordinary course of business consistent with past practice;

•

paying, discharging or satisfying any material claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice in accordance with their terms, of claims, liabilities or obligations reflected or reserved against in Fibrek’s consolidated interim financial report as of and for the three and nine months ended September 30, 2011 or incurred in the ordinary course of business consistent with past practice;

•

waiving, releasing, granting, transferring, exercising or amending any rights of material value or modifying or changing in any material respect (A) any existing material contractual rights in respect of any material joint ventures or material properties, projects or rights of any kind, or (B) any other material licence, lease, permit, authorization, concession, contract or other document other than in the ordinary course of business consistent with past practice, and only if so doing would not have a Material Adverse Effect;

•

any default, termination, acceleration or other event under any material instrument or agreement to which Fibrek or any of its subsidiaries is a party or by which any of their respective properties or assets are bound which would have a Material Adverse Effect whether such event shall have occurred as a result of us making the Offer, the taking up and paying for Fibrek Shares under the Offer, the completion of a Compulsory Acquisition or a Subsequent Acquisition Transaction or for any other reason, other than a default under Fibrek’s term loan facility or credit agreement or any other agreement filed on Fibrek’s SEDAR profile as of the date of this document which shall have occurred as a result of us making the Offer, taking up and paying for Fibrek Shares under the Offer or completing a Compulsory Acquisition or a Subsequent Acquisition Transaction;

•

entering into or completing (A) any material transaction not in the ordinary course of business, or (B) other than with us or any of our affiliates subsequent to the date of the Offer, any exchange offer, merger, amalgamation, plan of arrangement, reorganization, consolidation, business combination, reverse take-over, sale of all or substantially all of its assets, recapitalization, dissolution, winding up or similar transaction;

•	the authorization by the board of directors of Fibrek or Fibrek’s shareholders or of any subsidiary of Fibrek of any of the foregoing; or

•	the entering into of any agreement to do any of the foregoing.

“Material Adverse Effect” means any condition, event, circumstance, change, effect, development, occurrence or state of facts which, when considered either individually or in the aggregate:

•

is, or could reasonably be expected to be, material and adverse to the condition (financial or otherwise), properties, rights, licenses, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of Fibrek, or its respective subsidiaries and material joint ventures, taken in each case as a whole;

•

could be reasonably expected to reduce the anticipated economic value to us of the acquisition of the Fibrek Shares or make it inadvisable for us, or impair our ability, to proceed with the Offer and/or take up and pay for Fibrek Shares deposited under the Offer or completing a Compulsory Acquisition or Subsequent Acquisition Transaction; or

•

could, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, be material and adverse to us or any of our affiliates or which could limit, restrict or impose limitations or conditions on our ability or the ability of any of our affiliates to own, operate or effect control over Fibrek or any material portion of the business or assets of Fibrek or its subsidiaries or material joint ventures or could compel us or any of our affiliates to dispose of or hold separate any material portion of the business or assets of Fibrek or its subsidiaries or material joint ventures.

The conditions listed above are for our exclusive benefit, and we may assert them regardless of the circumstances giving rise to any of the conditions (including without limitation any action or inaction by us giving rise to any such conditions). Unless precluded from doing so by applicable Laws, we may, in our sole discretion, waive any of these conditions in whole or in part on our behalf, without prejudice to any other rights which we may have. Each of the foregoing conditions is independent of and in addition to each other and may be asserted irrespective of whether any other of such conditions may be asserted in connection with any particular event, occurrence or state of facts or otherwise. Any determination by us, on our behalf, concerning any condition or relevant event shall be final and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each right shall be deemed a continuing right that may be asserted at any time and from time to time until the Expiry Time.

Any waiver of a condition or withdrawal of the Offer shall be effective upon written notice or other communication confirmed in writing by us, on our behalf, to that effect to the Depositary at its office in Toronto, Ontario, Canada. We will make a public announcement of the waiver or withdrawal promptly after giving notice to the Depositary and shall cause the Depositary, if required by applicable Laws, to promptly provide a copy of such notice in the manner provided in Section 10 of the Offer to Purchase, “Notice”, to all Fibrek shareholders. If the Offer is withdrawn, the Depositary will promptly return all certificates representing deposited Fibrek Shares and Letters of Transmittal, Notices of Guaranteed Delivery and related documents in its possession to the parties by whom they were deposited or, in the case of Fibrek Shares deposited by book-entry transfer into the Depositary’s account at an account maintained by CDS or DTC, as applicable, such Fibrek Shares will be credited to an account maintained by CDS or DTC, as applicable.

5.	EXTENSION OF THE EXPIRY TIME, WITHDRAWAL, VARIATION OR CHANGE OF THE OFFER

The Offer will be open for acceptance until the Expiry Time unless extended or withdrawn by us.

We reserve the right at any time and from time to time to extend the Offer, withdraw the Offer or to vary or change the terms of the Offer by giving written notice or other communication (confirmed in writing) of such extension, withdrawal or variation to the Depositary at its office in Toronto, Ontario, Canada, and by causing the Depositary, if required by applicable Laws, to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 10 of the Offer to Purchase, “Notice”, to all Fibrek shareholders. Notwithstanding anything to the contrary herein, we will not amend the Offer in a manner which would alter the withdrawal rights of Fibrek shareholders. We shall make a public announcement of such extension, withdrawal or variation on our behalf as soon as possible after giving notice of an extension, withdrawal or variation to the Depositary (and in the case of an extension of the Offer, no later than 9:00 a.m., Eastern Time, on the earlier of (i) the next Business Day after the extension and (ii) the next Business Day after the Expiry Time) and provide a copy of the notice to TSX to the extent we are required to do so. Any notice of extension, withdrawal or variation will be deemed to have been given and to be effective on the day it is delivered or otherwise communicated in writing to the Depositary at its office in Toronto, Ontario, Canada. Subject to applicable Laws and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement of this type other than in accordance with Section 10 of the Offer to Purchase, “Notice”.

Notwithstanding the foregoing, we may not extend, withdraw, vary or change the Offer if all the conditions of the Offer have been satisfied or waived by us at or immediately prior to the Expiry Time.

Under applicable Canadian securities Laws, where the terms of the Offer are varied, the Offer will not expire before ten days after the notice of change or variation has been given to Fibrek shareholders, unless otherwise permitted by applicable securities Laws and subject to abridgment or elimination of that period pursuant to such orders or other forms of relief as may be granted by applicable Canadian securities regulatory authorities.

Notwithstanding the foregoing, if prior to the Expiry Time, we change the Offer Consideration paid pursuant to the Offer, reduce the percentage of the outstanding Fibrek Shares sought or increase or decrease a Soliciting Dealer’s fee, and if the Offer is scheduled to expire at any time earlier than the tenth Business Day from the date that notice of such change or variation is first published, mailed or given to Fibrek shareholders, the Offer will be extended at least until the expiration of such tenth Business Day.

If, at any time before the Expiry Time, or at any time after the Expiry Time but before the expiration of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in this document, as amended from time to time, that would reasonably be expected to affect the decision of a Fibrek shareholder to accept or reject the Offer (other than a change that is not within our control or the control of our affiliates unless it is a change in a material fact relating to Resolute Common Stock), we will make a public announcement of the change in information and, to the extent required, provide a copy of the notice thereof to TSX in accordance with Section 10 of the Offer to Purchase, “Notice”.

During any such extension or in the event of any such variation or change in information, all Fibrek Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by us in accordance with the terms of the Offer, subject to the withdrawal rights described in Section 7 of the Offer to Purchase, “Right to Withdraw”. An extension of the Expiry Time, a variation of the terms of the Offer or a change in information does not constitute a waiver by us of any rights described above in Section 4 of the Offer to Purchase, “Conditions of the Offer”.

We acknowledge that Rule 14e-1(c) under the Exchange Act requires us to pay the Offer Consideration offered or return the deposited Fibrek Shares promptly after the termination or withdrawal of the Offer.

6.	TAKE UP AND PAYMENT FOR DEPOSITED FIBREK SHARES

If all conditions described above in Section 4 of this Offer to Purchase, “Conditions of the Offer”, have been satisfied or waived by us on our behalf at or immediately prior to the Expiry Time, we will take up and promptly pay for Fibrek Shares validly deposited under the Offer and not properly withdrawn. Under Canadian Law, take up and payment must occur no later than ten days after the Expiry Time. All Fibrek Shares taken up under the Offer will be paid for promptly and, in any event, within three Business Days after having been taken up. Fibrek Shares deposited pursuant to the Offer after the first date on which Fibrek Shares have been taken up and paid for by us will be taken up and paid for not later than ten days after such deposit.

Fibrek Shares properly deposited and not withdrawn pursuant to the Offer will be deemed to have been taken up and accepted for payment if, as and when we give written notice or other communication confirmed in writing to the Depositary at its office in Toronto, Ontario, Canada to that effect.

We will pay for Fibrek Shares properly deposited under the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) and electronically delivering shares of Resolute Common Stock for transmittal to depositing Fibrek shareholders. Under no circumstances will interest accrue or be paid to persons depositing Fibrek Shares by us or the Depositary, regardless of any delay in making payment for those shares. No physical certificate(s) for shares of Resolute Common Stock will be issued to Fibrek shareholders. A Direct Registration System Statement will be delivered by the Depositary (or by Resolute’s transfer agent and registrar of Resolute Common Stock) along with a cheque, if applicable, for any cash portion of the Offer Consideration. Shares of Resolute Common Stock will be held in the name of the applicable Fibrek shareholders and registered electronically in Resolute’s records.

The Depositary will act as the agent of Fibrek shareholders who have properly deposited Fibrek Shares under the Offer for the purposes of receiving payment under the Offer and transmitting that payment to those Fibrek shareholders, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by those Fibrek shareholders who have properly deposited Fibrek Shares.

Settlement with each Fibrek shareholder who has properly deposited Fibrek Shares under the Offer will be made by the Depositary forwarding a certificate for Resolute Common Stock and a cheque payable in Canadian funds in respect of any cash consideration payable (including cash in lieu of fractional shares) by first-class mail representing payment for the Fibrek Shares taken up. Unless otherwise specified by a Fibrek shareholder in the Letter of Transmittal or Notice of Guaranteed Delivery, any cheque will be issued in Canadian funds in the name of the registered holder of the Fibrek Shares so deposited and forwarded by first-class mail to the address specified in the Letter of Transmittal. If no address is specified, any cheque will be sent to the address of the Fibrek shareholder as shown on the register of Fibrek shareholders maintained by or on behalf of Fibrek. Cheques mailed in accordance with this paragraph will be deemed to be delivered and payment will be deemed to be made by us at the time of mailing.

If the Offer Consideration payable pursuant to the Offer is increased before the Expiry Time, the increased consideration will be paid in respect of all Fibrek Shares acquired pursuant to the Offer, regardless of whether those shares were deposited before that increase in the consideration.

7.	RIGHT TO WITHDRAW

Fibrek Shares deposited under the Offer may be withdrawn by or on behalf of the depositing Fibrek shareholder (unless otherwise required or permitted by applicable Laws):

•	at any time before Fibrek Shares deposited under the Offer are taken up and paid for by us; or

•	at any time before the expiration of the tenth day after the date upon which either:

—

a notice of change relating to a change that has occurred in the information contained in this document, as amended from time to time, and such change is one that would reasonably be expected to affect the decision of a Fibrek shareholder to accept or reject the Offer (other than a change that is not within our control or the control of our affiliates, unless it is a change in a material fact relating to Resolute Common Stock); provided that such change occurs before the Expiry Time or after the Expiry Time but before the expiration of all rights of withdrawal in respect of the Offer; or

—	a notice of variation concerning a variation of the terms of the Offer;

is first mailed, delivered or otherwise properly communicated, unless in either case the Fibrek Shares have been taken up before the date of such notice of change or variation.

The ten-day period referred to above may be extended to ten Business Days where required by U.S. securities Laws.

Notice of withdrawal of deposited Fibrek Shares must: (i) be made by a method that provides the Depositary with a timely written or printed copy of such notice; (ii) be made by or on behalf of the depositing Fibrek shareholder; (iii) be signed by or on behalf of the depositing Fibrek shareholder; (iv) specify such Fibrek shareholder’s identity, the number of Fibrek Shares to be withdrawn, and the name of the registered Fibrek shareholder; and (v) be actually received by the Depositary within the applicable time limits specified above.

If certificates evidencing the Fibrek Shares to be withdrawn have been delivered or otherwise identified to the Depositary then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless the notice of withdrawal is signed by the registered owner of such Fibrek Shares or such Fibrek Shares have been deposited by or for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Fibrek Shares have been deposited pursuant to the procedures for book-entry transfer as described in Section 3 of the Offer to Purchase, “Manner of Acceptance”, any notice of withdrawal must specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Fibrek Shares or otherwise comply with the procedures of CDS or DTC, as applicable.

Withdrawals may not be rescinded and will take effect upon actual receipt by the Depositary of a properly completed notice of withdrawal. Any Fibrek Shares withdrawn will be deemed not properly deposited for the purposes of the Offer, but may be re-deposited at any time on or prior to the Expiry Time by following the applicable procedures described in Section 3 of the Offer to Purchase, “Manner of Acceptance”.

We will not amend the Offer in such a manner as would alter the withdrawal rights of Fibrek shareholders.

In addition to the foregoing withdrawal rights, holders of Fibrek Shares in certain provinces of Canada are entitled to statutory rights of rescission in certain circumstances. See Section 25 of the Circular, “Statutory Rights”.

8.	RETURN OF FIBREK SHARES

If any Fibrek Shares deposited under the Offer are not taken up pursuant to the Offer for any reason, including if we withdraw or terminate the Offer, if, at or immediately prior to the Expiry Time, a condition to the Offer is not satisfied and has not been waived by us, if Fibrek Shares are not properly deposited or if certificates are submitted for more Fibrek Shares than are properly deposited, then certificates representing the deposited Fibrek Shares that are not taken up (or were not properly deposited) will be returned to the depositing shareholder without expense to the shareholder at the address of such shareholder specified in the Letter of Transmittal or if no address is specified, at the address of such shareholder as shown on the register of shareholders maintained by or on behalf of Fibrek. In the case of Fibrek Shares deposited by book-entry transfer into an account maintained by the Depositary with CDS or DTC, as applicable, those Fibrek Shares that have not been taken up or properly deposited will be credited to the depositing shareholder’s account maintained by CDS or DTC, as applicable, in each case promptly after the Expiry Time or withdrawal or termination of the Offer.

9.	MAIL SERVICE INTERRUPTION

Notwithstanding any other provisions of the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, cheques, Direct Registration System Statements evidencing the issuance of shares of Resolute Common Stock and other relevant documents will not be mailed if we determine, in our reasonable discretion, that delivery by mail may be delayed by a disruption of mail service. Holders of Fibrek Shares entitled to cheques, Direct Registration System Statements evidencing the issuance of shares of Resolute Common Stock and/or other relevant documents that are not mailed for this reason may take delivery thereof at the office of the Depositary in Toronto, Ontario, Canada until such time as we have determined, in our reasonable discretion, that delivery by mail will no longer be delayed. Notwithstanding Section 6 of the Offer to Purchase, “Take Up and Payment for Deposited Fibrek Shares”, but subject to Section 10 of the Offer to Purchase, “Notice”, cheques, Direct Registration System Statements evidencing the issuance of shares of Resolute Common Stock and other relevant documents not mailed for this reason will, subject to applicable Laws, be conclusively deemed to have been delivered on the first day upon which they are available for delivery at the office of the Depositary in Toronto, Ontario, Canada. Notice of any such determination by us shall be given to holders of Fibrek Shares in accordance with Section 10 of the Offer to Purchase, “Notice”.

10.	NOTICE

Except as otherwise provided in this document, any notice that we or the Depositary may provide, give or cause to be given under the Offer will be deemed to have been properly given if mailed to the registered holders of Fibrek Shares at their respective addresses appearing in the registers maintained in respect of such Fibrek Shares, and will be deemed to have been delivered and received on the mailing date. These provisions shall apply notwithstanding any accidental omission to provide or give notice to any one or more holders of Fibrek Shares and notwithstanding interruption of mail service in Canada, the U.S. or elsewhere following mailing. In the event of any interruption of mail service, we intend to make reasonable efforts to disseminate the notice, on our behalf, by other means, such as publication. Subject to the approval of applicable regulatory authorities, in the event of any interruption of mail service, any notice that we or the Depositary may provide, give or cause to be given under the Offer will be deemed to have been properly provided or given to or received by holders of Fibrek Shares if it is (i) given to TSX for dissemination through their facilities, if so required, (ii) published once in The Globe and Mail and La Presse, or (iii) given to the CNW CanadaNewswire Service.

11.	DIVIDENDS AND DISTRIBUTIONS

If, on or after the date of the Offer, Fibrek should subdivide, consolidate or otherwise materially change (including, without limitation, by effecting a stock dividend or special distribution of Fibrek Shares) any of the Fibrek Shares or its capitalization or disclose that it has taken any such action, we may make such adjustments as we deem appropriate to reflect such subdivision, consolidation, special distribution or other change in the purchase price and other terms of the Offer, including without limitation the type of securities offered to be purchased and the amounts payable therefor.

Fibrek Shares acquired pursuant to the Offer shall be acquired free and clear of all encumbrances, together with all rights and benefits arising therefrom, including the right to any and all cash and stock dividends, securities, rights, warrants or other interests or distributions which may be accrued, declared, paid, issued, distributed, made or transferred on or in respect of such Fibrek Shares and which are made payable or distributable to the holders of those Fibrek Shares of record on a date on or after the date of the Offer. If Fibrek should declare or pay any cash or stock dividend or make any other distribution on, or issue any securities, rights, warrants or other interests or distributions in respect of, Fibrek Shares after the date of the Offer (and without prejudice to our rights described under Section 4 of the Offer to Purchase, “Conditions of the Offer”) which is payable or distributable to Fibrek shareholders on a record date prior to the date of transfer into the name of RFP Acquisition (or its nominee or transferee) of Fibrek Shares deposited pursuant to the Offer, then such dividend, distribution or rights will be received and held by the depositing Fibrek shareholder for our account and: (i) to the extent that such cash dividends or cash distributions or payments do not exceed the cash consideration payable to the depositing Fibrek shareholder pursuant to the Offer, the amount payable to the depositing Fibrek shareholder will be reduced by the amount of any such cash dividend, distribution or payment; and (ii) the amount by which any such cash dividend or cash distribution or payment exceeds the amount payable in cash to the depositing Fibrek shareholder, or, in the case of any non-cash dividend, distribution, payment or rights, assets, property, securities or other interests, the whole of any such dividend, distribution, payment, assets, property, securities or other interests, shall be remitted promptly by the depositing holder to the Depositary or another person designated by us for our account accompanied by appropriate documentation of transfer. Pending such remittance, we shall be entitled to all rights and privileges as the owner of any such dividend, distribution or rights and may deduct the value thereof from the amount payable in cash by it pursuant to the Offer to the depositing Fibrek shareholder.

12.	MARKET PURCHASES

We reserve the right to, and may, acquire or cause an affiliate to acquire beneficial ownership of Fibrek Shares by making purchases through the facilities of TSX at any time, and from time to time, prior to the Expiry Time subject to and in accordance with applicable Laws.

Although we have no present intention to sell Fibrek Shares taken up under the Offer, we reserve the right to make or enter into arrangements, commitments or understandings at or prior to the Expiry Time to sell any of such Fibrek Shares after the Expiry Time, subject to applicable Laws and to compliance with Section 2.7(2) of MI 62-104 and the applicable provisions of the Lock-up Agreements.

13.	UNAUTHORIZED REPRESENTATIONS

Except for the Dealer Manager, a Soliciting Dealer (if any), the Information Agent and the Depositary, no person has been authorized to provide any information or make any representation on behalf of us or our affiliates not contained in, referred to or incorporated by reference into, this document and, if given or made, such information or representation must be considered as not having been authorized by us.

14.	OTHER TERMS

The provisions of the Offer to Purchase, the Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other documents disseminated therewith collectively comprise the terms and conditions of the Offer and constitute together the take-over bid circular required under Canadian securities Laws with respect to the Offer.

We shall determine all questions relating to the interpretation of the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity (including time of receipt) of any acceptance of the Offer and any withdrawal of Fibrek Shares including, without limitation, the satisfaction or non-satisfaction of any condition, the validity, time and effect of any deposit of Fibrek Shares or notice of withdrawal of Fibrek Shares, and the due completion and execution of the Letter of Transmittal or Notice of Guaranteed Delivery. Our determination of such matters shall be final and binding for all purposes. We reserve the right to waive any defect in acceptance with respect to any particular Fibrek Share or any particular Fibrek shareholder. There shall be no obligation on us, a Soliciting Dealer (if we decide to form a Soliciting Dealer Group), the Dealer Manager, the Information Agent or the Depositary to give notice of any defects or irregularities in any acceptance or notice of withdrawal and no liability shall be incurred by any of them for failure to give any such notification.

We reserve the right to determine which of the Offerors will take up individual Fibrek Shares deposited under the Offer. In any event, each of the Offerors will take appropriate steps to ensure that the proper consideration is available from the specific Offeror taking up Fibrek Shares pursuant to the Offer.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our respective affiliates, the right to purchase all or any portion of the Fibrek Shares deposited pursuant to the Offer. Any such transfer will not relieve us of our obligations under the Offer and will not prejudice the rights of Fibrek shareholders depositing Fibrek Shares to receive payment for Fibrek Shares validly deposited and taken up pursuant to the Offer.

While the Offer is being made to all holders of Fibrek Shares, this document does not constitute an offer or a solicitation in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the Laws of any such jurisdiction. However, we may, in our sole discretion, take such action as we may deem necessary to extend the Offer in any such jurisdiction.

These securityholder materials are being sent to both registered and non-registered owners of Fibrek Shares. If you are a non-registered owner, and we or our agents have sent these materials directly to you, your name and address, and information about your holding of Fibrek Shares have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf.

The Circular contains additional information relating to the Offer.

Dated: December 15, 2011

ABITIBIBOWATER INC.		RFP ACQUISITION INC.
(doing business as Resolute Forest Products)

	(Signed) Richard Garneau		(Signed) Richard Garneau
By:	Richard Garneau President and Chief Executive Officer	By:	Richard Garneau President

CIRCULAR

This Circular is furnished in connection with the accompanying Offer to Purchase, dated December 15, 2011 by us to purchase all of the issued and outstanding Fibrek Shares, including Fibrek Shares that may become issued and outstanding after the date of the Offer but before the Expiry Time upon the exercise of options issued under the Fibrek SOP or the exercise, conversion or exchange of other securities of Fibrek that are convertible into or exercisable or exchangeable for Fibrek Shares, together with any rights associated with Fibrek Shares that may be issued under any shareholder rights plan which may be adopted by Fibrek before the Expiry Time. Fibrek shareholders should refer to the Offer to Purchase for details of the terms and conditions, including details as to payment and withdrawal rights.

“Appendix A – Comparision of Shareholder Rights” and “Appendix B – Our Directors and Executive Officers” also form an integral part of this Circular. Capitalized words and terms used in this Circular but not defined herein shall have the meanings given to them in the Offer. See also the Section of this document entitled “Glossary”.

As of the date of this document, we have not had any access to the non-public books and records of Fibrek and, although we have no reason to doubt the accuracy of Fibrek’s public filings, we are not in a position to independently assess or verify the information in Fibrek’s publicly filed documents, including its financial statements. As a result, all information regarding Fibrek included in this document has been derived from Fibrek’s public reports and securities filings. See “Risk Factors – We have been unable to independently verify the accuracy and completeness of the Fibrek information in the Offer”.

1.	ABOUT RESOLUTE FOREST PRODUCTS

We are a global leader in the forest products industry with a diverse range of products, including newsprint, commercial printing papers, market pulp and wood products, which are marketed in close to 90 countries. We own and operate 18 pulp and paper mills and 23 wood products facilities in the United States, Canada and South Korea.

AbitibiBowater Inc. is a Delaware corporation incorporated on January 25, 2007. On October 29, 2007, Abitibi-Consolidated Inc. and Bowater Incorporated combined in a merger of equals with each becoming a subsidiary of AbitibiBowater Inc. On November 7, 2011, AbitibiBowater Inc. began to do business under the name Resolute Forest Products and we intend to submit to our stockholders at our next annual general meeting a resolution approving the change of our legal name to Resolute Forest Products Inc.

Our principal executive offices are located at 111 Duke Street, Suite 5000, Montréal, Quebec, H3C 2M1, Canada, and our telephone number is (514) 875-2515. Our website is www.resolutefp.com. AbitibiBowater Inc. is a reporting issuer in the U.S. and in all provinces and territories of Canada, and files its periodic and current disclosure reports with the SEC and continuous disclosure documents with the Canadian securities regulatory authorities. Such documents are available without charge at www.sec.gov and www.sedar.com, respectively.

Additional information about us is included in our public filings incorporated by reference herein and in “Appendix B – Our Directors and Executive Officers”, which is incorporated into and forms part of this document.

Creditor Protection Proceedings

On December 9, 2010 (the “Emergence Date”), we and all but one of our U.S. and Canadian subsidiaries emerged from creditor protection pursuant to chapter 11 of the U.S. Bankruptcy Code and the Companies’ Creditors Arrangement Act (Canada) upon the effectiveness of our plans of reorganization in connection therewith (collectively, the “Plans of Reorganization”). Our 2010 Annual Report, which is incorporated by reference into this document, describes the applicable court proceedings (collectively, the “Creditor Protection Proceedings”), the Plans of Reorganization, the reorganization of the various Debtors thereunder and our emergence from the Creditor Protection Proceedings. Resolute Common Stock began trading under the symbol “ABH” on both the NYSE and TSX on December 10, 2010. From the 97,134,954 shares of Resolute Common Stock issued for claims in the Creditor Protection Proceedings, a reserve of 23,382,073 shares of Resolute Common Stock was established for claims that remained in dispute as of the Emergence Date, from which the Successor Company has made and will make supplemental interim distributions to unsecured creditors as and when disputed claims are resolved. As of October 31, 2011, there were 20,508,137 shares of Resolute Common Stock remaining in this reserve.

Our Capitalization

Resolute Common Stock

We are authorized under our certificate of incorporation to issue up to 190 million shares of Resolute Common Stock, par value US$0.001 per share.

As of September 30, 2011:

•	97,089,128 shares of Resolute Common Stock were outstanding and 17,059,900 shares of Resolute Common Stock were held as treasury stock;

•	451,779 options to purchase shares of Resolute Common Stock were outstanding;

•	60,132 restricted stock units and deferred stock units (each of which provide the holder the right to receive one share of Resolute Common Stock) were outstanding;

•	8,486,839 shares of Resolute Common Stock were reserved for issuance in connection with future grants under our 2010 Long-Term Equity Incentive Plan; and

•

of the total number of outstanding shares of Resolute Common Stock, 20,761,843 shares of Resolute Common Stock were held in reserve for the benefit of holders of disputed claims, as detailed above under “–About Resolute Forest Products – Creditor Protection Proceedings”.

Holders of Resolute Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Holders may not cumulate votes in elections of directors. Subject to any preferences applicable to any shares of preferred stock outstanding at the time, holders of Resolute Common Stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor and, in the event of our liquidation, dissolution or winding up, are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Resolute Common Stock have no preemptive rights and have no rights to convert their Resolute Common Stock into any other security. All outstanding shares of Resolute Common Stock are fully-paid and non-assessable.

The transfer agent and registrar for Resolute Common Stock, listed on the NYSE and TSX, is Computershare Trust Company, N.A. in the U.S. and Computershare Investor Services Inc. in Canada. Information regarding historical market prices and trading volumes of Resolute Common Stock on the NYSE and TSX is provided in the Section of the Summary entitled “Comparative Market Prices”.

Resolute Serial Preferred Stock

We are authorized to issue up to ten million shares of Serial Preferred Stock, par value US$0.001 per share. No shares of Serial Preferred Stock are issued and outstanding as of the date hereof.

Our certificate of incorporation provides that our board of directors has the authority, to the extent permitted by and upon compliance with the provisions set forth in the Law of the State of Delaware, to issue Serial Preferred Stock from time to time in one or more series, each series to have such powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, as shall be determined and stated prior to the issuance of any shares of any such series in and by resolutions of the board of directors authorizing the issuance of such series, including, without limitation:

(a)	the number of shares to constitute such series and the distinctive designation thereof;

(b)	the dividend rate or rates to which the shares of such series shall be entitled and whether dividends shall be cumulative and, if so, the date or dates from which dividends shall accumulate, and the quarterly dates on which dividends, if declared, shall be payable;

(c)	whether the shares of such series shall be redeemable, the limitations and restrictions in respect of such redemptions, the manner of selecting shares of such series for redemption if less than all shares are to be redeemed, and the amount per share, including the premium, if any, which the holders of shares of such series shall be entitled to receive upon the redemption thereof, which amount may vary at different redemption dates and may be different in respect of shares redeemed through the operation of any retirement or sinking fund and in respect of shares otherwise redeemed;

(d)	whether the holders of shares of such series shall be entitled to receive, in the event of the liquidation, dissolution or winding up of Resolute, whether voluntary or involuntary, an amount equal to the dividends accumulated and unpaid thereon, whether or not earned or declared, but without interest;

(e)	whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, whether such fund shall be cumulative or non-cumulative, the extent to which and the manner in which, such fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes, and the terms and provisions in respect of the operation thereof;

(f)	whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or series of the same class, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

(g)	the voting powers, if any, of the shares of such series in addition to the voting powers provided by Law; and

(h)	any other powers, designations, preferences and rights, and qualifications, limitations or restrictions, not inconsistent with applicable Laws or the provisions of our certificate of incorporation.

Our certificate of incorporation further provides that all shares of any one series of Serial Preferred Stock shall be identical to one other in all respects, except that in respect of any series entitled to cumulative dividends, shares of such series issued at different times may differ as to the dates from which such dividends shall be cumulative.

Dividend Policy

During the fourth quarter of 2007, we suspended the payment of a quarterly dividend to our stockholders indefinitely. Additionally, during the Creditor Protection Proceedings, we were not permitted to pay dividends on the common stock of the Predecessor Company under the terms of our debtor-in-possession financing arrangements. It is unlikely that we will pay any dividends with respect to our Resolute Common Stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent on the then existing conditions, including our financial condition, results of operations, capital requirements, contractual restrictions, business prospects and other factors that the board of directors considers relevant. In addition, the Credit Agreement contains restrictions on our ability to pay dividends.

Prior Sales

We issued 97,134,954 shares of Resolute Common Stock on the Emergence Date, pursuant to the Plans of Reorganization for ultimate distribution to unsecured creditors in payment of allowed creditor claims. From those shares, we established a reserve of 23,382,073 shares for claims that remained in dispute as of the Emergence Date, from which we have made and will continue to make supplemental interim distributions to unsecured creditors as and when disputed claims are resolved. As of October 31, 2011, there were 20,508,137 shares of Resolute Common Stock remaining in this reserve. All shares of Resolute Common Stock issued under the Plans of Reorganization were so issued in compromise or settlement of claims without a price per share being specifically attributed thereto. We also reserved on the Emergence Date 9,020,960 shares of Resolute Common Stock for future issuance from time to time to employees and directors under our 2010 Long-Term Equity Incentive Plan.

On December 31, 2010, we issued 17,010,728 shares of Resolute Common Stock as part of an internal tax restructuring contemplated by the Plans of Reorganization. The shares are held by a wholly-owned subsidiary of ours. Accordingly, they are treated as non-outstanding in our consolidated balance sheet as of December 31, 2010 and are eliminated in our audited consolidated financial statements included in our 2010 Annual Report, where they are reflected as treasury shares.

Other than as described above, we have not issued any other shares of Resolute Common Stock during the preceding twelve months.

Our Capitalization after the Offer

The table below sets forth our consolidated capitalization as of September 30, 2011, assuming and giving effect to the consummation of the Offer and any Second Step Transaction as of the same date, based on the following assumptions:

(a)	we acquire 130,075,556 Fibrek Shares (being the total number of Fibrek Shares issued and outstanding as of September 30, 2011 as reported in Fibrek’s consolidated interim financial report as of and for the three and nine months ended September 30, 2011);

(b)	the number of Fibrek Shares that may become issued and outstanding after the date of the Offer but before the Expiry Time (or before the date on which any Second Step Transaction is consummated) upon the exercise of options issued under the Fibrek SOP or the exercise, conversion or exchange of other securities of Fibrek that are convertible into or exercisable or exchangeable for Fibrek Shares is nil, on the basis that, as described in Fibrek’s public disclosure, (i) all of the options granted under Fibrek’s SOP have an exercise price that exceeds the Offer Consideration equivalent to Cdn$1.00 on November 28, 2011, being the date on which we announced our intention to make the Offer, and (ii) Fibrek does not currently have any other securities outstanding that are convertible into or exercisable or exchangeable for Fibrek Shares;

(c)	97,089,128 shares of Resolute Common Stock were issued and outstanding and 511,911 shares of Resolute Common Stock are issuable upon the exercise or conversion of outstanding equity awards, each as of September 30, 2011; and

(d)	we pay an amount of Cdn$71,541,556, being the Aggregate Cash Limit, and we issue 3,694,146 shares of Resolute Common Stock, being the Aggregate Share Consideration Limit, as aggregate Offer Consideration to Fibrek shareholders under the Offer and any Second Step Transaction.

The table should be read in conjunction with the information provided in our Quarterly Report on Form 10-Q which includes our unaudited interim consolidated financial statements as of and for the three and nine months ended September 30, 2011, which report is incorporated by reference into this document.

	As of September 30, 2011 (in millions, except share data)
	Actual	As Adjusted(1)
Number of shares of Resolute Common Stock outstanding(2)	97,089,128	100,783,274
Cash and cash equivalents	US$295	US$127	(3)
Long-term debt	US$712	US$712	(4)
Shareholder’s equity:
Resolute Common Stock	—	—
Additional Paid-In Capital	US$3,673	US$3,729
Retained earnings	US$47	US$39	(5)
Accumulated other comprehensive loss	US$(4)	US$(4)
Total shareholders’ equity (excluding non-controlling interests)	US$3,716	US$3,764

(1)	As adjusted assumes and gives effect to the consummation of the Offer and any Second Step Transaction as if the transaction(s) contemplated thereunder had occurred as of September 30, 2011.

(2)	Excludes 17,059,900 shares of Resolute Common Stock held as treasury shares.

(3)	As adjusted cash and cash equivalents (i) assumes the payment by us of approximately US$68.9 million, being the US$ equivalent of the Aggregate Cash Limit, (ii) includes approximately Cdn$6.8 million of cash and cash equivalents reported in Fibrek’s unaudited consolidated statements of financial position as of September 30, 2011, (iii) reflects the repayment in full of all of Fibrek’s long-term debt, being an amount of approximately US$97.2 million, (iv) assumes the payment by us of costs and expenses associated with the Offer (and any Second Step Transaction) estimated to be approximately US$8.0 million, in each of the foregoing cases with Cdn$ amounts as converted to US$ based on the Bank of Canada Noon Rate on September 30, 2011 of US$1.00 = Cdn$1.0389, and (v) excludes all costs and expenses incurred by Fibrek in connection with the Offer.

(4)	Excludes the partial redemption by us of US$85 million of senior notes at a redemption price of 103% which occurred on November 4, 2011.

(5)	Reflects the payment by us of acquisition costs and expenses associated with the Offer (and any Second Step Transaction) estimated to be approximately $8.0 million but excludes Fibrek’s acquisition costs and expenses associated with the Offer.

Based on the foregoing, and assuming that, as aggregate Offer Consideration, we pay an amount of Cdn$71,541,556 in cash, being the Aggregate Cash Limit, and we issue 3,694,146 shares of Resolute Common Stock, being the Aggregate Share Consideration Limit, former Fibrek shareholders would, under the Offer (including pursuant to any Second Step Transaction), receive in the aggregate approximately 3.7% of the number of shares of Resolute Common Stock outstanding immediately following the issuance of such shares of Resolute Common Stock.

Interests of Certain Persons in the Offer

Except as set forth in Section 4 of the Circular, “Background to the Offer – Lock-up Agreements”, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Fibrek. We have entered into Lock-up Agreements with three significant shareholders of Fibrek holding, directly or indirectly, an aggregate of 59,502,822 Fibrek Shares, representing approximately 46% of the issued and outstanding Fibrek Shares. See Section 4 of the Circular, “Background to the Offer – Lock-up Agreements” for additional details on such Lock-up Agreements. One of these significant Fibrek shareholders, Fairfax, as a substantial security holder of Resolute, has agreed in its Lock-up Agreement not to elect the Shares Only Option in respect of any of its Fibrek Shares. As a result, the number of shares of Resolute Common Stock issued to Fairfax will be less than 1% of the number of shares of Resolute Common Stock outstanding before the issuance for purposes of applicable rules of the NYSE.

We do not believe that the Offer and any Second Step Transaction will be deemed to be a change in control impacting grants under any of our equity plans, or a change in control under any employment agreements between us and any of our employees.

2.	ABOUT RFP ACQUISITION INC.

RFP Acquisition Inc. is a corporation incorporated under the CBCA, and an indirect wholly-owned subsidiary of Resolute. RFP Acquisition was organized solely for the purpose of making the Offer and has not otherwise conducted any business activities to date. RFP Acquisition’s registered office is located at 111 Duke Street, Suite 5000, Montréal, Quebec, H3C 2M1, Canada. Additional information regarding RFP Acquisition is included in “Appendix B – Our Directors and Executive Officers”, which is incorporated into and forms part of this Circular.

3.	ABOUT FIBREK INC.

As of the date of this document, we have not had any access to the non-public books and records of Fibrek and, although we have no reason to doubt the accuracy of Fibrek’s public filings, we are not in a position to independently assess or verify the information in Fibrek’s publicly filed documents, including its financial statements. As a result, all information regarding Fibrek included in this document has been derived from Fibrek’s public reports and securities filings. See “Risk Factors – We have been unable to independently verify the accuracy and completeness of the Fibrek information in the Offer”.

Fibrek is a leading producer and marketer of virgin and recycled kraft pulp operating three mills: the Saint-Félicien Mill, the Fairmont Mill, and the Menominee Mill, with a combined annual production capacity of approximately 760,000 tonnes. The Saint-Félicien Mill provides northern bleached softwood kraft pulp (known as NBSK pulp) to various sectors of the paper industry in Canada, the U.S. and Europe, for use in the production of specialized products. The Fairmont Mill and the Menominee Mill manufacture air-dried recycled bleached kraft pulp (known as RBK pulp) and primarily supply manufacturers of fine uncoated paper, household paper for commercial and industrial uses, and coated paper in the U.S.

Fibrek was incorporated on March 24, 2010 pursuant to the provisions of the CBCA for the purpose of participating in an arrangement under Section 192 of the CBCA pursuant to which SFK Pulp Fund completed its reorganization, on May 25, 2010, from an income trust structure to a corporation named “Fibrek Inc.”

Fibrek’s principal executive offices are located at 625 René-Lévesque Blvd. W., Suite 700, Montréal, Quebec, H3B 1R2, Canada, and Fibrek’s telephone number is (514) 871-0550. Fibrek’s website is www.fibrek.com.

Fibrek is a reporting issuer in all provinces and territories of Canada and files its continuous disclosure documents with the Canadian securities regulatory authorities. Such documents are available without charge at www.sedar.com.

4.	BACKGROUND TO THE OFFER

As part of its regular operations, Resolute’s senior management evaluates potential strategic acquisitions, capital investments, divestitures and other opportunities.

In February 2010, during the pendency of Resolute’s Creditor Protection Proceedings, Resolute and Fibrek held initial discussions in connection with the possible formation of a joint venture between Resolute and Fibrek to hold and operate certain of Resolute’s wood products operations in Canada. In order to facilitate these discussions, on February 12, 2010, Resolute and Fibrek entered into a confidentiality agreement to allow the parties to exchange information. Pursuant to this agreement, Resolute provided to Fibrek a limited amount of information relating to Resolute’s wood products operations, which was derived from publicly available sources, and Resolute did not receive any non-public information from Fibrek. After preliminary discussions were held, Resolute determined that pursuing such a transaction was not a strategic priority and no further substantive discussions or any further exchange of information ensued.

In December 2010, Resolute’s senior management requested BMO Capital Markets, which had been acting as Resolute’s Canadian financial advisor in connection with its emergence from Creditor Protection Proceedings and was already quite familiar with Resolute’s business and operations, to assist management in analyzing the potential benefits and risks to Resolute of various potential transactions that might be of interest to Resolute, including a Fibrek transaction.

On January 17, 2011, a special meeting of the board of directors of Resolute was held to discuss a number of matters. In the course of informing the members of the board of directors (many of whom were newly appointed since the date Resolute emerged from Creditor Protection Proceedings) of potential future opportunities for Resolute, Mr. Garneau discussed the possibility of a potential transaction involving Fibrek. Mr. Garneau presented the board of directors with management’s initial views as to the potential benefits and risks to Resolute of such a potential transaction, should Resolute decide to pursue such a transaction in the future. At this meeting, Mr. Rivett reminded the board of directors that he was an officer of Fairfax and that Fairfax was a substantial Fibrek shareholder. The board of directors determined that due to Fairfax’s significant share ownership in Fibrek, it would be appropriate for Mr. Rivett not to participate in or be present for discussions relating to Fibrek and for Mr. Rivett not to receive any information about any possible strategic transaction involving Fibrek. It was the consensus view of the members of the board of directors that management, with the assistance of BMO Capital Markets and Resolute’s outside legal advisors, should continue to consider the potential benefits and risks to Resolute, as well as potential structures, of a Fibrek transaction. The board of directors determined that as an initial matter, management should report to the Finance Committee of the board of directors (the “Finance Committee”), composed of Richard Falconer (Chair), Alain Rheaume and Michael Rousseau, and each an independent director, with Mr. Rivett, the fourth Finance Committee member, not participating. Following this meeting, Norton Rose and Paul, Weiss were retained to assist Resolute in its consideration of Canadian and U.S. legal matters, respectively, relating to a potential Fibrek transaction.

On February 4, 2011, a meeting of the Finance Committee (excluding Mr. Rivett) was held by telephone at which management provided the Finance Committee with its preliminary views on the potential benefits and risks to Resolute of a Fibrek transaction and representatives of BMO Capital Markets provided an initial overview of Fibrek based on publicly available information. At this meeting, the Finance Committee was informed by management that a standstill provision contained in the confidentiality agreement that Resolute had entered into with Fibrek in February 2010 would expire in mid-February 2011. Finally, at this meeting, the members of the Finance Committee concluded that it would be appropriate to recommend that the board of directors establish a special committee of independent directors to continue to monitor and make recommendations with respect to any potential Fibrek transaction.

On February 24, 2011, the members of the Finance Committee (excluding Mr. Rivett) received an update from management indicating that it was of the view that a Fibrek transaction should not be actively pursued at that time, but recommending that management should be permitted to continue to monitor the matter.

At a regular meeting of the board of directors on February 25, 2011, the board of directors decided to establish a special committee of independent directors (the “Special Committee”) and authorized the Special Committee to consider, evaluate and, if appropriate, participate in negotiations regarding a potential Fibrek transaction, to make recommendations to the full board of directors regarding any such potential transaction and to seek the assistance and advice of officers and advisors of Resolute in carrying out its mandate. The members of the Special Committee were Richard Falconer (who was selected to act as Chair), Jeff Hearn, Alain Rheaume, Michael Rousseau and Richard Evans (ex-officio).

Between March and early May 2011, BMO Capital Markets continued to explore with members of Resolute senior management potential risks, benefits and structures of a Fibrek transaction. One such alternative involved having Resolute purchase a large minority stake in Fibrek, which would involve acquiring the share positions held by Fibrek’s three largest shareholders: Fairfax, Pabrai and Oakmont, which Resolute believed owned, in the aggregate, approximately 47% of Fibrek’s outstanding shares.

On May 5, 2011, Mr. Garneau met with Messrs. Watsa and Rivett of Fairfax in Montreal to explore with them on a preliminary basis the feasibility of a transaction in which Resolute would acquire only the shares held by each of Fairfax, Pabrai and Oakmont. Mr. Garneau noted that Resolute was considering such a transaction because it believed that it could be accomplished quickly and in a manner that would not require Resolute to make a mandatory offer to acquire the remaining Fibrek Shares. Mr. Garneau noted that in order to fall under an exemption from the mandatory takeover requirement, Resolute would not be permitted to acquire the Fairfax, Pabrai and Oakmont positions at a price per Fibrek Share greater than 115% of the then market price of the Fibrek Shares. Mr. Watsa did not believe such a proposal was acceptable to Fairfax.

The Special Committee met a few times by telephone or in person during the months of June through September of 2011 to discuss and receive updates from members of senior management regarding the potential benefits and risks to Resolute of a potential Fibrek transaction, as well as available structuring alternatives.

In August 2011, acting at the request of Resolute management, Norton Rose contacted Torys LLP, counsel to Fairfax, and discussed the structure of Fairfax’s holdings in Fibrek and related legal considerations.

At its September 6, 2011 meeting attended by representatives of BMO Capital Markets, Norton Rose, Paul, Weiss and Troutman Saunders, Resolute’s legal counsel with respect to financing matters, the Special Committee determined that consideration of a potential Fibrek transaction had sufficiently advanced to a point where it would be appropriate for the Special Committee to engage an independent financial advisor. At the request of the Special Committee, a representative of Paul, Weiss was asked to review with the members of the Special Committee factors to be considered in selecting a financial advisor. These factors included not only the general experience and knowledge that the advisor could provide, but also the Special Committee’s comfort that the advice it would receive from the financial advisor would be free from any conflict of interest or the appearance of a conflict of interest resulting from relationships existing or anticipated to exist between the selected financial advisor and Fibrek or Fairfax (in the case of Fairfax, given Fairfax’s significant share ownership position in Fibrek and Resolute). Following this review, the Special Committee considered the qualifications of a number of potential financial advisors and determined that UBS would be an appropriate financial advisor to the Special Committee. Subsequent to this meeting, UBS was contacted to act as financial advisor to the Special Committee. Also at this meeting, the Special Committee received a briefing from management on key financing, stock exchange and legal constraints that needed to be considered in determining how to best structure any potential Fibrek transaction. Two potential transaction structures were then under consideration, one involving an acquisition only of the shares owned by Fairfax, Pabrai and Oakmont, providing Resolute with a large minority stake in Fibrek, and the other involving an offer to acquire 100% of Fibrek through an offer made to all Fibrek shareholders. Management was asked to analyze further certain key considerations and to work with Resolute’s legal advisors to clarify certain legal considerations with respect to a Fibrek transaction in advance of the Special Committee’s October 24, 2011 meeting. The Special Committee also asked management to consider alternative uses of Resolute financial resources.

On September 27, 2011, in response to an email sent by Norton Rose at the request of Resolute management, Torys LLP informed Norton Rose that Fairfax did not wish to sell its Fibrek Shares at that time.

On October 24, 2011, the Special Committee held a meeting to review the Fibrek situation. Also present at this meeting were representatives of management, BMO Capital Markets and Norton Rose. At this meeting, the Special Committee received an update on financial and structuring alternatives available to Resolute if it decided to proceed with a Fibrek transaction. At this meeting the Special Committee also considered various corporate and other legal considerations with respect to an acquisition of Fibrek. The Special Committee also discussed the benefits and risks to Resolute of the two potential transaction structures discussed at its September 6, 2011 meeting, as well as whether it might be a better use of Resolute’s financial resources to consider alternative uses of cash. At this meeting the Special Committee explored the financial requirements of each such transaction, the expected benefits and risks to Resolute and the ability of Resolute to complete each such transaction consistent with its existing loan agreements. Finally, at this meeting the Special Committee received management’s views that if a Fibrek transaction were to be pursued, it would be preferable to pursue an acquisition of all of Fibrek.

On November 16, 2011, Mr. Garneau met with Messrs. Watsa and Rivett of Fairfax to discuss certain matters with respect to Resolute, including the wood fibre landscape in Québec. At this meeting, the issue of Resolute’s interest in Fibrek was discussed. The parties expressed a more active interest in pursuing a potential transaction and discussed the potential involvement of Pabrai and Oakmont. The next day, Mr. Garneau shared his perspective on the forest products business in Québec on a call with Terence M. Kavanagh, President and Director of Oakmont.

On November 17, 2011, Mr. Garneau informed the members of the Special Committee of the prior day’s discussion with Fairfax and that day’s discussion with Oakmont, with a view to convening a meeting of the Special Committee in the coming days. Mr. Garneau also asked members of management to prepare for the meeting.

On November 21, 2011, following discussion of the matter with the Chair of the Special Committee, Mr. Falconer, a representative of Resolute contacted Citibank, N.A., the administrative agent and collateral agent under Resolute’s ABL Credit Facility, to discuss the prospects of obtaining a waiver of a provision in Resolute’s ABL Credit Facility in order to clarify that Resolute would be permitted thereunder to make an unsolicited offer for Fibrek (the “Waiver”).

On November 22, 2011, the Special Committee held a meeting by telephone and was briefed on Mr. Garneau’s discussions. Also in attendance at this meeting were representatives of BMO Capital Markets, UBS and Norton Rose. Mr. Garneau informed the members of the Special Committee that he believed that the time had come to pursue a Fibrek transaction and that he believed that Fairfax would be amenable to supporting a transaction by entering into a lock-up agreement. Mr. Garneau also indicated that he believed an offer that included both cash and Resolute shares would be well received by Fairfax, Pabrai and Oakmont and would also be in Resolute’s best interests. The Special Committee requested that management keep the members of the Special Committee and UBS fully up to date on any developments.

On November 23, 2011, Mr. Garneau called Mr. Watsa to discuss Fairfax’s interest in agreeing to tender Fairfax’s Fibrek Shares to a bid by Resolute for Fibrek. Mr. Watsa told Mr. Garneau that he was amenable in principle to entering into such an agreement on the basis of a total Offer consideration of at least Cdn$1.00 per share. Later that day, Norton Rose sent a first draft of a lock-up agreement to Fairfax’s counsel, Torys LLP. Negotiations ensued between Norton Rose and Torys LLP, although both parties understood that Resolute would not be in a position to finalize the agreement until (i) the Special Committee had considered and determined to recommend the proposed price, completed its review of the proposed terms of the Offer and recommended that the board of directors authorize Resolute to proceed, (ii) the Resolute board of directors approved the proposed price and authorized Resolute to proceed with taking the necessary steps to make the Offer, (iii) Resolute had received lender approval for the Waiver to allow it to make the Offer, and (iv) Pabrai and Oakmont agreed to enter into substantially similar lock-up agreements with respect to their respective Fibrek shareholdings. Following negotiation of a number of the terms of the Lock-up Agreement with Fairfax, Resolute management contacted representatives of Oakmont and Pabrai to confirm that they were willing to support the Fibrek transaction by entering into Lock-up Agreements on substantially similar terms and conditions as those being negotiated with Fairfax. Negotiations with respect to the three Lock-up Agreements continued through the weekend and were successfully concluded with Fairfax, Pabrai and Oakmont on November 28, 2011.

On November 25, 2011, the Special Committee held a meeting by telephone with UBS to discuss the financial terms and structure of the proposed Offer. Also present at this meeting were representatives of BMO Capital Markets, Norton Rose and Paul, Weiss. At this meeting, the members of the Special Committee also received an update from Resolute management as to the status of discussions with Resolute’s lenders relating to the receipt of the Waiver and of discussions with Fairfax, Pabrai and Oakmont regarding their willingness to support the proposed Offer by entering into Lock-up Agreements. The Special Committee adjourned its meeting, resolving to meet again on November 28, 2011 to receive a further update on the progress of discussions with Resolute’s lenders and with Fairfax, Pabrai and Oakmont.

On the morning of November 28, 2011, the Special Committee held a meeting by telephone, during which members of the Special Committee received an update on the progress of negotiations on the Lock-up Agreements over the weekend as well as the terms and conditions of the proposed Offer. Also present at this meeting were representatives of BMO Capital Markets, UBS, Norton Rose and Paul, Weiss. At this meeting, representatives of management informed the members of the Special Committee that substantive agreement had been reached with Fairfax, Pabrai and Oakmont. Management then summarized the substantive terms and conditions of the Lock-up

Agreements and the proposed Offer for the members of the Special Committee. At this meeting, management also informed the members of the Special Committee that it expected to receive the Waiver later that day. Following this update, the Special Committee resolved to reconvene later that evening to receive a further update.

During the afternoon of November 28, 2011, Resolute received confirmation that requisite lender approval for the Waiver had been received.

Late in the afternoon on November 28, 2011, the Special Committee reconvened by telephone. Also present at this meeting were representatives of BMO Capital Markets, UBS, Norton Rose and Paul, Weiss. At this meeting, Resolute management confirmed that the Waiver had been obtained and confirmed that the terms of the Lock-up Agreements with each of Fairfax, Pabrai and Oakmont had been finalized without material changes from the terms described to the members of the Special Committee earlier that day. Following this update, UBS reviewed the financial terms of the Offer with members of the Special Committee. Following the discussion, the members of the Special Committee discussed more fully the terms of the Offer and voted unanimously to recommend to the full board of directors that it authorize Resolute to enter into the Lock-up Agreements and proceed with announcing its intention to make the Offer.

Following the action of the Special Committee, a meeting of the board of directors was held on November 28, 2011. Mr. Rivett did not attend the meeting. Present at this meeting were also representatives of BMO Capital Markets, UBS, Norton Rose and Paul, Weiss. At this meeting, the Special Committee presented its recommendation to the board of directors. Following discussion, the board of directors, acting on the recommendation of the Special Committee, adopted resolutions authorizing Resolute to enter into the Lock-up Agreements and issue a press release announcing Resolute’s intention to make the Offer and to take all necessary steps to commence the Offer. In connection with its approval of the transaction, the board of directors determined that the Offer was fair to and in the best interests of Resolute and also determined that the consideration to be paid to Fairfax under the Offer is on terms that are no less favorable to Resolute than those that would have been obtained in a comparable transaction by Resolute with an unrelated party.

Following the meeting of the board of directors, Mr. Garneau called Mr. Pierre Gabriel Côté, President and Chief Executive Officer of Fibrek, to inform him of Resolute’s plan to announce its intention to make the Offer. Mr. Garneau was unable to reach Mr. Côté and left a voice message. He subsequently sent to Mr. Côté and Mr. Hubert T. Lacroix, Chairman of Fibrek’s board of directors, via email, a French version of the letter reproduced in English below, followed by original copies. In case of discrepancies from the original French version, the French version will prevail.

[Letterhead of Resolute Forest Products]

111, rue Duke, bureau 5000

Montréal (Québec) H3C 2M1 Canada

T 514 875-2160 pfresolu.com

November 28, 2011

STRICTLY PRIVATE AND CONFIDENTIAL

Mr. Hubert T. Lacroix

Chairman of the Board of Directors

Fibrek Inc.

625 René Lévesque O.

Suite 700

Montréal (Québec)

H3B 1R2

Cc : hubert.lacroix@fibrek.com

and

Mr. Pierre Gabriel Côté

President and Chief Executive Officer

Fibrek Inc.

625 René Lévesque O.

Suite 700

Montréal (Québec)

H3B 1R2

Cc : pierregabriel.cote@fibrek.com

Re: Acquisition of Fibrek Inc.

Gentlemen:

As a follow up to my call to you this evening, I attach a copy of the press release that AbitibiBowater Inc. (carrying on business under the name Resolute Forest Products) has just issued.

As previously mentioned, we intend to make a formal take-over bid to acquire all of the issued and outstanding common shares of Fibrek Inc. for Cdn$1.00 per common share. The press release provides details of the cash and AbitibiBowater common stock alternatives that will be available to your shareholders. We anticipate launching the formal offer in a few weeks. Our offer will not be subject to any financing conditions as we have enough available liquidity to pay the cash consideration under the offer and refinance your outstanding debt if required.

We have entered into irrevocable lock-up agreements with your three largest shareholders who hold an aggregate of 59,502,822 Fibrek common shares (representing approximately 46% of your issued and outstanding common shares). Under the lock-up agreements, each of the locked-up shareholders has agreed to tender all of its Fibrek common shares to our offer, with no ability to withdraw any Fibrek common shares to tender to or facilitate any competing transaction. The lock-up agreements will be filed with our Form 8-K report.

The offer represents a premium of approximately 39% over the closing price of Fibrek’s shares on November 28, 2011, and a premium of approximately 31% over the volume-weighted average trading price of the shares on the TSX for the 20 trading days ending on that date. We understand that your Board of Directors will initiate the appropriate processes to evaluate and respond to our offer.

We are confident that you will find our offer not only compelling, but also in the best interests of your shareholders. We look forward to working with you to consummate our deal as soon as possible.

Sincerely,

/s/ Richard Garneau

Richard Garneau

President and Chief Executive Officer

Resolute Forest Products

***

On the evening of November 28, 2011, Resolute publicly announced its intention to make the Offer.

On November 29, 2011, Fibrek issued a press release acknowledging the announcement by Resolute of its intention to make the Offer, and stating in part:

“Fibrek’s Board of Directors is in the process of reviewing and evaluating the announcement with its financial and legal advisors and will communicate a formal recommendation to shareholders as soon as possible. To the Board of Directors, Resolute’s unsolicited offer appears opportunistic.

“It is strongly recommended that shareholders defer making any decision until the Board of Directors has had an opportunity to review the full details of Resolute’s unsolicited offer, which have not yet been made available, and to make a formal recommendation as to the merits of such offer. Shareholders will be promptly notified of any recommendation by the Board of Directors through a news release and circular in accordance with applicable securities laws.”

On November 30, 2011, Fibrek announced that its board of directors, with the support of its financial and legal advisors, had initiated an assessment of the intention of Resolute to make the Offer and that its board of directors would also consider other strategic alternatives available to Fibrek.

On December 14, 2011, the Special Committee met by telephone to review with its legal and financial advisors the final terms and conditions of the Offer as set forth in the Offer to Purchase and Circular and recommended that the full board of directors authorize Resolute to proceed with formally commencing the Offer on those terms and conditions. Following this meeting, Resolute’s board of directors (other than Mr. Rivett) met by telephone to review with its legal and financial advisors the Offer to Purchase and Circular and related offering documents and the final terms and conditions of the Offer as set forth therein and authorized Resolute to formally commence the Offer on such terms and conditions and to take all actions necessary and appropriate to commence the Offer on December 15, 2011.

Lock-up Agreements

On November 28, 2011, we, on the one hand, and each of the Locked-up Shareholders, on the other hand, entered into separate lock-up agreements (each, a “Lock-up Agreement” and collectively, the “Lock-up Agreements”). Together, the Lock-up Agreements cover an aggregate of approximately 46% of the issued and outstanding Fibrek Shares. Under the terms of its applicable Lock-up Agreement, each of the Locked-up Shareholders has agreed, among other things, to (i) deposit or cause to be deposited all Fibrek Shares beneficially owned by it pursuant to the Offer no later than the fifth Business Day prior to the expiration of the Offer, (ii) not withdraw any Fibrek Shares beneficially owned by it and deposited pursuant to the Offer unless the applicable Lock-up Agreement is terminated in accordance with its terms prior to the take-up and payment for such shares under the Offer, (iii) not grant any proxy or other right with respect to the Fibrek Shares deposited pursuant to the applicable Lock-up Agreement or enter into any voting trust, pooling agreement or other agreement or arrangement with respect to the voting of such shares, (iv) not solicit any potential competing or superior proposal for the acquisition of such shares or participate in any discussions or negotiations with respect to any such proposal, (v) not transfer any such shares except pursuant to the Offer, (vi) not acquire any additional number of Fibrek Shares or securities convertible into or exchangeable for Fibrek Shares, except, in the case of Pabrai and Oakmont, in compliance with the Exchange Act, and (vii) take certain other actions to facilitate the consummation of the Offer and any Second Step Transaction. In addition, Fairfax has agreed under its Lock-up Agreement to elect to receive its consideration in the form of either the Cash Only Option or the Cash and Share Option, but not in the form of the Shares Only Option, in effect limiting the number of shares of Resolute Common Stock that Fairfax may receive under the Offer to 955,043.

Each of the Lock-up Agreements may be terminated (i) upon mutual consent of the parties to such Lock-up Agreements, (ii) by the applicable Locked-up Shareholder, if the Offer has been terminated or withdrawn (iii) by the applicable Locked-up Shareholder, if we have not taken up and paid for the Fibrek Shares deposited pursuant to the applicable Lock-up Agreement within 120 days after the commencement of the Offer, provided that if our take-up and payment for the Fibrek Shares deposited under the Offer has been delayed as a result of an injunction or order by a court or regulatory authority or the failure to obtain a necessary regulatory waiver, consent or approval or a delay in the declaration of the effectiveness of our related registration statement by the SEC, then provided such injunction or order is being contested or appealed or such waiver, consent or approval or declaration of effectiveness is being actively sought, as applicable, the Lock-up Agreement shall not be terminated until the earlier of (A) 180 days from the commencement of the Offer, and (B) the tenth Business Day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval or declaration of effectiveness is obtained, as applicable, (iv) by the applicable Locked-up Shareholder, when not in material default in its performance of its obligations under the applicable Lock-up Agreement, at any time the Offer is modified in a manner contrary to the term of the applicable Lock-up Agreement or contrary to the provisions of applicable securities legislation, (v) by either party, when not in material default in the performance of its obligations under the applicable Lock-up Agreement, if the other party has not materially complied with its covenants set forth in the applicable Lock-up Agreement, (vi) by either party, when not in material default in the performance of its obligations under the applicable Lock-up Agreement, if any of the representations and warranties of the other party set forth in the applicable Lock-up Agreement is untrue or inaccurate in any material respect or (vii) by us, if any condition to the Offer set forth in Section 4 of the Offer to Purchase, “Conditions of the Offer”, is not satisfied at the expiration time of the Offer and we have not elected to waive such condition.

The foregoing summary of the Lock-up Agreements does not purport to be complete and is qualified in its entirety by reference to the Lock-up Agreements. Copies of the Lock-up Agreements are available at the Internet websites maintained by the SEC and the Canadian securities regulatory authorities at www.sec.gov and www.sedar.com, respectively.

5.	REASONS TO ACCEPT THE OFFER

The acquisition of Fibrek will allow us to expand our market pulp business and provide greater overall balance to our product offering. Fibrek shareholders should consider the following factors in making their decision to accept the Offer.

Premium to Market Price

We believe that the Offer is financially compelling. We are offering a premium of approximately 39% over the closing price of Fibrek Shares on November 28, 2011, the date on which we announced our intention to make the Offer, and a premium of approximately 31% over the volume weighted average trading price of Fibrek Shares on TSX for the 20 trading days ended November 28, 2011.

No Financing Condition

We intend to pay the cash portion of the Offer and any Second Step Transaction and any related fees and expenses using cash on hand. The Offer is not subject to any financing condition.

Opportunity for Immediate Liquidity

Fibrek shareholders have the opportunity to select the consideration that best suits their needs, subject to proration. They will have the opportunity to exchange their Fibrek Shares, which have been thinly traded since the beginning of the year, at a premium price for cash and/or Resolute Common Stock.

Participation in Resolute’s Future

Fibrek shareholders electing either the Cash and Share Option or the Shares Only Option (or who otherwise receive shares of Resolute Common Stock in partial payment of the Offer Consideration) will have the opportunity to participate in our future. The acquisition of Fibrek is expected to enhance our profile by providing us, and by extension Fibrek shareholders, with the following benefits:

Increasing our capacity in the growing global pulp market

The acquisition of Fibrek will allow us to grow our overall market pulp segment, and in particular, our virgin kraft pulp capacity by approximately 35%. It is also expected to provide a better overall balance to our product offering. We expect that global demand for pulp and, in particular, demand for the high-quality softwood kraft pulp produced at the Saint-Félicien Mill, will continue to grow.

Participation in a large, diversified company

Resolute is a global leader in the forest products industry with a diverse range of products, including newsprint, commercial printing papers, market pulp and wood products. The Offer provides an opportunity to Fibrek shareholders to participate in a financially strong company with a diversified asset and product base.

Operational efficiencies

We are familiar with the Saint-Félicien Mill based on our experience of having previously owned and operated it before it was spun off as an income trust fund in 2002. We also have an ongoing commercial relationship with it as, we believe, we are its largest supplier of wood chips. We expect the acquisition of this mill should allow us to capitalize on a number of opportunities for operational optimization. In particular, we expect to operate the Saint-Félicien Mill as an integrated facility, supplying it with chips from our regional sawmills.

6.	PURPOSE OF THE OFFER; PLANS FOR FIBREK

Purpose of the Offer

We are making the Offer in order for us to acquire, directly or indirectly, all of the issued and outstanding Fibrek Shares. If Fibrek Shares validly deposited under the Offer are taken up and paid for, we will, to the extent within our control and subject to applicable Laws, acquire, directly or indirectly, all of the remaining issued and outstanding Fibrek Shares by way of a Second Step Transaction, which may be considered a business combination or going private transaction under applicable securities Laws in Canada and the U.S. If any Second Step Transaction is deemed to be a business combination or going private transaction, we intend to fully comply with all applicable rules governing such transactions. In order to effect a Second Step Transaction, we may seek to cause a special meeting of the Fibrek shareholders to be called to consider an amalgamation, plan of arrangement, capital reorganization, consolidation or other transaction as a result of which we or one of our affiliates would, directly or indirectly, acquire all of the remaining voting securities of Fibrek. See Section 15 of the Circular, “Acquisition of Fibrek Shares not Deposited”.

The terms of any such Second Step Transaction will provide that the consideration offered for Fibrek Shares under any Second Step Transaction, including the Offer Consideration options, will be the same as that offered and paid to Fibrek shareholders under the Offer.

Upon completion of the Offer, we intend to conduct a detailed review of Fibrek and its subsidiaries, including an evaluation of their respective business plans, properties, assets, operations and organizational and capital structure. We expect to then take steps to optimize Fibrek and its operations within the Resolute organization.

To the extent it is within our control and we are permitted by applicable Laws, we intend to cause Fibrek to apply to delist the Fibrek Shares from TSX as soon as practicable after completion of the Offer and any Second Step Transaction. In addition, if permitted by applicable Laws, subsequent to the completion of the Offer and any Second Step Transaction, we intend to cause Fibrek to cease to be a reporting issuer under the securities Laws of each province and territory of Canada. See Section 13 of the Circular, “Effect of the Offer on the Market for Fibrek Shares; Stock Exchange Listing and Public Disclosure”. If the Offer and a Compulsory Acquisition or a Subsequent Acquisition Transaction is successful:

•	we will own all of the equity interests in Fibrek and we will be entitled to all the benefits and risks of loss associated with such ownership;

•

current Fibrek shareholders will no longer have any direct interest in Fibrek or Fibrek’s assets, book value or future earnings or growth and we will hold a 100% interest in such assets, book value, future earnings and growth;

•	we will have the right to elect all members of the board of directors of Fibrek; and

•

the Fibrek Shares will no longer trade on TSX or any other securities exchange. See Sections 13 and 14 of the Circular, “Effect of the Offer on the Market for Fibrek Shares; Stock Exchange Listing and Public Disclosure” and “Regulatory Matters”.

7.	CERTAIN RELATIONSHIPS BETWEEN FIBREK AND US

Prior Relationships

Except as otherwise described in this document, there have been no contacts, negotiations or transactions during the past two years between us, any of our subsidiaries or, after due inquiry and to the best of our knowledge and belief, any of the persons listed on Appendix B to this document, on the one hand, and Fibrek or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

Pursuant to one or more distributions made to our creditors contemplated in the Plans of Reorganization of Resolute described in Section 1 of the Circular, “About Resolute Forest Products – Creditor Protection Proceedings”, Fibrek was allocated, according to its public filings, 236,226 shares of Resolute Common Stock in December 2010.

According to its public filings on February 3, 2011, Fibrek sold the 236,226 shares of Resolute Common Stock and, on April 2011, Fibrek was allocated an additional 2,122 shares of Resolute Common Stock.

As discussed elsewhere in this document, Paul C. Rivett is a director of Resolute and is Vice President and Chief Legal Officer of Fairfax which, as of December 13, 2011, beneficially owned 17,503,704 shares of Resolute Common Stock, representing approximately 18% of Resolute Common Stock outstanding as of such date. As a director of Resolute, Mr. Rivett has received director compensation from Resolute as described in our Definitive Proxy Statement for our 2011 meeting of stockholders held on June 9, 2011, which is incorporated by reference into this document.

Interests in Securities of Fibrek

We do not currently own any Fibrek Shares or any other security of Fibrek.

As of November 30, 2011, Fairfax, an insider of Resolute, beneficially owned 33,628,301 Fibrek Shares, representing approximately 25.9% of the issued and outstanding Fibrek Shares. See Section 4 of the Circular, “Background to the Offer – Lock-up Agreements”.

Based on information provided to us, as of December 13, 2011, Steelhead Navigator Master, L.P., an insider of Resolute, beneficially owned 4,336,500 Fibrek Shares, representing approximately 3.3% of the issued and outstanding Fibrek Shares. Steelhead Master Fund, L.P. has also informed us that, although it is under no obligation and it has no commitment with us with respect to the deposit or sale of its Fibrek Shares under the Offer, it intends to deposit all of the Fibrek Shares held by it in the Offer. Based on information provided to us, during the preceding six-month period, Steelhead Navigator Master, L.P. purchased the following Fibrek Shares:

Date of Purchase	Number of Fibrek Shares Purchased	Price per Fibrek Share (Cdn$)
07/26/2011	6,700	1.14
07/27/2011	8,300	1.11
07/28/2011	1,700	1.12
07/29/2011	6,700	1.10
08/02/2011	6,400	1.12
08/03/2011	17,000	1.11
08/04/2011	27,800	1.07
08/05/2011	16,200	1.07
08/08/2011	25,000	1.00
08/09/2011	4,000	1.01
08/10/2011	3,000	1.03
08/11/2011	13,800	1.02
08/12/2011	17,800	1.05
08/15/2011	15,400	1.07
08/16/2011	6,600	1.05
08/17/2011	17,000	1.06
08/18/2011	4,000	1.02
08/22/2011	18,600	0.96
08/23/2011	3,000	0.97
08/24/2011	5,500	0.97
11/30/2011	1,142,000	0.97
12/01/2011	763,500	0.97
12/05/2011	253,500	0.98
12/06/2011	308,500	0.99
12/06/2011	10,500	0.99
12/07/2011	434,000	1.00
12/08/2011	250,000	1.00
12/08/2011	82,400	1.00
12/09/2011	367,600	1.00
12/12/2011	500,000	1.01

Except for the Fibrek Shares owned by Fairfax and by Steelhead Master Fund, L.P., and for 750 Fibrek Shares held by Peter Staiger, the Treasurer of Resolute, no other securities of Fibrek are beneficially owned, nor is control or direction exercised over any of such securities, by: (i) us or our directors or officers; or (ii) to our knowledge, after reasonable inquiry, any associate or affiliate of one of our insiders, any of our associates or affiliates, any of our insiders or any person acting jointly or in concert with us.

Except as set forth above: (i) neither we nor any of our directors or officers purchased, sold or effected any transaction in securities of Fibrek during the six-month period preceding the date of the Offer; and (ii) to our knowledge, after reasonable inquiry, no associate or affiliate of one of our insiders, none of our insiders and no person acting jointly or in concert with us, purchased, sold or effected any transaction in securities of Fibrek during the six-month period preceding the date of the Offer.

Except as set forth above: (i) neither we nor any of our directors or officers entered into any agreements, commitments or understandings to acquire any securities of Fibrek; and (ii) to our knowledge, after reasonable inquiry, no associate or affiliate of one of our insiders, none of our associates or affiliates, none of our insiders and no person acting jointly or in concert with us, entered into any agreements, commitments or understandings to acquire any securities of Fibrek.

To our knowledge, there are no direct or indirect benefits of accepting or refusing to accept the Offer, or in connection with any Second Step Transaction, that will accrue to any director or officer of Resolute or RFP Acquisition, to any associate or affiliate of a director or officer of Resolute or RFP Acquisition, to any associate or affiliate of Resolute or RFP Acquisition, to any other insider of Resolute or RFP Acquisition or to such insider’s associates or affiliates or to any person or company acting jointly or in concert with Resolute or RFP Acquisition, other than those benefits that will accrue to Fibrek shareholders generally.

Arrangements between us and the Directors and Officers of Fibrek

There are no agreements, commitments or understandings made between us and any director or officer of Fibrek, including for payment or other benefit proposed to be made or given by way of compensation for loss of office or their remaining in or retiring from office if the Offer is successful.

To our knowledge, there are no direct or indirect benefits of accepting or refusing to accept the Offer, or in connection with any Second Step Transaction, that will accrue to any director or officer of Fibrek, to any associate or affiliate of a director or officer of Fibrek, to any associate or affiliate of Fibrek, to any other insider of Fibrek or to such insider’s associates or affiliates or to any person or company acting jointly or in concert with Fibrek, other than those benefits that will accrue to Fibrek shareholders generally.

Certain of Fibrek’s employment agreements contain change-of-control clauses providing for compensation to be granted to certain senior officers of Fibrek either upon a change of control, or if, following a change of control, Fibrek terminates the employment relationship between Fibrek and such employees, or if such employees terminate the employment relationship for defined reasons, including a substantial change in their working conditions within six months of the change of control. If successful, the Offer would constitute a change of control of Fibrek, thereby giving rise to potential change-of-control payments.

Other Arrangements between us and Fibrek relating to the Offer

We are not aware of any agreement, commitment or understanding made between us and Fibrek relating to the Offer or any other agreement, commitment or understanding that could affect control of Fibrek or that can reasonably be regarded as material to a shareholder deciding whether to deposit its Fibrek Shares under the Offer.

Material Changes and Other Information Concerning Fibrek

We have no information that indicates any material change in the affairs of Fibrek has occurred since the date of the last published financial statements of Fibrek other than the making of this Offer by us and such information as has been publicly disclosed by Fibrek. We have no knowledge of any material fact concerning the securities of Fibrek that has not been generally disclosed by Fibrek, or any other matter that is not disclosed in this document and that has not previously been generally disclosed, and that would reasonably be expected to affect the decision of Fibrek shareholders to accept or reject the Offer.

8.	TREATMENT OF OTHER FIBREK SECURITIES

The Offer is made only for Fibrek Shares, including Fibrek Shares issued and outstanding before the Expiry Time upon the exercise of options issued under the Fibrek SOP or the exercise, conversion or exchange of other securities of Fibrek that are convertible into or exercisable or exchangeable for Fibrek Shares, together with any rights associated with Fibrek Shares that may be issued under any shareholder rights plan which may be adopted by Fibrek before the Expiry Time, and is not made for any stock options issued under the Fibrek SOP or other rights to acquire Fibrek Shares. Any holder of stock options issued under the Fibrek SOP or other securities of Fibrek that are convertible into or exercisable or exchangeable for Fibrek Shares who wishes to accept the Offer should, to the extent permitted by the terms of the security and applicable Laws, exercise the options or otherwise convert, exercise or exchange such rights in order to obtain Fibrek Shares and deposit those Fibrek Shares pursuant to the Offer. Any such conversion, exercise or exchange must be completed sufficiently in advance of the Expiry Time to assure compliance with the procedures set forth in Section 3 of the Offer to Purchase, “Manner of Acceptance”. If a holder of stock options or other rights to acquire Fibrek Shares does not convert, exercise or exchange such options or rights before the Expiry Time, such options may remain outstanding in accordance with their terms and conditions, including with respect to term of expiration, vesting (including any terms relating to acceleration of vesting) and exercise prices, except that we intend, pursuant to one or more Second Step Transactions, to take steps in accordance with applicable Laws and subject to any requisite third-party or regulatory approvals, to extinguish, terminate or otherwise cancel such options. The income tax consequences to holders of stock options issued under the Fibrek SOP or any other securities that are convertible into or exercisable or exchangeable for Fibrek Shares are not described under Section 17 of the Circular, “Material Canadian Federal Income Tax Considerations” or under Section 18 of the Circular, “Material U.S. Federal Income Tax Considerations”. Any holders of options or any other rights to acquire Fibrek Shares should consult their own tax advisors for advice with respect to the actual or potential income tax consequences to them in connection with a decision they may make to convert, exchange or exercise or not to convert, exchange or exercise their options or any other securities to acquire Fibrek Shares prior to the Expiry Time or thereafter.

9.	SOURCE AND AMOUNT OF FUNDS

The Offer is not subject to any financing condition.

The maximum amount of funds required by us to consummate the Offer and any Second Step Transaction (including the payment of Fibrek Shares issued as a result of exercised options or other rights but excluding the payment of related fees and expenses) is Cdn$71,541,556. We intend to pay the cash portion of the Offer and any Second Step Transaction and any related fees and expenses using cash on hand.

10.	FEES AND EXPENSES

We have engaged the services of BMO Capital Markets to act as the Dealer Manager in connection with the Offer in Canada. The Dealer Manager will be reimbursed for out-of-pocket expenses, including reasonable expenses of legal counsel and other advisors. We have agreed to indemnify the Dealer Manager and its respective affiliates against various liabilities and expenses in connection with its services in connection with the transactions contemplated by the Offer and the Second Step Transaction, including various liabilities and expenses under securities Laws. The Dealer Manager and its affiliates in the ordinary course of its business purchases and/or sells debt and equity securities of Resolute and Fibrek, including Resolute Common Stock and Fibrek Shares, for its own accounts and for the accounts of its customers. As a result, the Dealer Manager at any time may own certain of the debt and equity securities of Resolute and Fibrek, including Resolute Common Stock and Fibrek Shares. In addition, the Dealer Manager may tender Fibrek Shares to the Offer for its own accounts. Each of the Dealer Manager or its affiliates has in the past performed various investment banking services for Resolute and/or Fibrek for which it has received customary compensation.

We may request the Dealer Manager to form and manage a Soliciting Dealer Group to solicit acceptances of the Offer from persons who are resident in Canada. As of the date of this document, we have not determined whether we will request the Dealer Manager to form a Soliciting Dealer Group. If the Dealer Manager is so requested by us to form a Soliciting Dealer Group, the Soliciting Dealer Group would be entitled to customary fees in respect of any Fibrek Shares that are taken up and paid for under the Offer.

Fibrek shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Fibrek Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer (if we decide to form a Soliciting Dealer Group) in Canada or the Dealer Manager to accept the Offer. Fibrek shareholders should contact the Depositary or a broker or dealer for assistance in accepting the Offer and in depositing the Fibrek Shares with the Depositary. In addition, the consideration paid to Fibrek shareholders in lieu of fractional shares of Resolute Common Stock will be distributed by the Depositary to such Fibrek shareholders net of commissions, as described in Section 3 of the Offer to Purchase, “Manner of Acceptance – Fractional Shares”.

We have retained Georgeson Shareholder Communications Canada Inc. as Information Agent in connection with the Offer. The Information Agent may contact holders of Fibrek Shares by mail, telephone, telecopier, messenger service, newswire, advertisement and electronic news distribution and may request brokers, dealers, banks, trust companies and other nominee shareholders to forward material relating to the Offer to beneficial owners of Fibrek Shares. We will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent against various liabilities and expenses in connection with the Offer, including various liabilities under the US. federal securities Laws.

In addition, we have retained Canadian Stock Transfer Company Inc., acting in its capacity as administrative agent of CIBC Mellon Trust Company, as the Depositary. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses and will indemnify the Depositary against various liabilities and expenses, including various liabilities under the U.S. federal securities Laws.

Other than as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting deposits of Fibrek Shares pursuant to the Offer. We will reimburse brokers, investment dealers, banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding Offer materials to their customers.

11.	ACCOUNTING TREATMENT

The acquisition of Fibrek by Resolute will be accounted for by Resolute under the acquisition method of accounting under U.S. GAAP with Resolute as the accounting acquiror.

12.	STOCK EXCHANGE LISTING APPLICATIONS

We will apply to the NYSE to list Resolute Common Stock to be issued to Fibrek shareholders in connection with the Offer. In addition, TSX has conditionally accepted the listing of Resolute Common Stock to be issued to Fibrek shareholders in connection with the Offer.

13.	EFFECT OF THE OFFER ON THE MARKET FOR FIBREK SHARES; STOCK EXCHANGE LISTING AND PUBLIC DISCLOSURE

The purchase of any Fibrek Shares by us pursuant to the Offer will reduce the number of Fibrek Shares that might otherwise trade publicly, as well as the number of Fibrek shareholders. Depending on the number of Fibrek Shares purchased pursuant to the Offer, following the completion of the Offer and prior to any Second Step Transaction, it is possible that the Fibrek Shares would fail to meet the criteria for continued listing on TSX. If this were to happen, the Fibrek Shares could be delisted by TSX and this could, in turn, adversely affect the liquidity and market or result in a lack of an established market for the Fibrek Shares. The extent of the public market for the Fibrek Shares and the availability of price or other quotations would depend upon the number of Fibrek shareholders, the number of Fibrek Shares publicly held and the aggregate market value of the Fibrek Shares remaining at such time, the interest in maintaining a market in Fibrek Shares on the part of securities firms, and whether Fibrek remains subject to public reporting requirements in Canada and other factors.

To the extent permitted by applicable Laws, we intend to cause Fibrek to apply to delist the Fibrek Shares from TSX as soon as practicable after the completion of the Offer or a Second Step Transaction and to cause Fibrek to cease to be a reporting issuer in each province and territory of Canada. See Section 15 of the Circular, “Acquisition of Shares Not Deposited”.

After the purchase of the Fibrek Shares under the Offer, Fibrek may cease to be subject to the public reporting and proxy solicitation requirements of the CBCA and the securities Laws of certain provinces and territories of Canada or may apply to cease to be a reporting issuer under the securities Laws in all provinces and territories of Canada. In such event, to the extent permitted by applicable Laws, we intend to cause Fibrek to cease to be a reporting issuer in Canada.

Non-Resident Holders are cautioned that, if the Fibrek Shares are not listed on a designated stock exchange (which currently includes TSX) at the time they are disposed of (such as a disposition pursuant to a Second Step Transaction), certain negative Canadian federal income tax consequences may arise. See Section 17 of the Circular “Material Canadian Federal Income Tax Considerations – Fibrek Shareholders not Resident in Canada – Delisting of Fibrek Shares Following Completion of the Offer”. Non-Resident Holders should consult their own tax advisors in the event the Fibrek Shares are delisted.

14.	REGULATORY MATTERS

Our obligation to take up and pay for Fibrek Shares deposited under the Offer is conditional upon obtaining all governmental or regulatory approvals, consents or clearances that we reasonably determine are necessary or advisable in connection with the Offer and any Second Step Transaction. See Section 4 of the Offer to Purchase, “Conditions of the Offer”.

The proposed acquisition of Fibrek will be subject, among other things, to review by the Canadian and U.S. competition and antitrust regulators and by the Minister under the ICA. We are committed to working closely with these regulatory authorities to provide information and data necessary for their review of the transaction and to resolving regulatory concerns, if any, as promptly as possible.

The Offer constitutes an “insider bid” for the purposes of MI 61-101, since Fairfax is an insider holding more than 10% of the issued and outstanding equity and voting shares of each of Resolute and Fibrek. Thus, Fairfax is an “issuer insider” of Fibrek, and we are an “associated entity” of Fairfax (as such terms are defined in MI 61-101). Although the Offer is an “insider bid” for the purposes of MI 61-101, no formal valuation is required thereunder because neither we nor any of our joint actors has, or has had within the preceding twelve months, any board or management representation in respect of Fibrek, or has knowledge of any material information concerning Fibrek or its securities that has not been generally disclosed.

HSR Act

Under the HSR Act and the rules promulgated thereunder by the FTC, certain transactions, including the completion of the Offer, may not be consummated unless notification has been given and certain information has been furnished to the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. We intend to file any required Premerger Notification and Report Form with the FTC and the Antitrust Division for review in connection with the Offer as soon as practicable.

Under the HSR Act, our purchase of Fibrek Shares in the Offer may not be completed until the expiration of a 30 calendar day waiting period following the filing by Resolute, as the ultimate parent entity of RFP Acquisition, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Accordingly, the required waiting period with respect to the Offer will expire at 11:59 p.m., Eastern Time, 30 days following such filing, unless such 30th day is a Saturday, Sunday, or other legal public holiday, in which case the waiting period will expire at 11:59 p.m., Eastern Time, on the next regular Business Day, unless earlier terminated by the FTC and the Antitrust Division or unless the FTC or the Antitrust Division issues a request for additional information and documentary material (a “Second Request”) prior to that time. If within the 30 calendar day waiting period either the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer would be extended until 30 calendar days following the date of substantial compliance by Resolute with that request, unless the FTC or the Antitrust Division terminates the additional waiting period before its expiration. After the expiration of the 30 calendar day waiting period, the waiting period could be extended only by court order or with the Offerors’ consent. In practice, complying with a Second Request can take a significant period of time. Although Fibrek is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither Fibrek’s failure to make those filings nor a request for additional documents and information issued to Fibrek by the FTC or the Antitrust Division will extend the waiting period with respect to the purchase of Fibrek Shares in the Offer.

At any time before or after the Offerors’ acceptance for payment of Fibrek Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer may substantially lessen competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Fibrek Shares have already been acquired, requiring disposition of such Fibrek Shares or, as a condition to clearance, the divestiture of substantial assets of Resolute, Fibrek or any of their respective subsidiaries or affiliates or requiring other conduct relief. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions of the Offerors’ obligation to accept for payment Fibrek Shares tendered in the Offer.

Competition Act

Part IX of the Competition Act requires pre-merger notification to the Commissioner for transactions that exceed certain financial thresholds and, in the case of share acquisitions, exceed an additional voting interest threshold.

If a transaction is subject to pre-merger notification, a pre-merger notification filing containing certain prescribed information must be submitted to the Commissioner and the applicable waiting period must expire or be waived by the Commissioner before the transaction may be completed. The initial statutory waiting period is 30 days from the date of a complete filing but can be extended if the Commissioner issues a supplementary information request (which is a demand for more detailed information), after which time closing can only occur 30 days following the submission of the requested supplementary information. In the context of an unsolicited bid, where the Commissioner receives the prescribed information from the bidder prior to receiving information from the corporation whose shares are being acquired, the Competition Act requires the Commissioner to immediately notify the target corporation, and the target must then supply the Commissioner with its prescribed information within ten days after being so notified. Although Fibrek will thus be required to file its information and documentary materials with the Bureau in connection with the Offer within ten days after being so notified, neither Fibrek’s failure to make its filing nor a request for additional documents and information issued to Fibrek by the Bureau will extend the statutory waiting period applicable to the Offer, which will be determined only in reference to our filing and submissions.

The Commissioner’s review of a transaction, and communication of the Commissioner’s intention as to whether or not to oppose a transaction, may however take longer than the statutory waiting period, particularly for mergers that raise some competition Law issues. The Bureau has adopted service standards to indicate the expected time for the completion of its substantive review, which depends on the complexity of the transaction as determined by the Bureau. The two potential designations are “non-complex” and “complex”, with respective service standards of 14 days and 45 days. In cases where a supplementary information request is issued, the service standard will be similar to the statutory waiting period and will end 30 days after the submission of the supplementary information.

As an alternative to a pre-merger notification filing, for transactions which are unlikely to raise any significant competition issues, the parties may request an ARC from the Commissioner. The issuance of an ARC is at the discretion of the Commissioner and a request for an ARC will only be granted by the Commissioner where a transaction clearly does not raise competition Law issues.

Regardless of whether a pre-merger notification filing is required, the Commissioner may apply to the Competition Tribunal, a specialized tribunal empowered to deal with certain matters under the Competition Act, with respect to a “merger” (as defined in the Competition Act). If the Competition Tribunal finds that a merger or proposed merger prevents or lessens or is likely to prevent or lessen competition substantially, it may order that all or part of the merger or proposed merger not proceed or impose other conditions on its completion or, in the event that the merger has been completed, order its dissolution or the disposition of some or all of the assets or shares involved. In certain circumstances, the Competition Tribunal may also issue an interim order under the Competition Act prohibiting the completion of the merger for a period of up to 30 days (which may be extended up to a maximum total of 60 days) to allow the Commissioner to complete the review.

If the Commissioner determines that she does not, at the time of the review, have sufficient grounds to apply to the Competition Tribunal for an order regarding a proposed merger under the merger provisions of the Competition Act, the Commissioner may issue an advisory opinion (known as a “no-action” letter) stating that the Commissioner does not intend to commence proceedings before the Competition Tribunal. However, the Commissioner retains the ability to initiate such proceedings at any time during the year following the completion of the merger.

The purchase of Fibrek Shares pursuant to the Offer requires a pre-merger notification filing to the Commissioner as it exceeds the prescribed thresholds; furthermore, our acquisition of control of Fibrek is a “merger” for the purposes of the merger provisions of the Competition Act. We therefore intend to file the required pre-merger notification filing with the Commissioner in connection with the Offer as soon as practicable. In conjunction with our pre-merger notification filing, we also intend to apply for a “no-action” letter requesting that the Commissioner confirm in writing that she does not intend, at this time, to make an application to the Competition Tribunal in respect of the transaction.

ICA

Generally, any acquisition by a “non-Canadian” of control of a “Canadian business” is either notifiable or reviewable under the ICA, a Canadian statute that governs such acquisitions. Whether an acquisition is notifiable or reviewable depends on the structure of the transaction and the value and nature of the assets of the Canadian business being acquired. If an acquisition is reviewable, the acquiror must submit an application for review with prescribed information to the Minister and, before the acquisition may be completed, the Minister must determine whether the “proposed transaction” is likely to be of “net benefit to Canada”.

A transaction will be reviewable when there is a direct acquisition of control of a Canadian business by a WTO investor (a corporation or other entity being a WTO investor if it is ultimately controlled by individuals who are nationals of a country that is a member of the World Trade Organization) and the value of the assets of that entity, and of all other entities in Canada the control of which is acquired, is equal to or greater than Cdn$312 million (2011 threshold). A direct acquisition of control of a Canadian business can occur by means of a purchase of assets or voting interests. For the purposes of the ICA, an acquisition of control is deemed to occur when a non-Canadian directly acquires more than a 50 percent voting interest in a Canadian corporation and is presumed to occur where there is an acquisition of between 33 percent and 50 percent of the voting shares.

The Minister has an initial 45-day period to determine whether the investment is likely to be of net benefit to Canada. The Minister may extend the period for a further 30 days by giving notice to the prospective acquiror prior to the expiration of the initial 45-day period. Further extensions may be permitted but only with the consent of the prospective acquiror. If the Minister is not satisfied that the investment is likely to be of net benefit to Canada, the Minister must send a notice to that effect to the prospective acquiror. The acquiror then has 30 days to make additional representations and undertakings to the Minister demonstrating the “net benefit” of the investment.

The purchase of Fibrek Shares pursuant to the Offer is a reviewable acquisition under the ICA. We therefore intend to file the required application for review with the Minister in connection with the Offer as soon as practicable.

Canadian Securities Regulatory Matters

The issuance and distribution of Resolute Common Stock under the Offer is being made pursuant to general exemptions from the prospectus and dealer registration requirements under applicable Canadian securities Laws. Although the resale of Resolute Common Stock issued under the Offer is subject to restrictions under the securities Laws of certain Canadian jurisdictions, shareholders in such jurisdictions will, in general, be able to rely on exemptions from such resale restrictions.

Under Canadian securities Laws, once issued, Resolute Common Stock will, except for “control distributions” described below, be generally freely tradeable in Canada without the need for the holder of such Resolute Common Stock to prepare and file a prospectus or rely on an exemption from the prospectus requirements, provided (i) the issuer, being Resolute, is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade, (ii) no unusual effort is made to prepare the market or to create a demand for the security that is the subject of the trade, (iii) no extraordinary commission or consideration is paid to a person or company in respect of the trade and (iv) if the selling security holder is an insider or officer of the issuer, the selling security holder has no reasonable grounds to believe that Resolute is in default of securities legislation.

If, however, the resale or trade of Resolute Common Stock constitutes a “control distribution”, then any resale or trade of Resolute Common Stock would require either (i) the preparation and filing of a prospectus in the relevant Canadian jurisdiction(s) in order to qualify such resale or trade for public distribution in Canada and render the subject Resolute Common Stock freely tradeable in such Canadian jurisdiction(s), (ii) in the absence of a Canadian prospectus, the reliance on a separate statutory or discretionary exemption from the applicable prospectus requirements for the resale or trade of Resolute Common Stock, or (iii) the giving of notice and filing of a prescribed form with the Canadian securities regulatory authorities at least seven days before the first resale or trade that is part of the control distribution indicating the selling security holder’s intention to distribute securities and particulars of the proposed trade, including the number and class of securities proposed to be sold and whether the sale will occur privately or on an exchange or market.

In general terms, a “control distribution” is a distribution effected by a “control person”, being (i) a person or company who holds a sufficient number of the voting rights attached to all outstanding voting securities of an issuer to affect materially the control of the issuer and, if a person or company holds more than 20% of the voting rights attached to all outstanding voting securities of an issuer, the person or company is deemed, in the absence of evidence to the contrary, to hold a sufficient number of the voting rights to affect materially the control of the issuer, or (ii) each person or company in a combination of persons or companies, acting in concert by virtue of an agreement, arrangement, commitment or understanding, which holds in total a sufficient number of the voting rights attached to all outstanding voting securities of an issuer to affect materially the control of the issuer, and, if a combination of persons or companies holds more than 20% of the voting rights attached to all outstanding voting securities of an issuer, the combination of persons or companies is deemed, in the absence of evidence to the contrary, to hold a sufficient number of the voting rights to affect materially the control of the issuer.

Given the complex and subjective nature of the question of whether a particular holder may be a “control person” under Canadian securities Laws, we make no representation concerning the right of any Fibrek shareholder who may receive Resolute Common Stock in the Offer to trade in such securities in Canada. We recommend that recipients of Resolute Common Stock consult their own counsel concerning whether they may freely trade Resolute Common Stock in Canada in compliance with applicable Canadian securities Laws.

The Offer is being made in compliance with applicable Canadian securities Laws and regulations governing take-over bids.

15.	ACQUISITION OF FIBREK SHARES NOT DEPOSITED

To the extent within our control and subject to applicable Laws, if we take up and pay for Fibrek Shares deposited under the Offer, we intend, at our option, to enter into one or more Second Step Transactions to enable us or one of our wholly-owned subsidiaries to acquire all Fibrek Shares not acquired pursuant to the Offer. The timing and details of any such Second Step Transaction will necessarily depend on a variety of factors, including the number of Fibrek Shares acquired pursuant to the Offer. However, the terms of any such Second Step Transaction will provide that the consideration offered for Fibrek Shares under any Second Step Transaction, including the Offer Consideration options, will be the same as that offered and paid to Fibrek shareholders under the Offer.

The transactions that we may implement following completion of the Offer are summarized in the following paragraphs.

Compulsory Acquisition

If, within 120 days after the date of the Offer, the Offer is accepted by Fibrek shareholders holding not less than 90% of the issued and outstanding Fibrek Shares (calculated on a fully-diluted basis), other than Fibrek Shares held at the date of the Offer by or on behalf of us or our affiliates or associates (as defined in the CBCA), and we acquire such deposited Fibrek Shares, then we will acquire the Fibrek Shares not deposited under the Offer on the same terms as the

Fibrek Shares acquired under the Offer pursuant to either the provisions of Section 206 of the CBCA (a “Compulsory Acquisition”) or pursuant to a Subsequent Acquisition Transaction (see below).

To exercise the statutory right of Compulsory Acquisition, we must give an Offeror’s Notice to each Dissenting Offeree and the Director under the CBCA of such proposed acquisition on or before the earlier of 60 days following the termination of the Offer and 180 days following the date of the Offer. Within 20 days after having given the Offeror’s Notice, we must pay or transfer to Fibrek the consideration we would have had to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. Within 20 days after receipt of the Offeror’s Notice, each Dissenting Offeree must send the certificates evidencing the Fibrek Shares held by such Dissenting Offeree to Fibrek, and must elect either to transfer such Fibrek Shares to us on the terms on which we acquired Fibrek Shares under the Offer or to demand payment of the fair value of the Fibrek Shares by so notifying us. If the Dissenting Offeree fails to notify us within the applicable time period, the Dissenting Offeree will be deemed to have elected to transfer its Fibrek Shares to us on the same terms (including the Offer Consideration) on which we acquired the Fibrek Shares under the Offer. If a Dissenting Offeree has elected to demand payment of the fair value of its Fibrek Shares, we may apply to a court having jurisdiction to hear the application to fix the fair value of the Fibrek Shares of that Dissenting Offeree. If we fail to apply to such court within 20 days after they made the payment or transferred the consideration to Fibrek, the Dissenting Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value. If no such application is made by the Dissenting Offeree or by us within such periods, the Dissenting Offeree will be deemed to have elected to transfer its Fibrek Shares to us on the same terms on which we acquired Fibrek Shares from the Fibrek shareholders who accepted the Offer. Any judicial determination of the fair value of the Fibrek Shares could be more or less than the amount of the Offer Consideration per Fibrek Share paid pursuant to the Offer.

The foregoing is a summary of the material terms of the statutory right of Compulsory Acquisition that may become available to Resolute. The summary is not intended to be complete nor is it a substitute for the more detailed information contained in the provisions of Section 206 of the CBCA. Holders of Fibrek Shares should refer to Section 206 of the CBCA for the full text of the relevant statutory provisions, and those who wish to be better informed about these provisions should consult their legal advisors. The provisions of Section 206 of the CBCA are complex and require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Holders of Fibrek Shares who wish to be better informed about the provisions of Section 206 of the CBCA should consult their legal advisors.

See Sections 17 and 18 of the Circular, “Material Canadian Federal Income Tax Considerations” and “Material U.S. Federal Income Tax Considerations” for a general discussion of the material income tax consequences applicable to Fibrek shareholders in the event of a Compulsory Acquisition.

If a holder of Fibrek Shares does not receive the Offeror’s Notice, such holder may, within 90 days after the date of the termination of the Offer, or if such holder did not receive the Offer, within 90 days of the later of the date of termination of the Offer and the date on which such holder learns of the Offer, require us to acquire such holder’s Fibrek Shares on the same terms as the Offer (a “Compelled Acquisition”).

The foregoing is a summary of the material terms of the right of Compelled Acquisition that may be available to a Fibrek shareholder and is not a substitute for the more detailed information contained in the provisions of Section 206.1 of the CBCA. The provisions of Section 206.1 of the CBCA are complex and require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Fibrek shareholders who wish to be better informed about the provisions of Section 206.1 of the CBCA should consult their legal advisors.

See Sections 17 and 18 of the Circular, “Material Canadian Federal Income Tax Considerations” and “Material U.S. Federal Income Tax Considerations” for a general discussion of the material income tax consequences applicable to Fibrek shareholders in the event of a Compelled Acquisition.

Subsequent Acquisition Transaction

If we take up and pay for Fibrek Shares validly deposited under the Offer and a Compulsory Acquisition is not available or if we elect not to pursue a Compulsory Acquisition, we currently intend, depending upon the number of

Fibrek Shares taken up and paid for under the Offer, to take such action as is necessary or advisable, including causing one or more special meetings of Fibrek shareholders to be called to consider a proposed arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or similar transaction involving Fibrek and/or its subsidiaries and us or one of our wholly-owned subsidiaries which, if successfully completed, will result in us owning, directly or indirectly, all of the Fibrek Shares and/or all of the assets of Fibrek and will provide for consideration per Fibrek Share that is at least equal in value to and is in the same form as the consideration per Fibrek Share offered under the Offer (a “Subsequent Acquisition Transaction”).

Provided that we own at least 66 2/3% of the issued and outstanding Fibrek Shares (calculated on a fully-diluted basis) and sufficient votes are cast by “minority” holders to constitute a majority of the “minority” on a fully-diluted basis pursuant to MI 61-101, as discussed below, we should own a sufficient number of Fibrek Shares to effect a Subsequent Acquisition Transaction.

MI 61-101 may deem a Subsequent Acquisition Transaction to be a “business combination” if such Subsequent Acquisition Transaction would result in the interest of a holder of Fibrek Shares being terminated without its consent, irrespective of the nature of the consideration provided in substitution therefor. We expect that any Subsequent Acquisition Transaction relating to Fibrek Shares will be a “business combination” under MI 61-101.

In certain circumstances, the provisions of MI 61-101 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”. However, if the Subsequent Acquisition Transaction is a “business combination” carried out in accordance with MI 61-101 or an exemption therefrom, the “related party transaction” provisions therein do not apply to such a transaction. We intend to carry out any such Subsequent Acquisition Transaction in accordance with MI 61-101, or any successor provisions, or exemptions therefrom, such that the “related party transaction” provisions of MI 61-101 will not apply to such Subsequent Acquisition Transaction.

MI 61-101 provides that, unless exempted, a corporation proposing to carry out a business combination is required to prepare a formal valuation of the affected securities (and, subject to certain exceptions, any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. In connection therewith, we currently intend to rely on available exemptions (or, if such exemptions are not available, to seek waivers pursuant to MI 61-101 exempting Fibrek and us or one or more of our wholly-owned subsidiaries, as appropriate) from the valuation requirements of MI 61-101. An exemption is available under MI 61-101 for certain business combinations completed within 120 days after the expiry of a formal take-over bid where the consideration under such transaction is at least equal in value to and is in the same form as the consideration that the tendering Fibrek shareholders were entitled to receive in the take-over bid, provided that certain disclosure is given in the take-over bid disclosure documents (and which disclosure has been provided herein). We currently intend that the consideration offered under any Subsequent Acquisition Transaction would be equal in value to, and in the same form as, the consideration per Fibrek Share paid to the Fibrek shareholders under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Time and, accordingly, we expect to rely on these exemptions or to obtain relief from the relevant valuation requirements of certain other provinces and territories of Canada, as applicable.

Depending on the nature and the terms of the Subsequent Acquisition Transaction, the provisions of the CBCA and Fibrek’s constating documents may require the approval of at least 66 2/3% of the votes cast by holders of the outstanding Fibrek Shares at a meeting duly convened and held for the purpose of approving a Subsequent Acquisition Transaction. MI 61-101 would also require that, in addition to any other required securityholder approval, in order to complete a business combination, the approval of a majority of the votes cast by “minority” holders of the Fibrek Shares must be obtained unless an exemption is available or discretionary relief is granted by the applicable Canadian securities regulatory authorities. If, however, following the Offer, we and our affiliates and associates are the registered holders of 90% or more of the Fibrek Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable appraisal right or substantially equivalent right is made available to minority shareholders.

In relation to the Offer and any business combination, the “minority” shareholders will be, unless an exemption is available or discretionary relief is granted by the applicable Canadian securities regulatory authorities, all Fibrek shareholders other than Resolute, any “interested party” (within the meaning of MI 61-101), certain “related parties” of Resolute or of any other “interested party” (in each case within the meaning of MI 61-101) including any director or senior officer of Resolute or of any of our affiliates or insiders and any “joint actor” (within the meaning of MI 61-101) with any of the foregoing persons. MI 61-101 also provides that we may treat Fibrek Shares acquired by us under the Offer as “minority” shares and to vote them, or to consider them voted, in favour of such business combination if, among other things: (a) the business combination is completed not later than 120 days after the Expiry Time; (b) the consideration per security in the business combination is at least equal in value to and in the same form as the consideration paid under the Offer; and (c) the Fibrek shareholder who tendered such Fibrek Shares to the Offer was not (i) a “joint actor” (within the meaning of MI 61-101) with us in respect of the Offer, (ii) a direct or indirect party to any “connected transaction” (within the meaning of MI 61-101) to the Offer, or (iii) entitled to receive, directly or indirectly, in connection with the Offer, a “collateral benefit” (within the meaning of MI 61-101) or consideration per Fibrek Share that is not identical in amount and form to the entitlement of the general body of holders in Canada of Fibrek Shares. We currently intend that the consideration offered for Fibrek Shares under any Subsequent Acquisition Transaction proposed by us would be equal in value to, and in the same form as, the consideration paid to Fibrek shareholders under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Time and, accordingly, we intend to cause Fibrek Shares acquired under the Offer to be voted in favour of any such transaction and, where permitted by MI 61-101, to be counted as part of any minority approval required in connection with any such transaction. We currently own no Fibrek Shares and, to our knowledge, after reasonable inquiry, only the votes attached to any Fibrek Shares acquired after the date hereof by us prior to the Expiry Time would be required to be excluded in determining whether minority approval for a Subsequent Acquisition Transaction had been obtained for the purposes of MI 61-101.

Any such Subsequent Acquisition Transaction may also result in Fibrek shareholders having the right to dissent in respect thereof and demand payment of the fair value of their Fibrek Shares. If the relevant dissent procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting Fibrek shareholders for their Fibrek Shares. The fair value of Fibrek Shares so determined could be more or less than the amount paid per Fibrek Share under the Subsequent Acquisition Transaction or the Offer.

The timing and details of any Second Step Transaction involving Fibrek will necessarily depend on a variety of factors, including the number of Fibrek Shares acquired under the Offer. Although we currently intend to propose a Second Step Transaction on the same terms as the Offer, it is possible that, as a result of the number of Fibrek Shares acquired under the Offer, delays in our ability to effect such a transaction, information hereafter obtained by us, changes in general economic, industry, political, social, regulatory or market conditions or in the business or prospects of Fibrek or its assets, properties, results of operations or condition (financial or otherwise), or other currently unforeseen circumstances, such a transaction may not be so proposed or may be delayed or abandoned. We expressly reserve the right to propose other means of acquiring, directly or indirectly, all of the outstanding Fibrek Shares in accordance with applicable Laws, including a Second Step Transaction on terms not described in the Circular.

If we are unable to or decide not to effect a Second Step Transaction, or propose a Second Step Transaction but cannot promptly obtain any required approval, we will evaluate other alternatives. Such alternatives could include, to the extent permitted by applicable Laws, purchasing additional Fibrek Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from Fibrek, or taking no actions to acquire additional Fibrek Shares. Subject to applicable Laws, any additional purchases of Fibrek Shares could be at a price greater than, equal to, or less than the price to be paid for Fibrek Shares under the Offer and could be for cash, securities and/or other consideration. Alternatively, we may take no action to acquire additional Fibrek Shares, or may even sell or otherwise dispose of any or all Fibrek Shares acquired under the Offer, on terms and at prices then determined by us, which may vary from the price paid for Fibrek Shares under the Offer. See Section 12 of the Offer to Purchase, “Market Purchases”.

The tax consequences to a Fibrek shareholder of a Second Step Transaction may differ significantly from the tax consequences to such Fibrek shareholder of accepting the Offer. See Sections 17 and 18 of the Circular, “Material Canadian Federal Income Tax Considerations” and “Material U.S. Federal Income Tax Considerations” for a general discussion of the material income tax consequences applicable to Fibrek shareholders in the event of a Second Step Transaction. Fibrek shareholders should consult their tax advisors for advice with respect to the tax consequences of a Second Step Transaction having regard to their own particular circumstances. Further, Fibrek shareholders should consult their legal advisors for a determination of their legal rights with respect to a Second Step Transaction if and when proposed.

Judicial Developments

Certain judicial decisions may be considered relevant to any business combination that may be proposed or effected subsequent to the expiry of the Offer. Canadian courts have, in a few instances, granted preliminary injunctions to prohibit transactions involving business combinations. The current trend in both legislation and Canadian jurisprudence is toward permitting business combinations to proceed, subject to evidence of procedural and substantive fairness in the treatment of minority shareholders.

Fibrek shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction that may constitute a business combination.

16.	PREVIOUS DISTRIBUTIONS AND PURCHASES OF FIBREK SHARES

Based solely on publicly available information, we believe that during the twelve-month period preceding the Offer, Fibrek has not repurchased or issued or sold any Fibrek Shares, excluding Fibrek Shares repurchased or issued or sold pursuant to the exercise of convertible securities of Fibrek, options issued under the Fibrek SOP, warrants or employees share options, except for the following redemptions by Fibrek of its Debentures:

Date of Redemption	Redemption Price(1)	Aggregate Redemption Price(2)
February 28, 2011	Cdn$1,011.12	Cdn$25,874,000.00
June 28, 2011	Cdn$1,034.14	Cdn$25,875,000.00

(1)	Price per Cdn$1,000 principal amount of Debentures.

(2)	These amounts do not include the accrued and unpaid interest up to but excluding the redemption date.

17.	MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

Introduction

The following is a general summary of the principal Canadian federal income tax considerations under the Canadian Tax Act, as of the date hereof, generally applicable to a Fibrek shareholder in respect of the sale of Fibrek Shares pursuant to the Offer or otherwise pursuant to certain transactions described under Section 15 of the Circular, “Acquisition of Fibrek Shares not Deposited” and in respect of the holding and disposition of Resolute Common Stock.

This summary is based on the provisions of the Canadian Tax Act in force on the date hereof and our understanding of the current published administrative and assessing policies and practices of the CRA. This summary takes into account all specific proposals to amend the Canadian Tax Act which have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all such Proposed Amendments will be enacted in the form proposed. No assurances can be given that the Proposed Amendments will be enacted in the form proposed, if at all. This summary does not otherwise take into account or anticipate any changes in Laws, whether by judicial, governmental or legislative decision, action or interpretation, nor does it address provincial, territorial or foreign income tax legislation or considerations. The provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from federal income tax legislation.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal, business or tax advice or representations to any particular Fibrek shareholder to whom the Offer is made.

This summary is not applicable to a Fibrek shareholder (a) that is a “financial institution” or a “specified financial institution” as defined in the Canadian Tax Act; (b) an interest in which would be a “tax shelter investment” as defined in the Canadian Tax Act; (c) that is an “authorized foreign bank” within the meaning of the Canadian Tax Act; (d) that is an insurer that carries on an insurance business in Canada and elsewhere; or (e) that is a corporation that has elected in the prescribed form and manner and has otherwise met the requirements to use functional currency tax reporting as set out in the Canadian Tax Act. In addition, this summary is not applicable to a Fibrek shareholder that acquired Fibrek Shares on the exercise of an employee stock option. Accordingly, Fibrek shareholders should consult their own tax advisors with respect to their particular circumstances, including the application and effect of the income and other tax Laws of any country, province, state or local tax authority.

For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of Fibrek Shares and Resolute Common Stock, must be expressed in Canadian dollars, including dividends, adjusted cost base and proceeds of disposition. Amounts denominated in U.S. dollars must be converted into Canadian dollars based on the Bank of Canada Noon Rate on the relevant day or, if there is no such rate quoted for the particular day, the closest preceding day for which such a rate is quoted or, in certain cases, another rate of exchange that is acceptable to the Minister of Revenue.

Fibrek Shareholders Resident in Canada

The following portion of the summary is generally applicable to a Fibrek shareholder who, at all relevant times, for the purposes of the Canadian Tax Act and any applicable income tax treaty or convention, is, or is deemed to be, resident in Canada, deals at arm’s length with and is not affiliated for the purposes of the Canadian Tax Act with Fibrek or us and holds Fibrek Shares and will hold Resolute Common Stock as capital property (a “Resident Shareholder”). Fibrek Shares and Resolute Common Stock generally will be considered capital property to a Resident Shareholder unless the Resident Shareholder holds such shares in the course of carrying on a business, or the Resident Shareholder has acquired them in a transaction or transactions considered to be an adventure or concern in the nature of trade. Certain Resident Shareholders whose Fibrek Shares or Resolute Common Stock might not otherwise qualify as capital property may be eligible to make an irrevocable election in accordance with subsection 39(4) of the Canadian Tax Act to have those shares and every other “Canadian security” (as defined in the Canadian Tax Act) owned by such Resident Shareholder deemed to be capital property in the taxation year of the election and all subsequent taxation years.

This summary does not apply to a Resident Shareholder in respect of whom Resolute is, or will be, a foreign affiliate within the meaning of the Canadian Tax Act.

Disposition of Fibrek Shares Pursuant to the Offer and Holding and Disposition of Resolute Common Stock

A Resident Shareholder who disposes of Fibrek Shares to us under the Offer will generally be considered to have disposed of the Fibrek Shares for proceeds of disposition equal to the aggregate fair market value of any cash and Resolute Common Stock received on such disposition. As a result, the Resident Shareholder will generally realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Fibrek Shares to the Resident Shareholder.

The adjusted cost base to a Resident Shareholder of Resolute Common Stock acquired pursuant to the Offer will be equal to the fair market value of Resolute Common Stock received pursuant to the Offer, and, generally, will be averaged with the adjusted cost base of any other Resolute Common Stock held at that time by the Resident Shareholder as capital property for the purposes of determining the Resident Shareholder’s adjusted cost base of such Resolute Common Stock.

A disposition or deemed disposition of Resolute Common Stock by a Resident Shareholder will generally result in capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of the disposition, exceed (or are less than) the adjusted cost base to the holder of the Fibrek Shares immediately before the disposition. See the discussion above pertaining to the disposition of Resolute Common Stock. The Resident Shareholder may be entitled to claim a foreign tax credit or deduction in respect of any U.S. tax payable by the Resident Shareholder on any gain realized on such disposition or deemed disposition under the Canadian Tax Act.

Generally, a Resident Shareholder is required to include one-half of the amount of any capital gain (a “taxable capital gain”) in income, and, subject to and in accordance with the provisions of the Canadian Tax Act, one-half of the amount of any capital loss (an “allowable capital loss”) will be required to be deducted against taxable capital gains realized in the taxation year of disposition. Allowable capital losses not deducted in the taxation year in which they are realized may ordinarily be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any following taxation year against taxable capital gains realized in such taxation years, to the extent and under the circumstances specified in the Canadian Tax Act.

Capital gains realized by an individual or trust, other than certain specified trusts, may give rise to alternative minimum tax under the Canadian Tax Act.

In general, a capital loss otherwise arising upon the disposition of a Fibrek Share by a Resident Shareholder that is a corporation may be reduced by dividends previously received or deemed to have been received thereon to the extent and under the circumstances prescribed in the Canadian Tax Act. Similar rules may apply where the corporation is a member of a partnership or a beneficiary of a trust that owns Fibrek Shares or where a partnership or trust of which a corporation is a member or a beneficiary is a member of a partnership or a beneficiary of a trust that owns Fibrek Shares. Resident Shareholders to whom these rules may be relevant should consult their own tax advisors.

A Resident Shareholder that is, throughout the relevant taxation year, a “Canadian-controlled private corporation” (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on certain investment income, including interest and taxable capital gains.

A Resident Shareholder of Resolute Common Stock will be required to include in computing its income for a taxation year the amount of any dividends received on Resolute Common Stock. Dividends received on Resolute Common Stock by a Resident Shareholder who is an individual will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act normally applicable to taxable dividends received from taxable Canadian corporations. A Resident Shareholder that is a corporation will include such dividends in computing income and will not be entitled to deduct the amount of such dividends in computing its taxable income. A Resident Shareholder that is throughout the year a “Canadian-controlled private corporation” (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on such dividends. Any U.S. non-resident withholding tax on such dividends may give rise to a Resident Shareholder’s entitlement to claim a foreign tax credit or deduction in respect of such U.S. tax where applicable under the Canadian Tax Act.

Disposition of Fibrek Shares Pursuant to a Compulsory Acquisition

As described under Section 15 of the Circular, “Acquisition of Fibrek Shares not Deposited”, we may, in certain circumstances, acquire Fibrek Shares pursuant to Section 206 of the CBCA. A Resident Shareholder who disposes of his, her or its Fibrek Shares in such circumstances generally will realize a capital gain (or a capital loss) calculated in the manner, and subject to the treatment, described above under “Fibrek Shareholders Resident in Canada – Disposition of Fibrek Shares Pursuant to the Offer and Holding and Disposition of Resolute Common Stock”.

A Resident Shareholder who dissents in a Compulsory Acquisition and is entitled to receive from us the fair market value of its Fibrek Shares will be considered to have disposed of the Fibrek Shares for proceeds of disposition equal to the amount fixed as such by the courts (not including the amount of any interest awarded by the Tax Court). As a result, such dissenting Resident Shareholder will realize a capital gain (or a capital loss) generally calculated in the same manner and with the tax consequences as described above under “Fibrek Shareholders Resident in Canada – Disposition of Fibrek Shares Pursuant to the Offer and Holding and Disposition of Resolute Common Stock”.

Any interest awarded to a dissenting Resident Shareholder by the Tax Court is required to be included in computing such Resident Shareholder’s income for the purposes of the Canadian Tax Act.

Disposition of Fibrek Shares Pursuant to a Subsequent Acquisition Transaction

If the Compulsory Acquisition provisions are not utilized, we may propose other means of acquiring the remaining issued and outstanding Fibrek Shares as described under Section 15 of the Circular, “Acquisition of Fibrek Shares not Deposited”. Such means include an amalgamation, statutory arrangement, consolidation, capital reorganization or other transaction. The tax treatment of a Subsequent Acquisition Transaction to a Resident Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and may be materially different from those described above. Resident Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Fibrek Shares acquired pursuant to a Subsequent Acquisition Transaction.

By way of example, a Subsequent Acquisition Transaction could be implemented by means of an amalgamation of Fibrek with RFP Acquisition pursuant to which Resident Shareholders who have not deposited their Fibrek Shares under the Offer would have their Fibrek Shares exchanged on the amalgamation for redeemable preference shares (“Redeemable Fibrek Shares”) which would then be immediately redeemed. Generally, in those circumstances a Resident Shareholder would not realize a capital gain or capital loss as a result of such exchange, and the cost of the

Redeemable Fibrek Shares received would be equal to the aggregate of the adjusted cost base of the Fibrek Shares to the Resident Shareholder immediately before the amalgamation. Upon the redemption of Redeemable Fibrek Shares, the Resident Shareholder would be deemed to have received a dividend (subject to the potential application of subsection 55(2) of the Canadian Tax Act to Resident Shareholders that are corporations as discussed below) equal to the amount, if any, by which the redemption price of the Redeemable Fibrek Shares (generally equal to the aggregate fair market value of any cash and Resolute Common Stock received on such redemption) exceeds their paid-up capital for the purposes of the Canadian Tax Act. The difference between the redemption price and the amount of the deemed dividend would be treated as proceeds of disposition of such Redeemable Fibrek Shares for the purposes of computing any capital gain or capital loss arising on the disposition of such Redeemable Fibrek Shares.

Subsection 55(2) of the Canadian Tax Act provides that where a Resident Shareholder that is a corporation is deemed to receive a dividend under the circumstances described above, all or part of the deemed dividend may be treated as proceeds of disposition of the Redeemable Fibrek Shares for the purpose of computing the Resident Shareholder’s capital gain on the disposition of such shares. Accordingly, Resident Shareholders that are corporations should consult their own tax advisors for specific advice with respect to the potential application of this provision. Subject to the potential application of this provision, dividends deemed to be received by a Resident Shareholder that is a corporation as a result of the redemption of the Redeemable Fibrek Shares will be included in computing its income, but normally will also be deductible in computing its taxable income.

A Resident Shareholder that is a “private corporation” or a “subject corporation” (as such terms are defined in the Canadian Tax Act) may be liable to pay the 33 1/3% refundable tax under Part IV of the Canadian Tax Act on dividends deemed to be received on the Redeemable Fibrek Shares to the extent that such dividends are deductible in computing such corporation’s taxable income.

In the case of a Resident Shareholder who is an individual (including a trust), dividends deemed to be received as a result of the redemption of the Redeemable Fibrek Shares will be included in computing the recipient’s income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from a taxable Canadian corporation. A dividend will be eligible for an enhanced gross-up and dividend tax credit if the recipient receives written notice from the issuer of the Redeemable Fibrek Shares designating the dividend as an “eligible dividend” within the meaning of the Canadian Tax Act. There can be no assurance that any deemed dividend will be designated to be an eligible dividend.

Under the current administrative practice of the CRA, Resident Shareholders who exercise their statutory right of dissent in respect of an amalgamation should be considered to have disposed of their Fibrek Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Resident Shareholder therefor, other than interest awarded by the Tax Court. However, because of uncertainties under the relevant legislation as to whether such amounts paid to a dissenting Resident Shareholder will be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, dissenting Resident Shareholders should consult their own tax advisors in this regard. Any interest awarded to the Resident Shareholder by the Tax Court will be included in computing the Resident Shareholder’s income for the purposes of the Canadian Tax Act.

As an alternative to the amalgamation described herein, we may propose a Subsequent Acquisition Transaction to be effected by statutory arrangement, consolidation, capital reorganization or other transaction, the tax consequences of which may differ from those arising on the sale of Fibrek Shares under the Offer, a Compulsory Acquisition, or an amalgamation and will depend on the particular form and circumstances of such alternative transaction. No view is expressed herein as to the tax consequences of any such transaction to a Resident Shareholder.

Foreign Property Information Reporting

A Resident Shareholder that is a “specified Canadian entity” for a taxation year or a fiscal period and whose total cost amount of “specified foreign property” (as such terms are defined in the Canadian Tax Act), including Resolute Common Stock, at any time in the year or fiscal period exceeds Cdn$100,000 will be required to file an information return for the year or period disclosing prescribed information. With some exceptions, a Resident Shareholder will generally be a specified Canadian entity. Resident Shareholders should consult their own tax advisors in this respect.

Qualified Investments

As described under Section 13 of the Circular, “Effect of the Offer on the Market for Fibrek Shares; Stock Exchange Listing and Public Disclosure”, the Fibrek Shares may cease to be listed on TSX following the completion of the Offer. Resident Shareholders are cautioned that the Fibrek Shares may cease to be qualified investments for registered retirement savings plans, registered retirement income funds, registered education savings plans, registered disability savings plans, deferred profit sharing plans and tax-free savings accounts if the Fibrek Shares are no longer listed on a designated stock exchange (which currently includes TSX) for purposes of the Canadian Tax Act. Resident Shareholders should consult their own tax advisors with respect to the income tax consequences to them of the Fibrek Shares ceasing to be listed on a designated stock exchange.

Provided Resolute Common Stock is listed on a prescribed stock exchange (which includes TSX and the NYSE), Resolute Common Stock will be qualified investments under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered education savings plan, registered retirement income funds and deferred profit sharing plans.

Fibrek Shareholders not Resident in Canada

The following portion of the summary is generally applicable to a Fibrek shareholder who, at all relevant times, for purposes of the Canadian Tax Act and any applicable income tax treaty or convention, is neither resident nor deemed to be resident in Canada, deals at arm’s length with and is not affiliated with Fibrek or us, holds the Fibrek Shares as capital property and does not use or hold, and is not deemed to use or hold, Fibrek Shares in connection with carrying on a business or part of a business in Canada (a “Non-Resident Shareholder”).

Disposition of Fibrek Shares Pursuant to the Offer or a Compulsory Acquisition

A Non-Resident Shareholder will generally not be subject to tax under the Canadian Tax Act on any capital gain realized on the disposition of Fibrek Shares pursuant to the Offer, a Compulsory Acquisition or the exercise of dissent rights under a Compulsory Acquisition unless the Fibrek Shares constitute “taxable Canadian property” (as defined in the Canadian Tax Act) to the Non-Resident Shareholder at the time of disposition and do not constitute “treaty-protected property”.

Generally, a Fibrek Share that is listed on a designated stock exchange (as defined in the Canadian Tax Act and which currently includes TSX) will not constitute “taxable Canadian property” to a Non-Resident Shareholder at a particular time, unless at any time during the 60-month period immediately preceding the particular time (a) the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder does not deal at arm’s length, or the Non-Resident Shareholder together with such persons owned 25% or more of the issued shares of any class or series of Fibrek and (b) more than 50% of the fair market value of the Fibrek Shares was derived directly or indirectly from real or immovable property situated in Canada, Canadian resource properties (as defined in the Canadian Tax Act), timber resource properties (as defined in the Canadian Tax Act), and options in respect of, or interests in, or for civil law purposes, rights in, any such properties, whether or not the property exists. Notwithstanding the foregoing, a Fibrek Share may otherwise be deemed to be taxable Canadian property to a Non-Resident Shareholder for purposes of the Canadian Tax Act.

Even if the Fibrek Shares are considered to be taxable Canadian property to a Non-Resident Shareholder, a taxable capital gain resulting from the disposition of the Fibrek Shares will not be included in computing the Non-Resident Shareholder’s income for purposes of the Canadian Tax Act if the Fibrek Shares constitute “treaty-protected property”. Fibrek Shares owned by a Non-Resident Shareholder will generally be “treaty-protected property” if the gain from the disposition of such property would, because of an applicable income tax treaty, be exempt from tax under Part I of the Canadian Tax Act. Non-Resident Shareholders whose Fibrek Shares may constitute taxable Canadian property should consult their own tax advisors regarding the availability of any relief under any applicable income tax treaty in their circumstances.

In the event that Fibrek Shares constitute taxable Canadian property but not treaty-protected property to a particular Non-Resident Shareholder, the tax consequences as described above under “Fibrek Shareholders Resident in Canada – Disposition of Fibrek Shares Pursuant to the Offer and Holding and Disposition of Resolute Common Stock”, and “Fibrek Shareholders Resident in Canada – Disposition of Fibrek Shares Pursuant to a Compulsory Acquisition”

will generally apply. A Non-Resident Shareholder who disposes of taxable Canadian property should consult its own tax advisors regarding any resulting Canadian reporting requirements.

Any interest awarded by the Tax Court and paid or credited to a dissenting Non-Resident Shareholder will generally not be subject to Canadian withholding tax provided such interest is not “participating debt interest” as defined in the Canadian Tax Act.

Disposition of Fibrek Shares Pursuant to a Subsequent Acquisition Transaction

As described under Section 15 of the Circular, “Acquisition of Fibrek Shares not Deposited – Subsequent Acquisition Transaction”, we reserve the right to use all reasonable efforts to acquire the balance of Fibrek Shares not acquired pursuant to the Offer or by Compulsory Acquisition. A Subsequent Acquisition Transaction may be effected by an amalgamation, statutory plan of arrangement, consolidation, capital reorganization or other transaction. The Canadian federal income tax consequences of a Subsequent Acquisition Transaction to a Non-Resident Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and may be substantially the same as, or materially different from, those described above. See “Delisting of Fibrek Shares Following Completion of the Offer” below in the case where Fibrek Shares are delisted prior to a Subsequent Acquisition Transaction.

A Non-Resident Shareholder may realize a capital gain (or a capital loss) and/or a deemed dividend on the disposition of Fibrek Shares pursuant to a Subsequent Acquisition Transaction in the manner described above under “Fibrek Shareholders Resident in Canada – Disposition of Fibrek Shares Pursuant to a Subsequent Acquisition Transaction”. Capital gains and capital losses realized by a Non-Resident Shareholder in connection with a Subsequent Acquisition Transaction will be subject to taxation in the manner described above under “Fibrek Shareholders not Resident in Canada – Disposition of Fibrek Shares Pursuant to the Offer or a Compulsory Acquisition”. Dividends paid or deemed to be paid to a Non-Resident Shareholder will be subject to Canadian withholding tax at the rate of 25%, subject to reduction pursuant to the provisions of an applicable income tax treaty. Non-Resident Holders should consult their own tax advisors regarding the availability of any relief under any applicable income tax treaty in their circumstances.

Any interest paid or credited to a Non-Resident Shareholder exercising its right to dissent in respect of a Subsequent Acquisition Transaction will generally not be subject to Canadian withholding tax provided such interest is not “participating debt interest” as defined in the Canadian Tax Act.

Delisting of Fibrek Shares Following Completion of the Offer

As described under Section 13 of the Circular, “Effect of the Offer on the Market for Fibrek Shares; Stock Exchange Listing and Public Disclosure”, the Fibrek Shares may cease to be listed on TSX following the completion of the Offer and may not be listed on any such exchange at the time of their disposition pursuant to a Second Step Transaction. Generally, a Fibrek Share that is not listed on a designated stock exchange will not constitute “taxable Canadian property” to a Non-Resident Shareholder at a particular time, unless at any time during the 60-month period immediately preceding the particular time, more than 50% of the fair market value of the Fibrek Shares were derived directly or indirectly (otherwise than through a corporation, partnership or trust the shares or interests in which were not themselves taxable Canadian property at the relevant time) from real or immovable property situated in Canada, Canadian resource properties (as defined in the Canadian Tax Act), timber resource properties (as defined in the Canadian Tax Act), and options in respect of, or interests in, or for civil law purposes, rights in, any such properties, whether or not the property exists. Notwithstanding the foregoing, a Fibrek Share may otherwise be deemed to be taxable Canadian property to a Non-Resident Shareholder for purposes of the Canadian Tax Act. A Non-Resident Shareholder who disposes of “taxable Canadian property” may be subject to tax under the Canadian Tax Act in respect of any capital gain realized on such disposition, unless such gain is exempt from tax in Canada under an applicable income tax treaty, and to certain notification and withholding rules contained in the Canadian Tax Act. Non-Resident Holders whose Fibrek Shares constitute taxable Canadian property should consult with their own tax advisors regarding any resulting Canadian reporting requirements and with respect to the potential income tax consequences to them of not disposing of their Fibrek Shares pursuant to the Offer.

18.	MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes material U.S. federal income tax considerations generally applicable to holders of Fibrek Shares with respect to the disposition of Fibrek Shares pursuant to the Offer or in certain transactions described in this Circular under the heading “Acquisition of Shares Not Deposited”, and the ownership and disposition of Resolute Common Stock received pursuant to the Offer. It addresses only holders that hold Fibrek Shares and Resolute Common Stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans or other tax-deferred accounts, holders that own or have owned more than 5% of any class of Fibrek or Resolute stock by vote or value (whether such stock is or was actually or constructively owned), regulated investment companies, common trust funds, holders subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding Fibrek Shares or Resolute Common Stock as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, holders that have a “functional currency” other than the U.S. dollar, U.S. expatriates, and persons that acquired Fibrek Shares or Resolute Common Stock in a compensation transaction. In addition, this summary does not address persons that hold an interest in a partnership or other pass-through entity that holds Fibrek Shares or Resolute Common Stock, or tax considerations arising under the Laws of any state, local or non-U.S. jurisdiction or U.S. federal tax considerations (e.g., estate or gift tax) other than those pertaining to the income tax.

The following is based on the Code, Treasury regulations promulgated thereunder (“Treasury Regulations”), and administrative rulings and court decisions, in each case as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect.

As used herein, the term “U.S. Holder” means a beneficial owner of Fibrek Shares or Resolute Common Stock that is (i) a citizen or individual resident of the U.S. for U.S. federal income tax purposes; (ii) a corporation (or an entity classified as a corporation for U.S. federal tax purposes) created or organized in or under the Laws of the U.S. or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of its substantial decisions or (B) it has properly elected under applicable Treasury Regulations to continue to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner of Fibrek Shares or Resolute Common Stock that is not a U.S. Holder.

The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal tax purposes) may depend on both the partnership’s and the partner’s status. Partnerships that are beneficial owners of Fibrek Shares, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Fibrek Shares pursuant to the Offer or in transactions described in Section 15 of the Circular, “Acquisition of Fibrek Shares Not Deposited”, and the ownership and disposition of Resolute Common Stock received pursuant to the Offer.

Holders should consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances, including the effects of U.S. federal, state, local, foreign and other tax Laws.

U.S. Holders

Disposition of Fibrek Shares and Receipt of Cash and Resolute Common Stock Pursuant to the Offer

A U.S. Holder that disposes of Fibrek Shares in the Offer generally will recognize capital gain or loss equal to the difference between (i) the sum of the cash and the fair market value of Resolute Common Stock that the U.S. Holder is entitled to receive pursuant to the Offer and (ii) the U.S. Holder’s adjusted tax basis in the Fibrek Shares disposed of in the Offer. Gain or loss must be determined separately for each block of Fibrek Shares (i.e., Fibrek Shares acquired at the same cost in a single transaction) disposed of pursuant to the Offer. Capital gain of a non-corporate U.S. Holder derived with respect to a disposition of Fibrek Shares in which the U.S. Holder has a holding period exceeding one year generally will be subject to a maximum U.S. federal income tax rate of 15% (whereas capital gain derived with respect to a disposition of Fibrek Shares in which the U.S. Holder has a holding period of one year or less generally will be subject to U.S. federal income tax rates applicable to ordinary income). The deductibility of capital loss is subject to limitations. U.S. Holders are urged to consult their tax advisors regarding such limitations.

If a U.S. Holder using the cash method of accounting receives Canadian dollars pursuant to the Offer, the amount realized generally will equal the U.S. dollar value of the Canadian dollars received determined at the spot rate of exchange, likely on the date on which the U.S. Holder receives such payment, although possibly on the date such U.S. Holder’s Fibrek Shares are taken up by us. If a U.S. Holder using the accrual method of accounting receives Canadian dollars pursuant to the Offer, the amount realized generally will equal the U.S. dollar value of the Canadian dollars to which such U.S. Holder becomes entitled, determined at the spot rate of exchange, likely on the date such U.S. Holder’s Fibrek Shares are taken up by us. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date a U.S. Holder determines its amount realized to the date such amount in Canadian dollars is actually converted into U.S. dollars will be treated as ordinary income or loss.

A U.S. Holder’s tax basis in Resolute Common Stock received pursuant to the Offer will, in the case of a U.S. Holder using the cash method of accounting, likely equal the fair market value of such Resolute Common Stock on the date such holder receives such stock, although possibly on the date such U.S. Holder’s Fibrek Shares are taken up by us and, in the case of a U.S. Holder using the accrual method of accounting, equal the fair market value of such Resolute Common Stock on the date such U.S. Holder’s Fibrek Shares are taken up by us. A U.S. Holder’s holding period with respect to such Resolute Common Stock will begin on the day after such date referred to in the previous sentence.

Acquisition of Fibrek Shares not Deposited

Compulsory Acquisition or Compelled Acquisition of Fibrek Shares.    The U.S. federal income tax considerations generally applicable to a U.S. Holder that disposes of Fibrek Shares in a Compulsory Acquisition or a Compelled Acquisition, as described in this document, generally will be as described under “Disposition of Fibrek Shares and Receipt of Cash and Resolute Common Stock Pursuant to the Offer” above.

U.S. Holders that Demand Payment of the Fair Value of their Fibrek Shares Disposed of in a Compulsory Acquisition.    Although there is no authority directly on point, a U.S. Holder that elects to demand payment of the fair value of its Fibrek Shares disposed of in a Compulsory Acquisition will likely recognize capital gain or loss at the time of the Compulsory Acquisition (even if the fair value of the Fibrek Shares has not yet been judicially determined at such time), in an amount equal to the difference between (i) the amount realized by the U.S. Holder and (ii) the U.S. Holder’s adjusted tax basis in the Fibrek Shares. For this purpose, although there is no authority directly on point, the amount realized generally should equal the sum of the U.S. dollar equivalent amounts, determined at the spot Canadian dollar/U.S. dollar rate, of the trading values for the Fibrek Shares on the settlement date of the Compulsory Acquisition. In such event, capital gain or loss also may be recognized by the U.S. Holder at the time the actual payment is received, to the extent that such payment exceeds, or is exceeded by, the amount previously realized. In addition, a portion of the actual payment received may instead be characterized as interest income, in which case the U.S. dollar value of the Canadian dollar amount of such portion generally should be included in ordinary income in accordance with the U.S. Holder’s method of accounting. U.S. Holders that elect to demand payment of the fair value of their Fibrek Shares disposed of in a Compulsory Acquisition should consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances.

Subsequent Acquisition Transaction.    If the statutory right of Compulsory Acquisition is not available for any reason, or we determine not to exercise such right, we will effect a Subsequent Acquisition Transaction, as described in this Circular. The U.S. federal income tax considerations generally applicable to a U.S. Holder that disposes of Fibrek Shares in a Subsequent Acquisition Transaction are expected to be substantially similar to, or materially different from, the considerations described above. U.S. Holders that dispose of Fibrek Shares pursuant to a Subsequent Acquisition Transaction should consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances.

Amounts Subject to Canadian Withholding Tax.    A U.S. Holder that elects to demand payment of the fair value of its Fibrek Shares disposed of in a Second Step Transaction and that is subject to Canadian withholding tax, as described in Section 17 of the Circular, “Material Canadian Federal Income Tax Considerations – Fibrek Shareholders

not Resident in Canada” above, may be eligible to claim a deduction or credit for such Canadian taxes withheld. If a U.S. Holder elects to claim a foreign tax credit, rather than a deduction, in a particular taxable year, such election will apply to all foreign taxes paid by the U.S. Holder in that taxable year. Gain or loss, if any, realized by a U.S. Holder upon the disposition of Fibrek Shares will be treated as having a U.S. source for U.S. foreign tax credit limitation purposes. The rules governing the foreign tax credit are complex and the availability of the credit is subject to limitations. U.S. Holders should consult their own tax advisors as to the availability of the foreign tax credit in their particular circumstances.

Dividends on Resolute Common Stock

If Resolute makes distributions with respect to Resolute Common Stock received by a U.S. Holder pursuant to the Offer, the distributions generally will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles at the end of the taxable year in which the distribution occurs. To the extent the distributions exceed our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in its Resolute Common Stock, and thereafter as gain from the sale or exchange of such Resolute Common Stock. Eligible dividends received by a non-corporate U.S. Holder in taxable years beginning on or before December 31, 2012, will be subject to U.S. federal income tax at the special reduced rate generally applicable to long-term capital gain. A U.S. Holder generally will be eligible for this reduced rate only if the U.S. Holder has held Resolute Common Stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Corporate U.S. Holders generally will be entitled to claim the dividends received deduction with respect to dividends paid on Resolute Common Stock, subject to applicable restrictions.

Sale or Other Taxable Disposition of Resolute Common Stock

Upon the sale or other taxable disposition of Resolute Common Stock received pursuant to the Offer, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount realized by the U.S. Holder and (ii) the U.S. Holder’s adjusted tax basis in Resolute Common Stock. Capital gain of a non-corporate U.S. Holder derived with respect to a sale or other taxable disposition of Resolute Common Stock in which the U.S. Holder has a holding period exceeding one year generally will be subject to a maximum U.S. federal income tax rate of 15% for taxable years beginning on or before December 31, 2012 (whereas capital gain derived with respect to a sale or other taxable disposition of Resolute Common Stock in which the U.S. Holder has a holding period of one year or less generally will be subject to U.S. federal income tax rates applicable to ordinary income). The deductibility of capital loss is subject to limitations. U.S. Holders are urged to consult their tax advisors regarding such limitations.

Additional tax on passive income

Certain U.S. Holders who are individuals, estates or trusts will be required to pay a 3.8 percent tax on, among other things, dividends and capital gains from the sale or other disposition of Resolute Common Stock for taxable years beginning after December 31, 2012.

Non-U.S. Holders

Disposition of Fibrek Shares Pursuant to the Offer and Acquisition of Fibrek Shares not Deposited

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the disposition of Fibrek Shares pursuant to the Offer or in a Second Step Transaction, provided that (i) the gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the U.S., and (ii) in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is not present in the U.S. for 183 days or more in the taxable year of the disposition.

Dividends on Resolute Common Stock

Dividends paid to a Non-U.S. Holder of Resolute Common Stock received pursuant to the Offer generally will be subject to withholding tax (currently imposed at a rate of 30%) subject to reduction (i) by an applicable treaty, if the Non-U.S. Holder provides an IRS Form W-8BEN (or appropriate substitute form) certifying that it is entitled to such treaty benefits, or (ii) upon the receipt of an IRS Form W-8ECI (or appropriate substitute form) from the Non-U.S.

Holder claiming that the payments are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S.

Sale or Other Disposition of Resolute Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the sale or disposition of Resolute Common Stock received pursuant to the Offer, provided that (i) the gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the U.S., and (ii) in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is not present in the U.S. for 183 days or more in the taxable year of the sale or disposition.

Income Effectively Connected with a U.S. Trade or Business

If a Non-U.S. Holder is engaged in a trade or business in the U.S. and (i) gain realized on the disposition of Fibrek Shares pursuant to the Offer or in a Second Step Transaction, (ii) a dividend on Resolute Common Stock received pursuant to the Offer, or (iii) gain realized on the sale or other disposition of Resolute Common Stock received pursuant to the Offer is effectively connected with the conduct of that trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax on such effectively connected income on a net income basis in the same manner as if such Non-U.S. Holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax (currently imposed at a rate of 30%), unless such Non-U.S. Holder is exempt from, or entitled to a reduction in, branch profits tax under an applicable tax treaty.

Information Reporting and Backup Withholding Tax

If certain information reporting requirements are not met, a holder may be subject to backup withholding tax (currently imposed at a rate of 28%) on (i) proceeds received on the disposition of Fibrek Shares pursuant to the Offer or in a Second Step Transaction, (ii) dividends on Resolute Common Stock received pursuant to the Offer, or (iii) proceeds received on the sale or other disposition of Resolute Common Stock received pursuant to the Offer. Backup withholding tax is not an additional tax. A holder subject to the backup withholding tax rules will be allowed a credit of the amount withheld against such holder’s U.S. federal income tax liability and, if backup withholding tax results in an overpayment of U.S. federal income tax, such holder may be entitled to a refund, provided that the requisite information is correctly furnished to the IRS in a timely manner. Holders should consult their own tax advisors as to the information reporting and backup withholding tax rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO HOLDERS OF FIBREK SHARES WITH RESPECT TO THE DISPOSITION OF FIBREK SHARES PURSUANT TO THE OFFER OR IN TRANSACTIONS DESCRIBED IN SECTION 15 OF THE CIRCULAR, “ACQUISITION OF FIBREK SHARES NOT DEPOSITED” AND THE OWNERSHIP OR DISPOSITION OF RESOLUTE COMMON STOCK RECEIVED PURSUANT TO THE OFFER. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

19.	COMPARISON OF SHAREHOLDER RIGHTS

Upon completion of the Offer and any Second Step Transaction, Fibrek shareholders will become stockholders of Resolute, rather than shareholders of Fibrek. Since Resolute is a Delaware corporation, the rights of the stockholders of Resolute are governed by the applicable Laws of the State of Delaware, including the DGCL, and by our certificate of incorporation and by-laws. Since Fibrek was incorporated under the CBCA, the rights of shareholders of Fibrek are governed by the CBCA and by Fibrek’s articles of incorporation and by-laws. Based on Fibrek’s public filings and disclosure, it does not have any by-laws currently in force.

Although the rights and privileges of stockholders of a Delaware corporation are, in many instances, comparable to those of shareholders of a corporation governed by the CBCA, there are several differences. Appendix A to this Circular sets forth a summary of the material differences in the rights of holders of Fibrek Shares and Resolute Common Stock. These differences arise from the differences between Delaware Laws and the CBCA and between Fibrek’s articles, on the one hand, and the certificate of incorporation and by-laws of Resolute, on the other hand. Such summary is not intended to be complete and is qualified in its entirety by reference to Delaware Laws, the CBCA and the governing corporate instruments of Fibrek and Resolute.

20.	WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC and the Canadian securities regulatory authorities. Shareholders may read and copy this information at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Shareholders may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. Shareholders may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Such information is available at the Internet websites maintained by the SEC and the Canadian securities regulatory authorities at www.sec.gov and www.sedar.com, respectively.

Fibrek files continuous disclosure documents and other information with the Canadian securities regulatory authorities, which documents are available on the Internet website maintained by the Canadian securities regulatory authorities at www.sedar.com. As of the date of this document, we have not had any access to the non-public books and records of Fibrek and, although we have no reason to doubt the accuracy of Fibrek’s public filings, we are not in a position to independently assess or verify the information in Fibrek’s publicly filed documents, including its financial statements. As a result, all information regarding Fibrek included in this document has been derived from Fibrek’s public reports and securities filings.

You can also obtain more information by visiting Resolute’s website at www.resolutefp.com and Fibrek’s website at www.fibrek.com. All websites referred to in the Offer to Purchase and Circular and the Letter of Transmittal are inactive textual references only, meaning that the information contained on such websites is not incorporated by reference into the Offer to Purchase and Circular or the Letter of Transmittal, and you should not consider information contained on such websites as part of the Offer to Purchase and Circular or the Letter of Transmittal, unless specified in the Offer to Purchase and Circular or the Letter of Transmittal.

21.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are entitled under applicable securities Laws to “incorporate by reference” information into this document. This means that we can disclose important information about Resolute and our financial condition to you by referring you to another document filed separately with the SEC and the Canadian securities regulatory authorities. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document. The following documents filed with the SEC and the Canadian securities regulatory authorities in each of the provinces and territories of Canada are specifically incorporated by reference into, and form an integral part of, this Offer to Purchase and Circular:

•	our 2010 Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on April 5, 2011 and with the Canadian securities regulatory authorities on April 6, 2011;

•	our Quarterly Report on Form 10-Q as of and for the three and nine months ended September 30, 2011, filed with the SEC and with the Canadian securities regulatory authorities on November 14, 2011;

•	our Proxy Statement on Schedule 14A filed with the SEC and with the Canadian securities regulatory authorities on April 29, 2011 in respect of our annual meeting of stockholders held on June 9, 2011;

•	our Material Change Report filed with the Canadian securities regulatory authorities on December 8, 2011;

•	our Current Report on Form 8-K dated October 31, 2011 filed with the SEC and as an “Other” document with the Canadian securities regulatory authorities on October 31, 2011; and

•	our Current Report on Form 8-K dated February 17, 2011 filed with the SEC and as an “Other” document with the Canadian securities regulatory authorities on February 17, 2011.

For the purposes of U.S. securities Laws, the prospectus forming part of the registration statement on Form S-4 in which this document is included:

•	shall not incorporate by reference the Material Change Report described in the fourth bullet point above; and

•

shall incorporate by reference the following reports filed with the SEC by Resolute: (i) our Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2011 filed with the SEC on May 16, 2011; (ii) our Quarterly Report on Form 10-Q as of and for the three and six months ended June 30, 2011 filed with the SEC on August 15, 2011; (iii) all our Current Reports on Form 8-K filed (but not furnished) with the SEC since the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010; and (iv) the description of Resolute Common Stock contained in our Current Report on Form 8-A filed with the SEC on December 9, 2010.

In each case, any documents or information deemed to have been furnished and not filed in accordance with applicable Canadian securities Laws and SEC rules are not incorporated by reference into this document.

Any reports or documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document to the date that the Fibrek Shares are accepted for payment or exchange pursuant to the Offer or the date that the Offer is terminated will be deemed to be automatically incorporated into and become a part of this document. Any disclosure documents that would, if this document were a prospectus and not a take-over bid circular, be required to be incorporated by reference into a prospectus filed under National Instrument 44-101 – Short Form Prospectus Distributions after the date of the Offer, will be deemed to be automatically incorporated into and become a part of this document. Any information contained in such subsequently filed reports that updates, modifies, supplements or replaces information contained in this document automatically shall supersede and replace such information. Any information that is modified or superseded by a subsequently filed report or document shall not be deemed, except as so modified or superseded, to constitute a part of this document.

You may request a copy of the documents incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling Resolute at the following address or telephone number:

Office of the Corporate Secretary

Resolute Forest Products

111 Duke Street, Suite 5000

Montréal, Quebec H3C 2M1

Canada

Tel.: (514) 875-2160

We have not authorized anyone to provide any information or make any representation about us or our affiliates that is different from, or in addition to, the information and representations contained in the Offer or in any materials regarding us or our affiliates accompanying this document or incorporated by reference herein or therein. Fibrek shareholders should not rely on any information or any representations regarding us or our respective affiliates not contained in this document or in the documents accompanying this document.

We have not authorized anyone to give any information or make any representation about the Offer that is different from, or in addition to, that contained in the Offer or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give shareholders information of this sort, shareholders should not rely on it.

22.	FIBREK INFORMATION

As of the date of this document, we have not had any access to the non-public books and records of Fibrek and, although we have no reason to doubt the accuracy of Fibrek’s public filings, we are not in a position to independently assess or verify the information in Fibrek’s publicly filed documents, including its financial statements. As a result, all information regarding Fibrek included in this document has been derived from Fibrek’s public reports and securities filings.

23.	LEGAL MATTERS

The legality of Resolute Common Stock offered hereby will be passed upon for us by Paul, Weiss. Certain Canadian and U.S. federal income tax matters will be passed upon by Norton Rose, Montréal, Quebec, Canada and Paul, Weiss, respectively. As of the date of this document, the partners and associates of Norton Rose, as a group, beneficially owned, directly or indirectly, less than 1% of the issued and outstanding securities of each of Fibrek and Resolute and the partners and associates of Paul, Weiss, as a group, beneficially owned, directly or indirectly, less than 1% of the issued and outstanding securities of each of Fibrek and Resolute.

24.	EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2010 of AbitibiBowater Inc. (Successor Company), and the consolidated financial statements of AbitibiBowater Inc. (Predecessor Company) incorporated by reference into this Offer to Purchase and Circular by reference to the Annual Report on Form 10-K for the year ended December 31, 2010, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PricewaterhouseCoopers LLP has advised us that they are independent with respect to us within the meaning of the Code of Ethics of the Ordre des comptables agréés du Québec.

25.	STATUTORY RIGHTS

Securities legislation in the provinces and territories of Canada provides security holders of Fibrek with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

26.	DIRECTORS’ APPROVAL

The contents of this document, together with the Appendices included herein, have been approved and the sending thereof to the Fibrek shareholders has been authorized by the board of directors of each of Resolute and RFP Acquisition.

APPROVAL AND CERTIFICATE OF RESOLUTE FOREST PRODUCTS

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Dated: December 15, 2011

(Signed) Richard Garneau	(Signed) Jo-Ann Longworth
Richard Garneau	Jo-Ann Longworth
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer

On behalf of the board of directors

(Signed) Richard D. Falconer	(Signed) Richard B. Evans
Richard D. Falconer	Richard B. Evans
Director	Director

APPROVAL AND CERTIFICATE OF RFP ACQUISITION INC.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Dated: December 15, 2011

(Signed) Richard Garneau	(Signed) Jo-Ann Longworth
Richard Garneau	Jo-Ann Longworth
President	Vice President and Chief Financial Officer

On behalf of the board of directors

(Signed) Richard Garneau	(Signed) Jacques P. Vachon
Richard Garneau	Jacques P. Vachon
Director	Director

AUDITOR’S CONSENT

We have read the Offer to Purchase and Circular of AbitibiBowater Inc. (doing business as Resolute Forest Products) and RFP Acquisition Inc. dated December 15, 2011 (the “Circular”) relating to the offer to purchase any and all of the outstanding common shares of Fibrek Inc. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned Circular of our reports to the Board of Directors and the shareholders of AbitibiBowater Inc. on the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of AbitibiBowater Inc. (Successor Company), and the consolidated financial statements and financial statement schedule of AbitibiBowater Inc. (Predecessor Company), which appear in AbitibiBowater Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the reference to us under the heading “Experts” in such Circular. Our reports are dated April 5, 2011.

(Signed)

Montréal, Quebec	PricewaterhouseCoopers LLP
December 15, 2011	CHARTERED ACCOUNTANTS

APPENDIX A – COMPARISON OF SHAREHOLDER RIGHTS

	Fibrek Shareholder Rights	Resolute Stockholder Rights
Authorized Capital Stock	• An unlimited number of Common Shares (the Fibrek Shares). • An unlimited number of Preferred Shares issuable in series.	• 190,000,000 shares of Resolute Common Stock, par value of US$0.001. • 10,000,000 shares of Serial Preferred Stock, par value of US$0.001.

Dividends	The articles of incorporation of Fibrek provide that, subject to the prior rights of the holders of the Preferred Shares and any other classes of shares of Fibrek ranking in priority to the Fibrek Shares with respect to the payment of dividends, the holders of Fibrek Shares shall be entitled to receive any dividends declared by Fibrek.

The Resolute certificate of incorporation provides with respect to Serial Preferred Stock that the Board of Directors shall determine the dividend rate or rates to which the shares of such series shall be entitled and whether dividends shall be cumulative and, if so, the date or dates from which dividends shall accumulate, and the quarterly dates on which dividends, if declared, shall be payable.

Any decision regarding the dividend policies of Resolute will be determined by the Board of Directors of Resolute following completion of the combination.

Sources of Dividends	Under the CBCA, dividends may be declared at the discretion of the Board of Directors. Fibrek may pay dividends unless there are reasonable grounds for believing that (1) Fibrek is, or would after such payment be, unable to pay its liabilities as they become due or (2) the realizable value of Fibrek’s assets would, as a result of the dividend, be less than the aggregate of its liabilities and stated capital of all classes of shares.	Delaware Law provides that dividends may be paid by a Delaware corporation either out of (1) surplus or (2) in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except when the capital is diminished to an amount less than the aggregate amount of capital represented by issued and outstanding stock having a preference on the distribution of assets.

Vote Required for Certain Transactions

Under the CBCA, certain extraordinary corporate actions, such as:

•      amalgamations (other than with certain affiliated corporations);

•      continuances;

•      sales, leases or exchanges of all, or exchanges of all, substantially all, the or property of a corporation other than in the ordinary course of business;

•      reductions of stated capital for any purpose, e.g. in connection with the payment of special distributions (subject, in certain cases, to the satisfaction of solvency tests); and

Under Delaware Law, the affirmative vote of a majority of the outstanding stock entitled to vote is required for:

•      mergers;

•      consolidations;

•      dissolutions and revocations of dissolutions; and

•      sales of substantially all of the assets of the corporation.

However, unless the certificate of incorporation requires otherwise, no vote will be required in connection with a merger where either:

•      the corporation’s certificate of incorporation is not amended, the shares of stock of the corporation remain outstanding and the common

	Fibrek Shareholder Rights	Resolute Stockholder Rights

•       other extraordinary corporate actions such as liquidations, dissolutions and, if ordered by a court, arrangements,

are required to be approved by “special resolution”.

A “special resolution” is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on the resolution.

In specified cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

In specified extraordinary corporate actions, all shares have a vote, whether or not they generally vote and, in certain cases, have separate class votes.

stock of the corporation issued in the merger does not exceed 20% of the previously outstanding common stock; or

•       the merger is with a wholly-owned subsidiary of the corporation for the purpose of forming a holding company and, among other things, the certificate of incorporation and by-laws of the holding company immediately following the merger will be identical to the certificate of incorporation and by-laws of the corporation prior to the merger.

Amendment of Certificate or Articles of Incorporation	Under the CBCA, an amendment to the articles of incorporation generally requires approval by special resolution of the voting shares. Specified amendments may also require the approval of other classes or series of shares. If the amendment is of a nature affecting a particular class or series in a manner requiring a separate class or series vote, that class or series is entitled to vote on the amendment whether or not it otherwise carries the right to vote.

Generally, Delaware Law provides that a corporation may amend its certificate of incorporation if its Board of Directors has adopted a resolution setting forth the amendment proposed and declared its advisability, and thereafter the amendment is adopted by the affirmative votes of a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding stock of each class entitled to vote on the amendment as a class.

Subject to exceptions preserving existing customary indemnification protections for covered persons, the Resolute certificate of incorporation provides that Resolute reserves the right to amend or repeal any provision contained in the certificate of incorporation in the manner prescribed by applicable Laws.

Amendment of By-Laws	The Fibrek Board of Directors may, by resolution, make, amend or repeal any by-law that regulates the business or affairs of the corporation. Where the directors make, amend or repeal a by-law, they are required under the CBCA to submit that action to the shareholders at the next meeting of shareholders and the shareholders may confirm, reject or amend that action by simple majority, or ordinary

Delaware Law provides that the stockholders entitled to vote have the power to adopt, amend or repeal by-laws. A corporation may also confer, in its certificate of incorporation, that power upon the Board of Directors.

The Resolute certificate of incorporation provides that new by-laws may be adopted or the by-laws may be amended or repealed by a vote of either a majority of the directors

	Fibrek Shareholder Rights	Resolute Stockholder Rights
	resolution. If the action is rejected by shareholders, or the directors of a corporation do not submit the action to the shareholders at the next meeting of shareholders, the action will cease to be effective, and no subsequent resolution of the directors to make, amend or repeal a by-law having substantially the same purpose or effect will be effective until it is confirmed by the shareholders. Based on Fibrek’s publicly filed documents, it would appear that Fibrek does not currently have any by-laws currently in force.	of Resolute or a majority of the voting power of Resolute, except that the board of directors is not authorized to, and shall not, repeal or amend or adopt a by-law that conflicts with any by-law that has been approved by the stockholders of Resolute in accordance with applicable Laws and the provisions of the by-laws and certificate of incorporation.

Dissident or Appraisal Rights

The CBCA provides that shareholders of a corporation are entitled to exercise dissent rights and to be paid the fair value of their shares as determined by the Board of Directors of the corporation or, failing that, by the appropriate Canadian court upon an application timely brought by the corporation or a dissenting shareholder, in connection with specified matters, including:

•       any amalgamation with another corporation (other than with certain affiliated corporations);

•       an amendment to the corporation’s articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of the class in respect of which a shareholder is dissenting;

•       an amendment to the corporation’s articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on;

•       a continuance under the Laws of another jurisdiction;

•       a sale, lease or exchange of all, or substantially all, the property of the corporation other than in the ordinary course of business;

•       a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation;

Delaware Law provides that a holder of shares of any class or series has the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder’s shares equal to the fair value of those shares, as determined by the Delaware Chancery Court in an action timely brought by the corporation or a dissenting stockholder. Delaware Law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the Financial Industry Regulatory Authority, Inc. (“FINRA”) or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:

•       shares of the stock of the surviving corporation;

•       shares of the stock of another corporation that are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by FINRA or held of record by more than 2,000 stockholders; and

•       cash in lieu of fractional shares of the stock described in the two preceding clauses; or any combination of the above.

	Fibrek Shareholder Rights	Resolute Stockholder Rights

•       the carrying out of a going-private transaction or a squeeze-out transaction (as defined in the CBCA); and

•       certain amendments to the articles of a corporation which require a separate class or series vote by a holder of shares of any class or series.

However, a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

In addition, appraisal rights are not available to stockholders of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.

Oppression Remedy

The CBCA provides an oppression remedy that enables a court to make any order, whether interim or final, to rectify matters that are oppressive or unfairly prejudicial to or that unfairly disregard the interests of any securityholder, creditor, director or officer of the corporation if an application is made to a court by a “complainant”, which includes:

•       a present or former registered holder or beneficial owner of securities of the corporation or any of its affiliates;

•       a present or former officer or director of the corporation or any of its affiliates;

•       the director appointed under the CBCA; and

•       any other person who in the discretion of the court is a proper person to make such application.

The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders and other complainants. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of those legal and equitable rights.

Furthermore, the court may order a corporation to pay the interim expenses of a complainant seeking an oppression remedy,

Delaware Law does not provide for a similar remedy.

	Fibrek Shareholder Rights	Resolute Stockholder Rights
but the complainant may be held accountable for interim costs on final disposition of the complaint (as in the case of a derivative action as described below under “Shareholder Derivative Actions”).

Shareholder Derivative Actions

A Fibrek shareholder may apply to a Canadian court for leave to bring an action in the name and on behalf of Fibrek or any of its subsidiaries, or to intervene in an existing action to which Fibrek or any of its subsidiaries is a party. Under the CBCA, no action may be brought and no intervention in an action may be made unless a court is satisfied that:

•       the shareholder has given required notice to the directors of Fibrek or the subsidiary of the shareholder’s intention to apply to the court if the directors do not bring, diligently prosecute or defend or discontinue the action;

•       the shareholder is acting in good faith; and

•       the request appears to be in the interests of Fibrek or the relevant subsidiary.

Under the CBCA, the court in a derivative action may make any order it thinks fit.

Under Delaware Law, Resolute stockholders may bring derivative actions on behalf of, and for the benefit of, Resolute. The plaintiff in a derivative action on behalf of Resolute either must be or have been a stockholder of Resolute at the time of the transaction or must be a stockholder who became a stockholder by operation of law in the transaction regarding which the stockholder complains. A stockholder may not sue derivatively on behalf of Resolute unless the stockholder first makes a demand on Resolute that it bring suit and the demand is refused, unless it is shown that making such a demand would have been a futile act.

Director Qualifications

Generally, at least 25% of the directors of a CBCA corporation must be resident Canadians. However, if a CBCA corporation has less than four directors, at least one director must be resident Canadian. The CBCA requires that a corporation whose securities are publicly traded have not fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates.

Furthermore, under the CBCA, no business may be transacted at a meeting of the Board of Directors unless 25% of the directors present are resident Canadians.

Delaware Law does not have director residency requirements comparable to those of the CBCA. Delaware Law permits a corporation to prescribe qualifications for directors under its certificate of incorporation or by-laws.

Neither the Resolute certificate of incorporation nor its by-laws provide citizenship or residency qualifications for its directors.

Number of Directors	Fibrek’s articles state that the minimum number of directors is 3 and the maximum is 15. The actual number of directors, within that range, is determined by the Board of Directors from time to time. The CBCA provides that any amendment to increase or decrease this minimum or maximum number of directors requires the approval of shareholders of Fibrek by special resolution.	Delaware Law provides that a corporation’s Board of Directors must consist of one or more members and that the number of directors will be fixed by, or in the manner provided in, the corporation’s by-laws or the certificate of incorporation. The Resolute certificate of incorporation provides that the number of directors constituting the whole Board of Directors will be not less than 7 or more than 11, with the then-authorized number of directors being fixed from time to time by the board of directors.

	Fibrek Shareholder Rights	Resolute Stockholder Rights
The Resolute by-laws provide that the board of directors must be comprised entirely of independent directors, except for the President and Chief Executive Officer and, at the discretion of the board of directors, up to two additional directors.

Removal of Directors	Under the CBCA, unless the articles of a corporation provide for cumulative voting (which is not the case for Fibrek), shareholders of the corporation may, by a majority of the votes cast at a special meeting, remove any director or directors from office. If holders of a class or series of shares have the exclusive right to elect one or more directors, a director elected by them may only be removed by a majority of the votes cast at a meeting of the shareholders of that class or series.

Delaware Law generally provides that any director may be removed, with or without cause, by the affirmative vote of a majority of the shares then entitled to vote at an election of directors, except in the case of a corporation that has a classified Board of Directors or which has cumulative voting in elections of directors (which is not the case for Resolute).

The Resolute by-laws provide that a director may be removed, with or without cause, only by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors.

Filing Vacancies on the Board of Directors	Under the CBCA, a vacancy among directors created by the removal of a director by shareholders may be filled at a meeting of shareholders at which the director is removed. In addition, the CBCA allows a vacancy on the Board of Directors to be filled by a quorum of directors except for the case when the vacancy results from an increase in the number or minimum or maximum number of directors or from a failure to elect the number or minimum number of directors required by Fibrek’s articles of incorporation.	The Resolute by-laws provide that vacancies in the Board of Directors occurring for any reason and any newly created directorships resulting from any increase in the number of directors may be filled only by the Board of Directors, acting by a vote of at least a majority of the remaining directors then in office, though less than a quorum, or by a sole remaining director.

Quorum of Directors	Under the CBCA, no business may be transacted at any meeting of the Board of Directors unless 25% of the directors present are residents of Canada.	The Resolute by-laws provide that a majority of the whole Board of Directors will constitute a quorum. A majority of the directors present, whether or not a quorum, may adjourn any meeting from time to time, and the meeting may be held as adjourned without further notice.

Annual Meeting of Shareholders	Under the CBCA, the Board of Directors must call an annual meeting of shareholders not later than 15 months after holding the last preceding annual meeting but no later than six months after the end of the corporation’s preceding financial year. The corporation may apply to a Canadian court for an order extending the time for calling an annual meeting. Meetings of shareholders must typically be held at a location within Canada as determined by the directors or at a place outside Canada as specified in the articles.	Delaware Law provides that if no date has been designated for an annual meeting for the election of directors for a period of 13 months after the last annual meeting or last action by written consent to elect directors in lieu of a meeting, a court may summarily order a meeting to be held upon application of any stockholder or director. Meetings of stockholders may be held at such place, either within or without the State of Delaware, as designated by a corporation’s articles or by-laws, or, if not so designated, by the board of directors. Resolute’s articles and by-laws do not designate a place for meetings.

	Fibrek Shareholder Rights	Resolute Stockholder Rights
Notice of Meeting of Shareholders	Under the CBCA, notice of the date, time and place of a meeting of Fibrek shareholders must be given not less than 21 days nor more than 60 days prior to the meeting to each director, to the auditor and to each shareholder entitled to vote at the meeting. In the case of a special notice, the notice must also state the nature of the business to be transacted at the meeting and the text of any special resolution to be submitted to the meeting.

Delaware Law provides that, whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting stating, among other things, the place (if any), date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called must be given not less than 10 or more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting.

The Resolute by-laws provide that notice of each annual or special meeting stating the place, day, hour and purpose thereof will be delivered in writing personally or by mail not less than 10 or more than 60 days prior to such meeting, except that if the matter to be acted upon is a merger or consolidation of Resolute, or a sale, lease or exchange of all or substantially all of Resolute’s assets, such notice shall be given not less than 20 or more than 60 days prior to the meeting.

Record Date for Notice of Meetings of Shareholders and Shareholder Votes	Under the CBCA, the directors may fix in advance a date as the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders, but the record date must not precede by more than 60 days or by less than 21 days (30 days under Canadian securities regulations) the date on which the meeting is to be held. If no record date is fixed, the record date will be at the close of business on the day immediately preceding the day on which the notice is given or, if no notice is given, the day on which the meeting is held. If a record date is fixed, notice thereof shall be given, not less than seven days before the date so fixed by newspaper advertisement in the manner provided by the CBCA and by written notice to each stock exchange in Canada on which the shares of Fibrek are listed for trading.	Delaware Law and the Resolute by-laws provide that, for the purposes of determining the stockholders entitled to receive notice of and to vote at any stockholder meeting, the Board of Directors may fix a record date that does not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and that is 10 to 60 days before the date of the meeting. The by-laws also state that, for the purposes of determining the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, exercise any rights in respect of any change, conversion or exchange of stock or take any other lawful action, unless otherwise required by the certificate of incorporation or applicable Laws, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board and shall be not more than 60 days prior to such action. If no record date is fixed by the Board of Directors, the record date will be the close of business on the day next preceding the date on which notice of the meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

	Fibrek Shareholder Rights	Resolute Stockholder Rights

Additionally, Delaware Law provides that, for the purposes of determining the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date will not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall be not more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by Law, will be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to Resolute. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by Law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking the prior action.

Proxies

The CBCA provides that every Fibrek shareholder entitled to vote at a meeting of shareholders may appoint a person or persons, who need not be shareholders, to attend and act for the shareholder at the meeting by proxy. The proxy must be executed by the shareholder or the shareholder’s attorney authorized in writing, or if the shareholder is a body corporate, by its duly authorized officer or attorney. The directors may specify in a notice calling a meeting a time not exceeding 48 hours, excluding Saturdays, Sundays and holidays, preceding any meeting before which time proxies to be used at that meeting must be deposited with Fibrek or its transfer agent.

A shareholder may revoke a proxy by depositing an instrument in writing executed by the shareholder or the shareholder’s attorney authorized in writing at the registered office of the corporation up to and including the last business day prior to the meeting or with the chairman of the meeting on the day of the meeting.

Delaware Law provides that each stockholder entitled to vote at a stockholder meeting or to express consent to or dissent from corporate action in writing without a meeting may authorize another person or persons to act for the stockholder by proxy, but no proxy may be voted or acted upon after three years from its date unless the proxy provides for a longer period. In addition, the Resolute by-laws provide that a proxy, unless coupled with an interest, will be revocable at will, notwithstanding any other agreement or provision in the proxy to the contrary, but that the revocation of a proxy will not be effective until the notice thereof is communicated to the Secretary of Resolute.

	Fibrek Shareholder Rights	Resolute Stockholder Rights
Advance Notice Provisions for Shareholder Proposals

Under the CBCA, shareholder proposals, including proposals with respect to the nomination of candidates for election to the Board of Directors, may be made by eligible registered or beneficial holders of shares entitled to be voted at an annual meeting of shareholders. Proposals must be submitted at least 90 days before the anniversary date of the notice of meeting that was sent to shareholders in connection with the immediately preceding annual meeting. To be eligible to submit a proposal, a shareholder must be or have the support of the registered or beneficial holder of, (i) at least 1% of the total number of outstanding voting shares of the corporation as of the day on which the shareholder submits a proposal or (ii) shares whose fair market value is at least Cdn$2,000 on the close of business on the day before the shareholder submits the proposal, and those registered or beneficial holders must have held the shares for at least six months immediately prior to the submission of the proposal. Proposals for director nominations must be signed by one or more holders of shares representing not less than 5% of the shares (or shares of a class) entitled to vote at the meeting.

The foregoing provisions do not preclude nominations made at meetings of shareholders.

Pursuant to the Resolute by-laws, a stockholder proposal or nomination for directors must be given:

•       with respect to a proposal or an election to be held at an annual meeting of stockholders, no earlier than 90 days and no later than 60 days prior to the anniversary date of the immediately preceding annual meeting; and

•       with respect to a proposal or an election to be held at a special meeting of stockholders for the election of directors, no earlier than 90 days and no later than the later of (A) 60 days before the date of the special meeting and (B) the tenth day following the date on which notice of such meeting is first given to stockholders.

Pursuant to the Resolute by-laws, a stockholder proposal must be:

•       a description of such item of business and the reasons for conducting it at such meeting and, if such item of business shall include a proposal to amend either Resolute’s certificate of incorporation or by-laws, the text of the proposed amendment;

•       the name and address of the stockholder proposing such item of business (the “Proponent”);

•       the class and number of shares held of record, held beneficially and represented by proxy by the Proponent as of the record date for the meeting (if such a date has been established) and as of the date of such notice and a representation that the Proponent intends to appear in person or by proxy at the meeting to propose such item of business;

•       any material interest of the Proponent in such item of business; and

•       all other information that would be required to be filed with the SEC if the Proponents were participants in a solicitation subject to Section 14 of the Exchange Act.

	Fibrek Shareholder Rights	Resolute Stockholder Rights
Quorum of Shareholders	Under the CBCA, the holders of a majority of the shares entitled to vote at the meeting, present in person or represented by proxy constitute a quorum.	Under Resolute’s by-laws, the holders of shares of stock of Resolute representing one-third of the voting power of the outstanding stock of Resolute entitled to vote and present in person or by proxy constitute a quorum.

Calling a Special Meeting of Shareholders	Under the CBCA, the holders of not less than 5% of the shares that carry a right to vote at a meeting may requisition the directors to call a meeting of shareholders. If the directors do not call the meeting within 21 days after receiving a request in compliance with this provision, any shareholder who signed the requisition may call the meeting.

Under Delaware Law a special meeting of stockholders may be called only by a corporation’s Board of Directors or other persons authorized in the corporation’s certificate of incorporation or by-laws.

The Resolute by-laws provide that a special meeting of the stockholders may be called only by the Board of Directors, the Chairman of the Board of Directors, the President and Chief Executive Officer of Resolute or a committee of the Board of Directors whose designated powers include the ability to call a special meeting of the stockholders.

Shareholder Consent in Lieu of Meeting

Under the CBCA, shareholder action without a meeting may only be taken by written resolution signed by all shareholders who would be entitled to vote on the relevant issue at a meeting.

For a public company such as Fibrek, this effectively means that all actions requiring shareholder approval must be taken at a duly convened shareholders’ meeting.

Under Delaware Law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting and without prior notice if a consent in writing is signed by the holders of the minimum number of votes necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted.

Resolute’s certificate of incorporation provides that stockholders may not act by written consent and may only take action at the annual meeting or a special meeting of the stockholders.

Fiduciary Duties of Directors and Officers	Directors and officers of corporations governed by the CBCA have fiduciary duties to the corporation. Under the CBCA, in exercising their powers and discharging their duties, directors and officers must act honestly and in good faith with a view to the best interests of the corporation, and must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.	Directors of corporations incorporated or organized under Delaware Law have fiduciary obligations to the corporation and its stockholders. These fiduciary obligations require the directors to act in accordance with the so-called duties of “due care” and “loyalty”. Under Delaware Law, the duty of care requires that the directors act in good faith, in an informed and deliberative manner and that they inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty requires a director to act in good faith in a manner reasonably believed to be in the best interests of the corporation and its stockholders and not in their own interests. Delaware case law indicates that officers are generally assumed to have the same fiduciary duties as directors.

	Fibrek Shareholder Rights	Resolute Stockholder Rights
Indemnification of Officers and Directors

Under the CBCA, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation’s request as a director or officer or an individual acting in a similar capacity of another entity (whom we refer to in this document as an “indemnifiable person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the indemnifiable person in any civil, criminal, administrative, investigative or other proceeding in which the person is involved because of that association, if:

•       the person acted honestly and in good faith with a view to the best interests of the corporation or other entity, and

•       in the case of a criminal or administrative action enforceable by a monetary penalty, the person had reasonable grounds for believing the person’s conduct was lawful.

A corporation may advance moneys to an indemnifiable person for the costs, charges and expenses of a proceeding provided that the indemnifiable person repays the moneys if he or she does not fulfill the above-mentioned requirements.

An indemnifiable person is also entitled to indemnity for reasonable defense costs and expenses if the person fulfills the above mentioned requirements and was not judged to have committed any fault or omitted to do anything the person ought to have done.

In the case of a derivative action, indemnity may be made only with court approval, if the indemnifiable person fulfills the above-mentioned requirements.

Under the CBCA, the corporation may purchase and maintain insurance for the benefit of any of the persons referred to above, against any liability incurred by such persons in (1) the person’s capacity as a director or officer of the corporation, or (2) the person’s capacity as a director or officer, or similar capacity, of another entity, if the person acts or acted in that capacity at the corporation’s request.

Delaware Law provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving with another corporation in that capacity at the corporation’s request against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement of actions, if:

•       the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation;

•       in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful; and

•       no indemnification is paid for judgments and settlements in actions by or in the right of the corporation.

A corporation may not indemnify a current or former director or officer of the corporation against expenses to the extent the person is adjudged to be liable to the corporation unless a court approves of the indemnity.

A corporation must indemnify such directors and officers to the extent they are successful on the merits or otherwise in defense of the action or matter at issue. In addition, Delaware Law allows for the advance payment of expenses prior to final disposition of an action, so long as, in the case of a current director or officer, the person undertakes to repay any amount advanced if it is later determined that the person is not entitled to indemnification.

Under Delaware Law, Resolute may also grant indemnities that are greater than or different from that provided for in the certificate of incorporation.

In addition, Resolute may purchase and maintain insurance against liability asserted against or incurred by any of the persons referred to above whether or not it would have the power to indemnify them against this liability under Delaware Law.

	Fibrek Shareholder Rights	Resolute Stockholder Rights
Resolute’s certificate of incorporation provides that in order to induce officers, directors, employees, or agents of Resolute to continue to serve as Resolute’s directors and officers (or at Resolute’s request the directors and officers of another corporation) such directors and officers will be indemnified and held harmless from any and all claims and liabilities to which they may be or may become subject to as a result of such position as director or officer. Resolute will reimburse each such person for all legal and other expenses reasonably incurred to the extent permitted under Delaware Law.

Limitations on Directors Liability	The CBCA does not permit any limitation of a director’s liability other than in connection with the adoption of a unanimous shareholder agreement (which is not the case for Fibrek, a public company) that restricts certain powers of the directors.

The Resolute certificate of incorporation provides that, to the full extent permitted under Delaware Law, a director of Resolute shall not be liable to Resolute or its stockholders for monetary damages for breach of fiduciary duty as a director.

Delaware Law provides that a corporation may limit the liability of directors such that they will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•       for any breach of their duty of loyalty to the corporation or its stockholders;

•       for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of Law;

•       under Section 174 of the DGCL relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•       for any transactions from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities Laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

	Fibrek Shareholder Rights	Resolute Stockholder Rights
Certain Anti-Takeover Provisions and Interested Shareholders

The CBCA does not contain a provision comparable to Delaware Law with respect to business combinations. However, rules or policies of certain Canadian securities regulatory authorities, including MI 61-101 in effect in the Provinces of Quebec and Ontario, contain requirements in connection with “related party transactions”. Under MI 61-101, a “related party transaction” means a transaction between a corporation whose securities are publicly traded or held by the public (the “issuer”) and a person that is a related party of the issuer at the time the transaction is agreed to, whether or not there are also other parties to the transaction, as a consequence of which, either through the transaction itself or together with connected transactions, the issuer directly or indirectly:

•       purchases or acquires an asset from the related party for valuable consideration;

•       purchases or acquires, as a joint actor with the related party, an asset from a third party if the proportion of the asset acquired by the issuer is less than the proportion of the consideration paid by the issuer;

•       sells, transfers or disposes of an asset to the related party;

•       sells, transfers or disposes of, as a joint actor with the related party, an asset to a third party if the proportion of the consideration received by the issuer is less than the proportion of the asset sold, transferred or disposed of by the issuer;

•       leases property to or from the related party;

•       acquires the related party, or combines with the related party, through an amalgamation, arrangement or otherwise, whether alone or with joint actors;

•       issues a security to the related party or subscribes for a security of the related party;

Section 203 of the DGCL prohibits a stockholder owning 15% or more of the outstanding voting shares of a Delaware corporation from engaging in Business Combinations (as defined in Section 203 to include, among other things, certain mergers, asset sales, as well as certain affiliate transactions, including those in which the 15% stockholder receives a disproportionate share of any financial benefits provided by the corporation) for a period of 3 years. The principal exceptions are as follows: (i) the Board of Directors approves a Business Combination or acquisition of 15% of the voting stock of the corporation calculated prior to the acquisition; (ii) a Business Combination is approved by the Board of Directors (even after the 15% stockholder became such) and is approved by 66 2/3% of the outstanding voting stock of the corporation that is not owned by the 15% stockholder; (iii) the stockholder acquired 85% or more of the outstanding voting stock of the corporation in the transaction in which the stockholder became a 15% stockholder. In calculating the number of shares outstanding for purposes of this exception, shares owned by directors who are also officers and by employee stock plans that do not provide for confidential tendering by participants shall be excluded; (iv) a Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required for, a merger, sale of assets or tender offer so long as such Business Combination with a person, who either was not an interested stockholder during the previous 3 years or who became interested with the board of directors’ approval, has been approved by a majority of the members of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of such directors; or (v) the corporation has “opted out” of Section 203 by certificate of incorporation or by-law amendment before the 15% stockholder became such.

Resolute has not opted out of Section 203.

Fibrek Shareholder Rights	Resolute Stockholder Rights

•       amends the terms of a security of the issuer if the security is beneficially owned, or is one over which control or direction is exercised, by the related party, or agrees to the amendment of the terms of a security of the related party if the security is beneficially owned by the issuer or is one over which the issuer exercises control or direction;

•       assumes or otherwise becomes subject to a liability of the related party;

•       borrows money from or lends money to the related party, or enters into a credit facility with the related party;

•       releases, cancels or forgives a debt or liability owed by the related party;

•       materially amends the terms of an outstanding debt or liability owed by or to the related party, or the terms of an outstanding credit facility with the related party; or

•       provides a guarantee or collateral security for a debt or liability of the related party, or materially amends the terms of the guarantee or security.

A “related party” of an entity means a person, other than a person that is solely a bona fide lender, that, at the relevant time and after reasonable inquiry, is known by the entity or a director or senior officer of the entity to be:

•       a control person of the entity;

•       a person of which a person referred to in the preceding item is a control person;

•       a person of which the entity is a control person;

Fibrek Shareholder Rights	Resolute Stockholder Rights

•       a person that has (i) beneficial ownership of, or control or direction over, directly or indirectly, or (ii) a combination of beneficial ownership of, and control or direction over, directly or indirectly, securities of the entity carrying more than 10% of the voting rights attached to all the entity’s outstanding voting securities;

•       a director or senior officer of (i) the entity, or (ii) a person described in any other paragraph of this definition, a person that manages or directs, to any substantial degree, the affairs or operations of the entity under an agreement, arrangement or understanding between the person and the entity, including the general partner of an entity that is a limited partnership, but excluding a person acting under bankruptcy or insolvency Laws;

•       a person of which persons described in any paragraph of this definition beneficially own, in the aggregate, more than 50% of the securities of any outstanding class of equity securities; or

•       an affiliated entity of any person described in any other paragraph of this definition.

MI 61-101 requires more detailed disclosure in the proxy materials sent to securityholders in connection with a related party transaction, and, subject to certain exceptions, the preparation of a formal valuation with respect to the subject matter of the related party transaction and any non-cash consideration offered and the inclusion of a summary of the valuation in the proxy material. MI 61-101 also requires that, subject to certain exceptions, an issuer will not engage in a related party transaction unless approval of a majority of the disinterested shareholders of Fibrek for the related party transaction is obtained.

APPENDIX B – OUR DIRECTORS AND EXECUTIVE OFFICERS

1.	Directors and Executive Officers of Resolute

The name, age, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Resolute are set forth below. Other than Messrs. Evans and Wilkins, who are citizens of the U.S., each director and executive officer listed below is a citizen of Canada. Mr. Vachon is a citizen of Canada and the U.S. Unless otherwise indicated below, the business address of each person is c/o Resolute Forest Products, 111 Duke Street, Suite 5000, Montréal, Quebec, Canada H3C 2M1. In the past five years, to the best knowledge of the Offerors, none of the persons listed in this Appendix A or persons holding more than 10% of any class of equity securities of either Offeror (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such officer, director or person from future violations of, or prohibiting activities subject to, U.S. federal or U.S. state securities Laws, or a finding of any violation of U.S. federal or state securities Laws.

Directors (Including Executive Officers Who Are Directors) (as of December 15, 2011)

Richard B. Evans	Age:	64

	Director since:	2007

	Resolute Board Committees:	Ad hoc member of each committee.

	Recent business experience:	Mr. Evans served on Bowater’s board from 2003 through the combination of Abitibi-Consolidated Inc. and Bowater into Resolute and has been Resolute’s chair since February 2009. On November 18, 2011, he was named interim chairman and CEO of Constellium (formerly Alcan Engineered Products). He was president and chief executive officer of Alcan Inc. from 2006 until its merger with Rio Tinto Aluminum in October 2007. He then served as executive director of Rio Tinto PLC and Rio Tinto Ltd. from 2007 through 2009. From October 2005 to March 2006, he was chief operating officer of Alcan Inc. and from 1997 to October 2005, he held several executive positions with that company, including executive vice president for aluminum fabrication, Europe, executive vice president for fabricated products, North America and president of Alcan Aluminum Corporation. Mr. Evans is the former chairman of the International Aluminum Institute. He also serves on the board of CGI Inc. (NYSE; Toronto Stock Exchange) and Noranda Aluminum Holding Corporation (NYSE).

Richard D. Falconer	Age: Director since: Resolute Board Committees: Recent business experience:

66

2010

Chairman of Finance Committee; Audit Committee; Environmental, Health and Safety Committee.

Mr. Falconer has served on Resolute’s board since the Emergence Date. He was vice chairman and managing director of CIBC World Markets Inc. until he retired in 2010. He joined Wood Gundy (now a division of CIBC World Markets Inc.) in 1970; his previous roles include financial analyst, director of research and co-head of investment banking. He has experience advising companies in the forest products industry. Mr. Falconer is a board member of the Bridgepoint Health Foundation and chair of their Campaign Cabinet Committee. He serves on no other public company board of directors.

Richard Garneau	Age: Director since: Resolute Board Committees: Recent business experience:

64

2010

Environmental, Health and Safety Committee.

Mr. Garneau has served on Resolute’s board since June 2010 and has been our president and chief executive officer since January 1, 2011. He served as president and chief executive officer of Catalyst Paper Corporation from 2007 through 2010 and as vice president of pulp and paper operations with Domtar Inc. from 2005 through 2007. He also held a variety of roles at Norampac, Copernic.com, Future Electronics, St. Laurent Paperboard, Finlay Forest Industries and Donohue Inc. He serves on no other public company board of directors.

Jeffrey A. Hearn	Age: Director since: Resolute Board Committees: Principal Recent business experience:

60

2010

Chairman of the Environmental, Health and Safety Committee; Human Resources and Compensation/Nominating and Governance Committee.

Mr. Hearn has served on Resolute’s board since the Emergence Date. He retired from International Paper in April 2009, where he served as vice president and project executive and previously held various other general business management and technology management positions in the U.S. and Brazil. Prior to his return to the U.S. with International Paper, Mr. Hearn was president and chief executive officer of Weldwood of Canada from 2000 to 2002. Mr. Hearn has also served as chair of the Paperboard Mfg. and Converting Section of the American Forest Products Association and former vice-chair of the Forest Products Association of Canada. He was also Industry CEO representative for the B.C. Forest Products Forest Practices Reform Initiative. He serves on no other public company board of directors.

Alain Rhéaume	Age: Director since: Resolute Board Committees: Recent business experience:

60

2010

Chairman of the Audit Committee; Finance Committee.

Mr. Rhéaume has served on Resolute’s board since the Emergence Date. He is founder and a managing partner at Trio Capital Inc. Before then he was executive vice president and president of Fido, a subsidiary of Rogers Wireless Communications Inc., a role he assumed when Microcell Telecommunications Inc. was acquired by Rogers. Mr. Rhéaume was president and chief operating officer and previously served as chief financial officer of Microcell. Previously, Mr. Rhéaume was associate deputy minister of finance from 1987 to 1992 and deputy minister of finance from 1992 to 1996 in the provincial government of Quebec. He currently serves as a director of the Canadian Public Accountability Board, the Canadian Investors Protection Fund and Boralex Inc. (Toronto Stock Exchange). He has served in the last five years on the boards of ACS Income Trust Fund (Toronto Stock Exchange; no longer a public company), Quebecor World Inc. (NYSE, Toronto Stock Exchange; no longer a public company), Diagnocure Inc. (Toronto Stock Exchange), Kangaroo Media Inc. (Toronto Stock Exchange Venture Exchange; no longer a public company) and other private companies.

Paul C. Rivett	Age: Director since: Resolute Board Committees:	44 2008 Finance Committee; Chairman of the Human Resources and Compensation/Nominating and Governance Committee.

	Recent business experience:	Mr. Rivett has served on the Resolute’s board since April 2008. He has been vice president and chief legal officer of Fairfax Financial Holdings Limited since 2004 and also serves as vice president and chief operating officer of Hamblin Watsa Investment Counsel Ltd., a wholly-owned subsidiary of Fairfax. Mr. Rivett was an attorney at Shearman & Sterling LLP in Toronto, Canada, before joining Fairfax in 2004. Mr. Rivett serves on the boards of Mega Brands Inc. (Toronto Stock Exchange) and The Brick Group Income Fund (Toronto Stock Exchange).

Michael S. Rousseau	Age: Director since: Resolute Board Committees: Recent business experience:

53

2010

Audit Committee; Finance Committee.

Mr. Rousseau has served on the Resolute’s board since the Emergence Date. He has been executive vice president and chief financial officer of Air Canada since October 2007. He served as president of Hudson’s Bay Company from 2006 to 2007, and as executive vice president and chief financial officer from 2001 to 2006. Prior to joining Hudson’s Bay Company in 2001, he held senior executive financial positions at other large international corporations, including Moore Corporation in Chicago, Silcorp Limited and the UCS Group (a division of Imasco Limited). Mr. Rousseau currently serves on the board of EnerCare Inc. (Toronto Stock Exchange) and served as a trustee of Golf Town Income Fund (Toronto Stock Exchange) in the last five years.

David H. Wilkins	Age: Director since: Resolute Board Committees:	65 2010 Environmental, Health and Safety Committee; Human Resources and Compensation/Nominating and Governance Committee.

	Recent business experience:	Ambassador Wilkins has served on the Resolute’s board since the Emergence Date. He was nominated by President George W. Bush as United States ambassador to Canada in 2005, a position he held until January 20, 2009. Before this appointment, he practiced law for 34 years in Greenville, South Carolina, and has extensive experience in civil litigation and appellate practice. He was elected to the South Carolina House of Representatives in 1980 and served 25 years, culminating in his service as speaker of the House. He is currently a partner at Nelson Mullins Riley & Scarborough LLP and chairs the Public Policy and International Law practice group. He is also former mayor of Greenville, South Carolina. He serves on no other public company board of directors, but serves on other private company boards.

Executive Officers Who are Not Directors (as of December 15, 2011)

Alain Boivin	Age: Recent business experience:

61

Mr. Boivin joined Resolute in March 2011 as senior vice president, pulp and paper operations. Before then, he served as vice president of mill operations, central region, at Smurfit-Stone Container Corporation since 2000.

Pierre Laberge	Age: Recent business experience:

55

Mr. Laberge joined a Resolute predecessor in 1988, and has served as senor vice president, human resources and public affairs since June 2011. Before then, he was vice president, human resources, for Resolute’s Canadian operations.

John Lafave	Age: Recent business experience:

46

Mr. Lafave has been with Resolute and its predecessor since 2004 and has served as senior vice president, pulp and paper sales and marketing since January 2011. He served as vice president sales, national accounts since 2004.

Yves Laflamme	Age: Recent business experience:

55

Mr. Laflamme has been an executive officer with Resolute since its formation in 2007 and currently serves as senior vice president, wood products, global supply chain and information technology. He served as senior vice president, wood products, for Resolute from October 2007 to January 2011 and as senior vice president, woodlands and sawmills, with Abitibi-Consolidated Inc. from 2006 to October 2007.

Jo-Ann Longworth	Age: Recent business experience:

50

Ms. Longworth joined Resolute as special advisor to the president and CEO, focusing on special mandates, on July 4, 2011, and was named senior vice president and chief financial officer as of September 1, 2011. She served from 2008 to 2010 as senior vice president and chief accounting officer with World Color Inc. (formerly Quebecor World Inc.), a public printing and related services company, and helped transition the company to Quad/Graphics Inc. after their acquisition of World Color; as chief financial officer with Skyservice Inc., a private corporate aircraft and air ambulance services provider, from 2007 to 2008; and as vice president and controller with Novelis, Inc. in Atlanta, a large U.S. multinational aluminum rolling company that was spun off from Alcan Inc., from 2005 to 2006. Ms. Longworth is a chartered accountant.

Jacques P. Vachon	Age: Recent business experience:

51

Mr. Vachon has served as senior vice president, legal affairs, and chief legal officer since January 2011 and served as senior vice president, corporate affairs and chief legal officer since Resolute’s formation in October 2007. He previously was senior vice president, corporate affairs and secretary of Abitibi-Consolidated Inc. from 1997 to October 2007.

2.	Directors and Executive Officers of RFP Acquisition

The name, age, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of RFP Acquisition are set forth below. Each director and executive officer listed below is a citizen of Canada. Mr. Vachon is also a citizen of the U.S. The business address of each person is c/o RFP Acquisition Inc., 111 Duke Street, Suite 5000, Montréal, Quebec, Canada H3B 5H2.

Directors (as of December 15, 2011)

The directors of RFP Acquisition are Richard Garneau, Jo-Ann Longworth and Jacques Vachon. The name, age, present principal occupation or employment and five-year employment history of each of the directors of RFP Acquisition are set forth above in Section 1 of this Appendix B.

Executive Officers (as of December 15, 2011)

The executive officers of RFP Acquisition are Richard Garneau, Jo-Ann Longworth and Jacques P. Vachon. The name, age, present principal occupation or employment and five-year employment history of each of the executive officers of RFP Acquisition are set forth above in Section 1 of this Appendix B.

THE DEPOSITARY FOR THE OFFER IS:

The office of the Depositary is:

Canadian Stock Transfer Company Inc.

acting in its capacity as administrative agent for CIBC Mellon Trust Company,

By Hand or Courier

320 Bay Street, Basement Level (B1 Level)

Toronto, ON M5H 4A6

By Mail

P.O. Box 1036

Adelaide Street Postal Station

Toronto, ON M5C 2K4

Inquiries

Local: (416) 682-3860

Toll Free (North America): 1-800-387-0825

E-mail: inquiries@canstockta.com

THE DEALER MANAGER FOR THE OFFER IN CANADA IS:

BMO Nesbitt Burns Inc.

100 King Street West

Toronto, Ontario

M5X 1H3

Local: (416) 359-4306

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION

AGENT:

North American Toll Free Number: 1-866-598-0048

Email: askus@georgeson.com

PART II

Item 20.	Indemnification of Directors and Officers.

Delaware Law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (1) any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of Law, (3) liability under Section 174 of the Delaware General Corporation Law for unlawful payment of dividends or stock purchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit. Resolute’s third amended and restated certificate of incorporation provides that no Resolute director shall be personally liable to Resolute or Resolute’s stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such an exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law.

Under Delaware Law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the Board of Directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware Law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by Resolute’s third amended and restated certificate of incorporation or by-laws, a vote of stockholders or disinterested directors, agreement or otherwise.

Under the Delaware General Corporation Law, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

Resolute’s third amended and restated certificate of incorporation and by-laws provide for the indemnification and advancement of expenses to the fullest extent permitted by Law of any individual made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Resolute or is or was a director or officer of Resolute serving any other enterprise at the request of Resolute. However, Resolute will not indemnify a director or officer who commences any proceeding (except for proceedings to enforce rights of indemnification), unless the commencement of that proceeding was authorized or consented to by the Resolute Board of Directors.

Item 21.	Exhibits.

(a)	The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated by reference.

(b)	None.

(c)	None.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montréal, Province of Quebec, on this 15th day of December, 2011.

ABITIBIBOWATER INC.

By:	/s/ Richard Garneau
Name: Richard Garneau Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the following capacities and on this 15th day of December 2011.

Signature	Title

/s/ Richard Garneau Richard Garneau	President and Chief Executive Officer (Principal Executive Officer) and Director

/s/ Jo-Ann Longworth Jo-Ann Longworth	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Silvana Travaglini Silvana Travaglini	Vice President and Chief Accounting Officer (Principal Accounting Officer)

* Richard B. Evans	Director

* Richard D. Falconer	Director

* Jeffrey A. Hearn	Director

* Alain Rhéaume	Director

Paul C. Rivett	Director

* Michael S. Rousseau	Director

* David H. Wilkins	Director

*	Richard Garneau, by signing his name hereto, does sign this document on behalf of the persons indicated above pursuant to powers of attorney duly executed by such persons that are filed herewith as Exhibit 24.

By:	/s/ Richard Garneau
Richard Garneau, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
3.1	Third Amended and Restated Certificate of Incorporation of Resolute, incorporated herein by reference from Exhibit 3(i) to Resolute’s Form 8-A filed on December 9, 2010.

3.2	Third Amended and Restated By-Laws of Resolute, incorporated herein by reference from Exhibit 3(ii) to Resolute’s Form 8-A filed on December 9, 2010.

5.1	Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding the legality of the securities issued.

8.1	Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding U.S. tax matters.

8.2	Form of Opinion of Norton Rose OR LLP regarding Canadian tax matters.

10.1	Lock-up Agreement between AbitibiBowater Inc. and Fairfax Financial Holdings Limited, dated as of November 28, 2011, incorporated herein by reference from Exhibit 10.1 to Resolute’s Form 8-K filed on November 29, 2011.

10.2	Lock-up Agreement between AbitibiBowater Inc. and Oakmont Capital Inc., dated as of November 28, 2011, incorporated herein by reference from Exhibit 10.1 to Resolute’s Form 8-K filed on November 29, 2011.

10.3	Lock-up Agreement between AbitibiBowater Inc. and Dalal Street, LLC, dated as of November 28, 2011, incorporated herein by reference from Exhibit 10.1 to Resolute’s Form 8-K filed on November 29, 2011.

21	List of subsidiaries of Resolute, incorporated by reference from Exhibit 21.1 to Resolute’s 2010 Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on April 5, 2011.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).

23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 8.1).

23.4	Consent of Norton Rose OR LLP (included in Exhibit 8.2).

24	Power of Attorney.

99.1	Form of Letter of Transmittal and Election Form.

99.2	Form of Notice of Guaranteed Delivery.